Filed with the Securities and Exchange Commission on July 22, 2016

File No. 333-204005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment Number 1 to

Post-Effective Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL FUTURE CITY HOLDING INC.

Nevada	2834	98-0360989
(State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 Park Plaza, Suite 400

Irvine, CA 92614

(949) 769-3550

(Address, including zip code, and telephone number, including area code, of registrant’s principle executive offices)

Michael R. Dunn

Chief Financial Officer

2 Park Plaza, Suite 400

Irvine, CA 92614

(949) 769-3550

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to: Lawrence Horwitz, Esq.

Horwitz + Armstrong, A Professional Law Corporation

14 Orchard, Suite 200

Lake Forest, CA 92630

(949) 540-6540

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-204005) (the “Registration Statement”), is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, which became effective on July 6, 2015, to incorporate information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, that was filed with the SEC on April 13, 2016, information contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, that was filed with the SEC on May 16, 2016, and certain changes in circumstances involving the development and utilization of GX Coin. The Registration Statement registered the offer and sale of 10,000,000 shares of our common stock, par value $0.001 (the “Common Stock”) at a per share offering price of $3.50. As of July 22, 2016, 807,557 shares of Common Stock have been sold under this prospectus. This Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement is being filed to maintain the registration of 9,192,443 shares of our Common Stock. All securities offered hereby are being offered on a delayed or continuous basis. We are not registering any additional securities under this Amendment No. 1 to Post-Effective Amendment No. 3. All filing fees payable in connection with the registration of these securities was previously paid by us in connection with the filing of the Registration Statement.

The information in this prospectus (this “Prospectus”) may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2016

PROSPECTUS

10,000,000 Shares of Common Stock

$3.50 per share

GLOBAL FUTURE CITY HOLDING INC.

This prospectus relates to the public offering of up to 10,000,000 shares of common stock of Global Future City Holding Inc. (“the Company”, “we,” “our” and “us”) including 10,000,000 shares offered by us on a best efforts basis (the “Offering”).

In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

This Offering will commence on the date the registration statement is declared effective by the SEC and will conclude upon the earlier of: (i) the date the Offering is fully-subscribed; (ii) 180 days after effective date of the registration statement; or (iii) upon a date determined by the board of directors. The Company, in its sole discretion, may extend the offering for an additional 90 days. The shares offered by the Company are offered on self-underwritten basis which means our officers, directors and employees will sell the shares in reliance on the broker-dealer registration safe harbor provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus will permit our officers, directors and employees to sell shares directly to the public. No commission or other compensation related to the sale of the shares offered by the Company will be paid to the officers and directors. The Company does, however, reserve the right to engage registered broker-dealers to assist with this Offering.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” for certain risks you should consider before purchasing any shares in this Offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

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SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including “Risk Factors”, the financial statements, and the notes to the financial statements. Unless otherwise indicated or the context otherwise requires, references in the prospectus to “Company”, ”we,” “us,” and “our” or similar terms are to be GLOBAL FUTURE CITY HOLDING INC.

The Company

GLOBAL FUTURE CITY HOLDING INC., formerly FITT Highway Products, Inc., is a Nevada corporation.

Corporate History

Our Company was incorporated in the State of Nevada on October 12, 2000 under the name Cogen Systems, Inc. We changed our name to Snocone Systems, Inc. on December 6, 2001. On April 1, 2005, Snocone Systems, Inc. and its wholly-owned subsidiary, WYD Acquisition Corp., a California corporation (the “Merger Sub”), merged with Who’s Your Daddy, Inc. (“WYD”), an unrelated, privately held California corporation, whereby the Merger Sub merged with and into WYD. After the merger, WYD continued its corporate existence as a direct, wholly-owned subsidiary of Snocone Systems, Inc. under the laws of the State of California. On April 13, 2005, the Company changed its name to Who’s Your Daddy, Inc. and, effective June 1, 2010, the Company changed its name to FITT Highway Products, Inc. Effective October 29, 2013, the Company merged with F.I.T.T. Energy Products, Inc. (“FITT”) whereby FITT merged into the Company, with the Company being the surviving entity. Effective October 29, 2014 the name of our Company was changed to Global Future City Holding Inc. and our trading symbol changed from “FHWY” to “FTCY.”

Acquisitions and Agreements

We entered into the following agreements that helped pave and shape our business in its current direction.

Sky Rover Stock Purchase Agreement

On April 17, 2015, we completed the closing of a Stock Purchase Agreement (the “SPA”) with Sky Rover Holdings, Ltd., a corporation formed under the laws of the Republic of Seychelles (“Sky Rover”). Under the SPA, certain unaffiliated parties (collectively, the “Acquiring Shareholders”) cumulatively acquired approximately 87.3% of the outstanding shares of stock of our Company in exchange for our receipt of $400,000 in cash and the contribution of 4,000,000 E-Gold crypto-assets (“EGD”) to our then wholly-owned subsidiary, Global Modern Enterprise Limited, a Hong Kong entity (the “EGD Subsidiary”). In connection with the closing of the SPA, Mr. Lei Pei, an officer of Sky Rover, purchased 6,000,000 newly-issued shares of our common stock for $3,000,000 cash in a separate transaction that closed on March 30, 2015, which was meant to provide working capital for our business. Additionally, Mr. Pei, provided the initial down payment of $150,000 for the acquisition of Global Future City Regional Center, LLC (f/k/a Powerdyne Regional Center, LLC) which is described below. On August 17, 2015, Mr. Pei, resigned from the Company as its Chief Executive Officer, Chief Financial Officer and Chairman, and sold the 6,000,000 shares he owned in the Company in a private transaction.

In connection with the share purchase by Sky Rover, we intended to offer EGD in connection with a reward program (“Rewarded EGD”). We attempted to gain additional assurance that any sale or use of the EGD was in compliance with existing securities regulations, and on February 10, 2015, we filed a Request for No-Action relief (the “No-Action Request”) with the Securities and Exchange Commission (“SEC”) to obtain clarification that the SEC would not recommend enforcement action against us and our related subsidiaries regarding our use of the EGD. However, we were not able to obtain any such assurance or clarification, and the Company spun-off its EGD-related holdings on October 2, 2015 (as further explained below), and withdrew the No-Action Request on October 8, 2015.

GX-Life Share Exchange Agreement

On October 2, 2015, we completed a Share Exchange Agreement with GX-Life Global, Inc. (“GX-Life”), whereby we spun-off 100% of our ownership interest in the EGD Subsidiary (including the 4,000,000 EGD received under the SPA) in exchange for 100% of the outstanding common stock of GX-Life, a private company owned primarily by our CEO, Ning Liu, and our COO/CFO, Michael Dunn. GX-Life has developed a platform to support direct-selling opportunities throughout the world (the “GX-Life Direct Selling Program”).

In a related transaction, on October 2, 2015, the former shareholders of GX-Life sold all of their interests in the EGD Subsidiary to the Acquiring Shareholders in the Sky Rover SPA in exchange for 21,280,000 shares of our Company’s common stock previously acquired in the Sky Rover SPA. Collectively, these two transactions are referred to as the “GX-Life Transactions”. As a result of the GX-Life Transactions, much of the Sky Rover SPA has been effectively unwound, as the Company (i) did not create three (3) of the four (4) subsidiaries it had intended to create under the Amended SPA, (ii) did not receive the IP Technology that was intended to calculate Rewarded EGD, and (iii) no longer owns or controls the EGD Subsidiary or the 4,000,000 EGD crypto-assets it received under the Sky Rover SPA. Furthermore, of the four (4) entities that received shares in the Company (Future Continental Limited, Discover Future Limited, Global Future Development Limited, and Master Power Holdings Group), only Master Power Holdings Group retained the 9,120,000 shares it received under the Sky Rover SPA.

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The GX-Life Transactions effected a change in control of our Company, as the former shareholders of GX-Life acquired 21,280,000 shares of our common stock representing an aggregate voting power of 44.7%. Individually, following the GX-Life Transactions, (i) Michael Dunn holds a total of 24.1% of the voting power of our common stock, (ii) Ning Liu holds a total of 2.6% of the voting power of our common stock, and (iii) Tomoe Masuya holds a total of 32.9% of the voting power of our common stock. The former shareholders of GX-Life are all unaffiliated from one another and disclaim status as a "group" as defined by SEC Rules under Section 13(d) of the Exchange Act.

As described above, we had previously intended to market EGD in connection with a reward program. GX-Life believes that incorporating a crypto-asset other than EGD into a reward program would be important to GX-Life’s success. As a result, on October 21, 2015, GX-Life entered into a subscription agreement (the “Subscription Agreement”) with Great Coin, Inc., a Nevada corporation (“Great Coin”), a company co-owned by our CEO, Ning Liu, and COO/CFO, Michael Dunn. Great Coin is a technology development company that focuses on the development of “GX Coins”, a cryptocurrency that functions as a store of value and medium of exchange, and the associated online cryptocurrency platform (the “GX Coin Platform”). Great Coin intends for GX Coins, as a cryptocurrency, to be tradable on the GX Coin Platform that is open to the public, and the ownership and transfer of GX Coins is intended to be recorded on an encrypted, distributed ledger system that is based on blockchain technology developed and made available by Ethereum Foundation, a Switzerland company (“Ethereum”). The software utilized by Ethereum to record GX Coin transactions on the GX Coin Platform is developed by third parties that are beyond the control of the Company, its subsidiaries, or Great Coin, and may contain material defects and vulnerabilities. In the event that Ethereum or its software changes, becomes obsolete, gets regulated adversely in one more jurisdictions, does not meet the expectations of its users, or suffers a breach in security, such event may have an adverse effect on the value of GX Coin and thereby our business (See Risk Factors).

Great Coin has created seventy-five million (75,000,000) GX Coins using 256-bit encryption, and Great Coin has stated that seventy-five million (75,000,000) is the maximum number of GX Coins that will be created. To incorporate GX Coins into GX-Life's new business model, GX-Life originally agreed to purchase 5,000,000 GX Coins, at a price of $0.50 per GX Coin, for a total price of $2,500,000. In October 2015, GX-Life paid Great Coin $350,000 for 700,000 GX Coins under the Subscription Agreement. However, while Great Coin retained the $350,000 that was paid, the GX Coins were never delivered to GX-Life. Instead, the Subscription Agreement was superseded and replaced on February 17, 2016 by a Software License and Services Agreement between GX-Life and Great Coin, as amended on June 30, 2016 (the “Access and Services Agreement”). Under the Access and Services Agreement, GX-Life agreed to pay an upfront fee of $350,000 which was deemed paid by GX-Life's previous payment made to Great Coin in October 2015, and the remaining obligations under the Subscription Agreement were canceled. Under the Access and Services Agreement, Great Coin has agreed to make available and manage the GX Coin Platform, in connection with which members ("GX-Life Members") of GX-Life's consumer products sales program (the "GX-Life Global Compensation Plan") will be able to receive their commissions (defined below) in the form of either a debit card, Automated Clearing House ("ACH") deposit, or GX Coins. The GX Coin Platform will also allow GX-Life Members to sell GX Coins to other users of the GX Coin Platform, including the public and other GX-Life Members. The GX Coin Platform is further discussed below under the heading “GX-Life and 'GX Coin'”.

Acquisition of Global Future City Regional Center, LLC (formerly, Powerdyne Regional Center, LLC)

On March 26, 2015, we purchased 100% of the membership interest of Global Future City Regional Center, LLC, formerly known as Powerdyne Regional Center, LLC, (“Powerdyne” or “Regional Center”) which is an EB-5 Regional Center designated by the U.S. Citizen and Immigration Service (“USCIS”) as eligible to receive immigrant investor capital to promote economic growth, improve regional productivity, create jobs, and increase domestic capital investment. Our investment in the Regional Center potentially allows us to expand our business scope to qualified development projects, (such as real estate development projects) and we intend to raise funding for such projects through the Regional Center.

The purchase price for Powerdyne was $250,000, of which $200,000 has been paid as of December 31, 2015. The remaining balance of $50,000 has been paid as of the date of this filing. As explained further below, $150,000 of the $250,000 purchase price was contributed by our former CEO, Lei Pei.

Company Information

GLOBAL FUTURE CITY HOLDING INC. executive offices are located at 2 Park Plaza, Suite 400, Irvine, CA 92614. Our telephone number is: (949) 769-3550.

Summary of Current Business

We are a holding company focused in the areas of (i) consumer product sales through the GX-Life Direct-Selling Program that offers GX-Life products, and (ii) EB-5 investments for foreign investors who are interested in acquiring lawful permanent residence in the United States.

For a more detailed description see “Description of Business.”

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THE OFFERING

Issuer:	GLOBAL FUTURE CITY HOLDING INC.

Common stock offered by us:	10,000,000 shares.

Common stock outstanding before the offering:	47,533,029 shares.

Common stock to be outstanding after the offering:	57,533,029 shares, assuming all the shares offered hereby are sold.

Use of proceeds:	We expect to receive net proceeds from this Offering of approximately $35,000,000, assuming an offering price of $3.50 per share, as set forth on the cover page of this prospectus, assuming all the shares offered hereby are sold.

We intend to apply the net proceeds of the Offering toward: (i) working capital and (ii) expanding our business plan. For a complete discussion please see “Use of Proceeds.”

Dividend policy:	We have not declared or paid any dividends on our common stock since our inception, and do not anticipate any such dividends in the foreseeable future.

Market for Common Stock:	Our common stock is presently quoted on the OTC Market Group’s OTCQB tier under the symbol “FTCY.” On July 21, 2016, the closing bid price on the OTCQB tier for our common stock was $1.70.

Risk factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors”, and other information set forth in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition, and results of operations could be materially adversely affected. In such case, the value and trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR COMPANY, BUSINESS AND INDUSTRY

Risks Related to the EB-5 Program operated by our subsidiary, Powerdyne

Limited Operating History in EB-5 Program.

The EB-5 Program operated by Powerdyne is start-up in nature, and as such, Powerdyne has limited operating history on which to base an evaluation of its business and prospects. Currently, no viable EB-5 projects have been identified. There are currently zero (0) investors enrolled in Powerdyne’s EB-5 Program. In light of Powerdyne’s limited operating history, its prospects should be considered in light of the risks that can be encountered by companies in their early stages of development. No assurance can be given that Powerdyne’s operations will operate at a profit.

Risks of Governmental Regulation.

Powerdyne’s operations will be subject, both directly and indirectly, to federal, state, and local governmental regulation. It is possible that (i) the enactment of new laws, (ii) changes in the interpretation or enforcement of applicable codes, rules and regulations, or (iii) enforcement action against other EB-5 businesses by governmental agencies may have a substantial adverse effect on the operations and/or Powerdyne’s value. No assurance can be given that any of the regulations or controls which presently affect Powerdyne will not be changed, and it has no control over the possibility of any such change.

The EB-5 Program is a U.S. government program that is highly regulated and requires frequent interaction between Powerdyne’s management and government officials.

The EB-5 Program was created in 1990 by the U.S. Congress, which has accorded broad regulatory powers to the Department of Homeland Security and in particular to the USCIS in administering the EB-5 Program. The regional center pilot program was first created in 1992. Any changes to a regional center’s scope including geographic area, industry, economic methodology or any other type of material deviation from the original designation application require the filing of an amendment application with USCIS. While management will strive to coordinate with USCIS to achieve its investors’ immigration goals, there can be no assurance that USCIS employees will take a consistent position as to many of the issues arising under the EB-5 Program, and there can be no assurance that USCIS regulations, precedent case law and policies will not change in the future, and that Powerdyne will not be required to substantially change its investment policies in the future.

The EB-5 Program and other immigration laws can be discontinued or changed at any time and may adversely affect the EB-5 immigrant investor.

The U.S. Congress and/or other government agencies may discontinue or change some provisions of the entire EB-5 Program.

Powerdyne could have its designation terminated by the USCIS.

The USCIS may terminate the designation of Powerdyne at any time if it determines that it is no longer promoting job creation or the kind of local economic development for which it was initially certified to perform, if it determines Powerdyne is non-compliant with the immigration regulations or if it determines that it has engaged in fraud or misrepresentation.

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The failure of the EB-5 investor to obtain a Visa following the Regional Center investment may cause problems to the Company’s business and reputation and open the Company up to litigation.

After investing with the EB-5 Regional Center, there is the risk that a specific project does not qualify an investor for the EB-5 Visa. The I-829 application may be denied. There are several possible reasons for the denial of the application:

•	The investor’s capital was not fully invested thereby failing to meet the investor’s minimum capital requirements of the EB-5;

•	Material changes were made in the course of the investment which were inconsistent with the job plan submitted with the application;

•	Jobs were not created as outlined in the economic impact analysis or within the period of time outlined in the business plan submitted with the application;

•	Insufficient job creation;

•	Jobs were created outside of a “Targeted Employment Area” as defined in the economic impact analysis; or

•	Other factors related to the history, background or personal situation of the specific investor unrelated to the Regional Center’s implementation of the EB-5 program.

Each of the above factors, if not carefully monitored by the Company’s Regional Center, could result in the denial of an investor’s EB-5 visa application. The denial exposes the Company to litigation risks and could have a long-term impact on the viability, reputation and ultimate success of the Company’s business.

Certain investment projects operated by the Company’s Regional Center could be unsuccessful, go into bankruptcy or fail to become fully operational resulting in a loss of the Investor’s principal which may cause problems to the Company’s business and reputation and open the Company up to litigation.

Even if an investor successfully obtains an EB-5 Visa in this process, there is still investment risk associated with the EB-5 Program. Each investor contributes a significant amount of capital that is deployed by the Regional Center into various qualified development projects, including real estate projects and business investments. The inherent risk of an investment of this nature may result in investor’s capital not being returned, either in part or in full. There are several possible reasons for a failure to return investor capital:

•	The Regional Center project files for bankruptcy;

•	The project does not become fully operational thereby failing to generate sufficient return on capital to return principal to investors;

•	The project’s ultimate assets has a much lower market value than principal invested;

•	Insufficient revenue and inability to refinance may result in low capital reserves necessary to repay investors;

•	Competing projects with more experience and capital resources affect the viability of the Regional Center’s project (which is limited to a specific geographic region and thereby unable to relocate away from said competition); or

•	Market trends result in lower market demand for project.

Each of the above factors, if not carefully monitored by the Company, could result in the failure of the Regional Center’s projects. The failure of the investment, as with any business enterprise, exposes the Company to litigation risks and could have a long-term impact on the viability, reputation and ultimate success of the Company’s business.

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We are exposed to the risks resulting from real estate ownership, which could increase our costs, reduce our profitability and limit our ability to respond to market conditions.

Much of the EB-5 Program’s principal assets will consist of real property. The Regional Center’s real estate ownership subjects the Company to additional risks not applicable to GX-Life's direct-selling business, including:

•	the illiquid nature of real estate coupled with the need for any real estate investment to qualify for EB-5 treatment, which limits our ability to promptly sell one or more of the real estate properties in our portfolio in response to changing financial conditions;

•	adverse changes in economic and market conditions;

•	real estate, insurance, zoning, tax, environmental and eminent domain laws, including the condemnation of our properties;

•	fluctuations in real estate values or potential impairments in the value of our assets;

•	the ongoing need for capital improvements and expenditures to maintain, renovate or upgrade our properties;

•	risks associated with mortgage debt, including the possibility of default, fluctuating interest rate levels and the availability of replacement financing;

•	risks associated with the possibility that expense increases will outpace revenue increases and that in the event of an economic downturn, the high proportion of fixed expenses among our costs will make it difficult to reduce our expenses to the extent required to offset declining revenues;

•	changes in laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance; and

•	events beyond our control, such as war, terrorist attacks and force majeure events, including earthquakes, tornados, hurricanes, fires or floods.

Economic and other conditions may materially adversely affect the valuation of our real estate properties resulting in impairment that could have a material adverse effect on our business, results of operations and earnings.

The Regional Center’s EB-5 program will likely hold goodwill, intangible assets and a significant amount of long-lived assets. We evaluate our tangible and intangible assets annually for impairment, or more frequently based on various triggers, including when a property has current or projected operating losses or when other material trends, contingencies or changes in circumstances indicate that a triggering event has occurred, such that an asset’s value may not be recoverable. During times of economic distress, declining demand and declining earnings often result in declining asset values. As a result, we have incurred and we may in the future incur impairment charges, which in the future could be material and adversely affect our results of operations and earnings. The resulting decline in the Regional Center’s EB-5 business may then have a substantial negative impact on the operating results of the Company as a whole which would likely result in a decrease of the Company’s stock price.

Risks Related to GX-Life Global

GX-Life’s failure to establish and maintain GX-Life Members for any reason could negatively impact sales of its products and could harm our financial condition and operating results.

GX-Life distributes its products to GX-Life Members, and GX-Life depends upon GX-Life Members directly for substantially all of its sales. GX-Life Members, including higher status level members, may voluntarily terminate their membership with GX-Life at any time. To increase our revenue, GX-Life must increase the number of, or the productivity of, GX-Life Members. Accordingly, our success depends in significant part upon GX-Life’s ability to recruit, retain and motivate a large base of GX-Life Members. The loss of a significant number of GX-Life Members for any reason could negatively impact sales of GX-Life’s products and could impair its ability to attract new GX-Life Members. GX-Life competes with other network marketing organizations to attract and retain members. GX-Life’s operating results could be harmed if its existing and new business opportunities and products do not generate sufficient interest to retain existing GX-Life Members and attract new GX-Life Members.

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Because GX-Life cannot exert the same level of influence or control over its independent GX-Life Members as it could were they GX-Life’s own employees, GX-Life Members could fail to comply with applicable law or its member policies and procedures, which could result in claims against the Company or GX-Life that could harm our financial condition and operating results.

GX-Life Members are independent contractors and, accordingly, GX-Life is not in a position to directly provide the same direction, motivation and oversight as it could if GX-Life Members were its own employees. As a result, there can be no assurance that GX-Life Members will participate in GX-Life’s marketing strategies or plans, accept its introduction of new products, or comply with its member policies and procedures.

Extensive federal, state and local laws regulate GX-Life’s business, products and GX-Life Direct-Selling Program. Because GX-Life has expanded into foreign countries, its policies and procedures for independent members differ due to the different legal requirements of each country in which GX-Life does business. While GX-Life has implemented member policies and procedures designed to govern member conduct and to protect the goodwill associated with GX-Life, it can be difficult to enforce these policies and procedures because their independent status. Violations by GX-Life Members of applicable law or of GX-Life’s policies and procedures in dealing with customers could reflect negatively on its products and operations and harm GX-Life’s business reputation. In addition, it is possible that a court could hold GX-Life civilly or criminally accountable based on vicarious liability because of the actions of GX-Life Members.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We will be subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints both domestically and abroad, and our failure or GX-Life Members’ failure to comply with these constraints could lead to the imposition of significant penalties or claims, which could harm our financial condition and operating results.

In both domestic and foreign markets, the formulation, manufacturing, packaging, labeling, distribution, advertising, importation, exportation, licensing, sale and storage of our products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and other similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions. There can be no assurance that we or GX-Life Members are in compliance with all of these regulations. Our failure or GX-Life Members’ failure to comply with these regulations or new regulations could disrupt GX-Life Members’ sale of our products, or lead to the imposition of significant penalties or claims and could negatively impact our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in significant loss of sales revenues.

Governmental regulations in countries where we plan to commence or expand operations may prevent or delay entry into those markets. In addition, our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into such markets. However, governmental regulations in our markets, both domestic and international, can delay or prevent the introduction, or require the reformulation or withdrawal, of certain of our products. Any such regulatory action, whether or not it results in a final determination adverse to us, could create negative publicity, with detrimental effects on the motivation and recruitment of GX-Life Members and, consequently, on sales.

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The GX-Life Direct-Selling Program could be found to not be in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business in these markets and harm our financial condition and operating results.

The GX-Life Direct-Selling Program is subject to a number of federal and state regulations administered by the FTC and various federal and state agencies in the United States as well as regulations on direct selling in foreign markets administered by foreign agencies. We are subject to the risk that, in one or more markets, the GX-Life Direct-Selling Program could be found by federal, state or foreign regulators to not be in compliance with applicable law or regulations. There can be no assurances that federal, state, state attorneys general, or foreign regulators will not take action against us.

Regulations applicable to the GX-Life Direct-Selling Program or similar programs generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning such programs do not include “bright line” rules and are inherently fact-based and, thus, GX-Life is subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. While we believe we are in compliance with these regulations, there is no assurance that the FTC or other federal, state or foreign courts or agencies would agree.

The ambiguity surrounding these laws can also affect the public perception of GX-Life or the Company. The failure of the GX-Life Direct-Selling Program to comply with current or newly adopted regulations or any allegations or charges to that effect brought by federal, state, or foreign regulators could negatively impact our business in a particular market or in general and may adversely affect our share price. We are also subject to the risk of private party challenges to the legality of the GX-Life Direct-Selling Program. Programs of other companies have been successfully challenged in the past, while other challenges to such programs of other companies have been defeated. Adverse judicial determinations with respect to the GX-Life Direct-Selling Program, or in proceedings not involving us directly but which challenge the legality of similar programs, in any other market in which we operate, could negatively impact our business.

We could be harmed by data loss or other security breaches.

As a result of our services being web-based and the fact that we may process, store and transmit large amounts of data, including personal information, for our customers, failure to prevent or mitigate data loss or other security breaches, including breaches of our vendors’ technology and systems, could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us and otherwise harm our business. We will use third party technology and systems for a variety of reasons, including, without limitation, encryption and authentication technology, employee email, content delivery to customers, back-office support and other functions. Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third party vendor, such measures cannot provide absolute security.

We face risks related to system interruption and lack of redundancy.

We may experience occasional system interruptions and delays that make our websites and services unavailable or slow to respond and prevent us from efficiently fulfilling orders or providing services to third parties, which may reduce our net sales and the attractiveness of our products and services. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of our systems, it could cause system interruptions or delays and adversely affect our operating results.

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Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins, and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent us from accepting and fulfilling customer orders and providing services, which could make our product and service offerings less attractive and subject us to liability. Our systems are not fully redundant and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage to compensate for any related losses. Any of these events could damage our reputation and be expensive to remedy.

We face inventory risk.

We will be exposed to inventory risks that may adversely affect our operating results as a result of seasonality, limitations on shelf-life, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand and consumer spending patterns, changes in consumer tastes with respect to our products and other factors. We endeavor to accurately predict these trends and avoid overstocking or understocking products we manufacture and/or sell. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. In addition, when we begin selling or manufacturing a new product, it may be difficult to establish vendor relationships, determine appropriate product or component selection, and accurately forecast demand. The acquisition of certain types of inventory or components may require significant lead-time and prepayment and they may not be returnable. We carry a broad selection and sizeable inventory levels of certain products, such as consumer electronics, and we may be unable to sell products in sufficient quantities or during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our GX-Life Members, customer relationships and product sales, and harm our financial condition and operating results.

GX-Life’s business is subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. Our failure to accurately predict these trends could negatively impact consumer opinion of our products, which in turn could harm our customer and member relationships and cause the loss of sales. The success of our new product offerings and enhancements depends upon a number of factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products or product enhancements that meet these needs;

•	successfully commercialize new products or product enhancements in a timely manner;

•	price our products competitively;

•	manufacture and deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could negatively impact our revenues, financial condition and operating results.

If we fail to further penetrate existing markets, then the growth in sales of GX-Life’s products, along with our operating results, could be negatively impacted.

The success of GX-Life is to a large extent contingent on its ability to further penetrate existing markets which is subject to numerous factors, many of which are out of our control. Government regulations in both domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of GX-Life’s products, which could negatively impact our business, financial condition and results of operations. Also, our ability to increase market penetration in certain countries may be limited by the finite number of persons in a given country inclined to pursue a direct selling business opportunity or consumers willing to purchase GX-Life products. Moreover, GX-Life’s growth will depend upon improved training and other activities that enhance GX-Life Member retention in the markets GX-Life operates in. Our efforts to support growth in international markets could be hampered to the extent that our infrastructure in such markets is deficient when compared to our infrastructure in our more developed markets. Therefore, we cannot assure you that our general efforts to increase our market penetration and GX-Life Member retention in existing markets will be successful. If we are unable to further penetrate existing markets, our operating results could suffer.

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Our supplier relationships subject us to a number of risks.

We may have significant suppliers, including licensors, and in some cases, limited or single-sources of supply, that are important to our sourcing, services, manufacturing, and any related ongoing servicing of merchandise and content. We do not have long-term arrangements with most of our suppliers to guarantee availability of merchandise, content, components or services, particular payment terms, or the extension of credit limits. If our current suppliers were to stop selling or licensing merchandise, content, components or services to us on acceptable terms, or delay delivery, including as a result of one or more supplier bankruptcies due to poor economic conditions, as a result of natural disasters or for other reasons, we may be unable to procure alternatives from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

We may be subject to product liability claims if people or properties are harmed by the products we sell.

Some of the products we sell or manufacture may expose us to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Certain third parties also sell products using our e-commerce platform that may increase our exposure to product liability claims, such as if these sellers do not have sufficient protection from such claims. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit card, debit card, credit accounts (including promotional financing), gift certificates, direct debit from a customer’s bank account, consumer invoicing, physical bank check and payment upon delivery. As we offer new payment options to our customers, we may be subject to additional regulations, compliance requirements, and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, electronic checks, and promotional financing, and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, including data security rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and operating results could be adversely affected. We also offer co-branded credit card programs that represent a significant component of our services revenue. If one or more of these agreements are terminated and we are unable to replace them on similar terms, or at all, it could adversely affect our operating results.

Changes in tax laws, treaties or regulations, or their interpretation could adversely affect us.

A change in applicable tax laws, treaties or regulations or their interpretation could result in a higher effective tax rate on our worldwide earnings, and such change could be significant to our financial results.

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We may be held responsible for certain taxes or assessments relating to the activities of GX-Life Members, which could harm our financial condition and operating results.

GX-Life Members are subject to taxation, and in some instances, legislation or governmental agencies impose an obligation on GX-Life to collect taxes, such as value added taxes and social contributions, and to maintain appropriate records. In addition, we are subject to the risk in some jurisdictions of being responsible for social security, withholding or other taxes with respect to payments to GX-Life Members. In addition, in the event that local laws and regulations or the interpretation of local laws and regulations change to require us to treat GX-Life Members as employees, or that GX-Life Members are deemed by local regulatory authorities in one or more of the jurisdictions in which we operate to be our employees rather than independent contractors under existing laws and interpretations, we may be held responsible for social security contributions, withholding and related taxes in those jurisdictions, plus any related assessments and penalties, which could harm our financial condition and operating results.

Risks Related to GX-Life's Proposed Use of GX Coins in Connection With Commissions and the GX-Life Global Compensation Plan.

The loss or destruction of a GX Coin private key required to access GX Coin may be irreversible.

GX Coin is controllable by the possessor of both the unique public and private keys relating to the online digital or local wallet in which the GX Coins are held. Great Coin publishes the public key relating to digital wallets in use by users when it verifies the receipt of GX Coin transfers and disseminates such information into the GX Coin Platform, but individual users are required to safeguard the private keys relating to such digital wallets using Great Coin’s security system. To the extent such private keys are lost, destroyed or otherwise compromised, the users will be unable to access the related GX Coin and such private keys will not be capable of being restored by Great Coin. Any loss of private keys relating to digital wallets used to store the user’s GX Coin could adversely affect the value of GX Coin and adversely affect GX-Life’s business operations which are, in part, dependent on the value of GX Coin earned by GX-Life Members through the GX-Life Global Compensation Plan.

The further development and acceptance of the GX Coin Platform and other cryptocurrency trading systems, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of the GX Coin Platform may adversely affect the value of GX Coin and the Company’s related business operations.

Cryptocurrencies such as GX Coin, which may be used, among other things, to buy and sell goods and services, are a new and rapidly evolving industry of which the GX Coin Platform is a small part. The growth of the cryptocurrency industry in general and the GX Coin Platform in particular, is subject to a high degree of uncertainty. The factors affecting the further development of this industry, as well as the GX Coin Platform, include:

•	Continued worldwide growth in the adoption and use of GX Coin and other cryptocurrencies;

•	Government and quasi-government regulation of GX Coin and other cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the GX Coin Platform or similar cryptocurrency trading systems;

•	Changes in consumer demographics and public preferences;

•	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and

•	General economic conditions and the regulatory environment relating to cryptocurrency trading systems.

The Company cannot be certain as to the impact of the expansion of GX Coin on the cryptocurrency trading industry and the GX Coin Platform. A decline in the popularity or acceptance of GX Coin or other cryptocurrency could adversely affect the value of GX Coin and have a detrimental impact on the GX-Life Global Compensation Plan.

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If a malicious actor or botnet obtains control in excess of 50 percent of the processing power active on the GX Coin Platform, such actor or botnet could manipulate the source code of the GX Coin Platform in a manner that adversely affects the value of GX Coin or the ability of the Company to use GX Coin in its business operations.

To the extent that a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power on the GX Coin Platform, it could alter the source code on which the GX Coin Platform and all GX Coin transactions rely. To the extent that such malicious actor or botnet does not yield its majority control of the processing power on the GX Coin Platform, reversing any changes made to the source code may not be possible. Such changes could adversely affect the value of GX Coin or the ability of GX-Life to operate the GX-Life Global Compensation Plan.

Intellectual property rights claims may adversely affect the operation of the GX Coin Platform.

Third parties may assert intellectual property claims relating to the operation of cryptocurrencies and their source code relating to the holding and transfer of such assets. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in the GX Coin Platform’s long-term viability or the ability of users to hold and transfer GX Coin may adversely affect the value of GX Coin. Additionally, a meritorious intellectual property claim could prevent users from accessing the GX Coin Platform or holding or transferring their GX Coin. As a result, an intellectual property claim against Great Coin could adversely affect the value of GX Coin or the ability of GX-Life to operate the GX-Life Global Compensation Plan.

The GX Coin Platform on which GX Coin trades is new and largely unregulated and may therefore be more exposed to fraud and failure than established, regulated trading platforms. To the extent that the GX Coin Platform is involved in fraud or experiences security failures or other operational issues, the GX Coin Platform’s failures may adversely affect the value of GX Coin.

The GX Coin Platform is new and largely unregulated. The price of GX Coin is based on the prevailing "spot" price in the GX Coin market and thus utilizes data from the GX Coin Platform.

Over the past three years, many cryptocurrency exchanges have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such exchanges were not compensated or made whole for the partial or complete losses of their account balances in such exchanges. While smaller exchanges are less likely to have the infrastructure and capitalization that make larger exchanges more stable, larger exchanges are more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems).

A lack of stability in the GX Coin Platform and the closure or temporary shutdown of the GX Coin Platform due to fraud, business failure, or hackers or malware may reduce confidence in the GX Coin Platform and result in greater volatility in the price of GX Coin. These potential consequences of the GX Coin Platform’s failure could adversely affect the value of GX Coin and reduce the incentive for consumers to participate in GX-Life Global Compensation Plan, which include, among other things, the option to redeem commissions for GX Coin.

Alternative cryptocurrency trading exchanges may gain more credibility and acceptance than the GX Coin resulting in a devaluation of GX Coin and the decreased effectiveness of the GX-Life Global Compensation Plan.

There are numerous different types of cryptocurrencies and related exchanges and platforms. Any one of these different exchanges may gain more use than the GX Coin Platform, thereby increasing the liquidity and value of the more accepted cryptocurrency which may, in turn, decrease the use, value and acceptance of GX Coin as a cryptocurrency, which will decrease the effectiveness of the GX-Life Global Compensation Plan (which provides GX-Life Members the option to receive commissions in the form of either a debit card, ACH deposit, or GX Coins) to act as an incentive to drive GX-Life's retail revenues through the GX-Life Direct-Selling Program. As a result, our business plan may not be implemented as planned.

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Currently, GX Coin is tradable on the GX Coin Platform, which is not operated or controlled by the Company or GX-Life.

Neither the Company nor GX-Life administers or controls the GX Coin Platform, and GX-Life’s ability to access the GX Coin Platform for use by GX-Life Members is based on the Access and Services Agreement between GX-Life and Great Coin. The GX Coin Platform could be shut down entirely or otherwise become unavailable to GX-Life Members, which would have a material adverse effect on the Company and significantly impair the ability of GX-Life to operate the GX-Life Global Compensation Plan and the GX-Life Direct-Selling Program.

There is no assurance that a viable trading market for GX Coin will ever develop.

The GX Coin Platform and/or its operator, Great Coin, could fail for any number of reasons, including a failure of the GX Coin Platform to gain any relevant traction or achieve any meaningful user base. If so, there may never be a viable trading market for GX Coin, and GX Coin could effectively become illiquid and valueless, indefinitely. Additionally, even if a viable trading market were ever to exist, the transfer of GX Coin may become subject to significant legal and/or contractual restrictions in ways that are difficult if not impossible to predict. Accordingly, GX-Life Members who receive GX Coins may never be able to liquidate such GX Coins or convert them into any other currency or store of value. The lack of a viable trading market for GX Coin would therefore cause substantial material harm to GX-Life Members who receive GX Coins and materially impair the ability of the Company and GX-Life to operate the GX-Life Global Compensation Plan and the GX-Life Direct-Selling Program.

GX Coin and the GX Coin Platform are built using the open source Ethereum software, which is developed by third parties beyond the control of the Company and may contain material defects and vulnerabilities.

The GX Coin and the GX Coin Platform are dependent on software that was not developed by the Company, including the Ethereum software. The Ethereum software specifically has been exposed as containing significant vulnerabilities that could materially impair its utility generally, and could make it unsuitable for use as the basis of GX Coin and the GX Coin Platform. Any vulnerabilities in the Ethereum software (whether those currently identified or any other vulnerabilities that could very well exist but have not yet been discovered and/or identified to the public) could cause material and fundamental defects in both GX Coin and the GX Coin Platform, which would cause substantial material harm to GX-Life Members who receive GX Coins and materially impair the ability of the Company and GX-Life to operate the GX-Life Global Compensation Plan and the GX-Life Direct-Selling Program.

Additional issuance of GX Coins to GX-Life Members and other individuals who trade on the GX Coin Platform could cause significant dilution that materially decreases the value of GX Coin, the utility of GX Coin, and the value of the Company’s use of GX Coins.

Over time, the Company expects that the amount of GX Coins owned by the public, including by GX-Life Members, will increase, for example as GX-Life Members choose to receive commissions in the form of GX Coins in connection with the GX-Life Global Compensation Plan. The increased supply of GX Coins over time could materially increase the supply of GX Coins in the market and accordingly materially decrease the market price for GX Coins. The value of GX Coins is central to the successful operation of the GX-Life Global Compensation Plan and the GX-Life Direct-Selling Program. Accordingly, a decrease in the price of GX Coins as a result of the additional issuance of GX Coins could materially adversely affect the ability of the Company and GX-Life to operate the GX-Life Global Compensation Plan and the GX-Life Direct-Selling Program.

General Risks Related to our Company

We have limited operating history with our Regional Center and GX-Life.

Our entry into operating the business lines affiliated with the Regional Center and GX-Life commenced in 2015. As a result, we have little financial information on which an investor can evaluate our business and prospects. There can be no assurance that our future proposed operations will be implemented successfully or that we will have the ability to generate profits. If we are unable to sustain our operations, you may lose your entire investment.  We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs.  We also face the risk that we will not be able to effectively implement our business plan.  In evaluating our business and prospects, these difficulties should be considered.  If we are not effective in addressing these risks, we will not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

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As of July 7, 2016, we have generated $0 in revenue from operating Global Future City Regional Center, LLC, and approximately $3.7 million in net revenue from operating GX-Life.

Our management and certain of our affiliates may have certain conflicts of interest in connection with the management of our business affairs, including, but not limited to, the following:

•	Our management and its affiliates must allocate their time between advising us and managing other investment activities and business activities in which they may be involved.

•	The compensation paid to management will be approved by our board of directors consistent with the exercise of the requisite standard of care applicable to directors under California law. Such compensation is payable, in most cases, whether or not our stockholders receive distributions and may be based in part on the value of assets acquired and sold with leverage.

•	Regardless of the quality of the assets acquired, the services provided to the Company, or whether we pay distributions to our stockholders, our managers may receive certain compensation or bonuses based on the management, acquisition and disposition of our portfolio companies.

Unfavorable economic conditions or other factors may affect our ability to raise capital or the performance of our subsidiaries.

Unfavorable economic conditions or other factors could increase our funding costs, limit our access to the capital markets, or result in a decline in the financial performance of our subsidiaries. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and capital appreciation targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or user targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the market.

If we have material weaknesses in the financial reporting of our company, it may cause us to restate our financial statements in the event such weaknesses are determined to not be acceptable to financial reporting requirements.

While our review of material weaknesses is ongoing, if we discover any weaknesses that could cause us to have to restate our financial statements, this could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the profits of our business.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to our branded products and services and other names and marks used by our business, which could adversely affect the value of the brand.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

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Any new indebtedness may adversely affect our financial condition, results of operations, limit our operational and financing flexibility and negatively impact our business.

Any revolving credit facility, and other debt instruments we may enter into in the future, may have negative consequences to our business, including but not limited to the following:

•	Our ability to obtain financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	We may use a substantial portion of our cash flows from operations to pay interest on any new indebtedness, which will reduce the funds available to us for operations and other purposes;

•	Our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	Our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•	Our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily upon invested capital to provide funds to pay our expenses and to pay any amounts that may become due under any new credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by various financial, business, economic and other factors, many of which we cannot control.

We depend on the services of key executives, the loss of who could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our senior executives are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, expansion opportunities and arranging any necessary financing. Losing the services of key executives could adversely affect our business until suitable replacements could be found. We do not maintain key person life insurance policies on any of our executives.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $60,000 annually to maintain the proper management and financial controls for our filings. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

We could be harmed by data loss or other security breaches.

As a result of our services being web-based and the fact that we process, store and transmit large amounts of data, including personal information, for our customers, failure to prevent or mitigate data loss or other security breaches, including breaches of our vendors’ technology and systems, could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us and otherwise harm our business. We use third party technology and systems for a variety of reasons, including, without limitation, encryption and authentication technology, employee email, content delivery to customers, back-office support and other functions. Some subsidiaries have previously experienced security breaches, and, although they did not have a material adverse effect on our operating results, there can be no assurance of a similar result in the future. Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third party vendor, such measures cannot provide absolute security.

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Risks Related to the Offering and Our Common Stock

Our future results may vary significantly which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have not paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We will not have an underwriter for our offering and so we cannot guarantee how much, if any, of the offering will be sold.

The shares of common stock offered hereunder are being offered by the Company. We have not retained an underwriter to assist in offering the shares of common stock. Our shareholders have limited experience in the offer and sale of securities, and as a result, they may be unable to sell any of the common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 150,000,000 shares of common stock, of which 48,440,459 shares of common stock are outstanding as of July 22, 2016. Our board of directors has the authority to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of the shareholders. Consequently, shareholder positions may be diluted.

Our shares are currently quoted on the OTCQB, but our securities will not be eligible for quotation if we are not current in our filings with the Securities and Exchange Commission.

As an OTCQB company, we are required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation over-the-counter. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

We are classified as a “Smaller Reporting Company,” and we cannot be certain if the reduced disclosure requirements applicable to such classifications will make our common stock less attractive to investors.

We are currently a “Smaller Reporting Company” (“SRC”). SRCs are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward- looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

•	current or future financial performance;

•	management’s plans and objectives for future operations;

•	uncertainties associated with product research and development;

•	uncertainties associated with dependence upon the actions of government regulatory agencies;

•	product plans and performance;

•	management’s assessment of market factors; and

•	statements regarding our strategy and plans.

All forward-looking statements in this document are based on information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

Proceeds

Because the offering is a “best efforts” offering, we are presenting this information assuming that we sell 10%, 50% and 100% of the 10,000,000 shares offered by the Company. Any proceeds received by us pursuant to the Offering may be used for general corporate purposes and working capital, acquisitions or assets, business or operations, or for other purposes the Board of Directors, in good faith, deems to be in the best interest of the Company.

Percent of Shares Offered by Company Purchased	10%	50%	100%
Gross Proceeds from Company offering	$3,500,000	$17,500,000	$35,000,000
Estimated Expenses of Offering(1)	$50,000	$75,000	$100,000
Net proceeds from the Offering	$3,450,000	$17,425,000	$34,900,000

(1)	Includes expenses associated with the Offering, including but not limited to, accounting costs and fees associated with the Offering, including but not limited to, EDGAR filing fees, blue sky filing fees, and transfer agent processing and printing fees.

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Estimated Use of Proceeds

We intend to use substantially all of the proceeds from this Offering, net of expenses, to finance the growth of our business operations as well as to provide working capital for the Company. There can be no assurance that we will be able to sell all of the shares offered by the Company. If we sell only a portion of the shares offered hereby, we may be unable to achieve our business objectives. We will continue to use Offering proceeds in accordance with our business strategy. See the section entitled “Description of Business.” In addition, we anticipate it will take us between twelve and twenty-four months after concluding the Offering to use substantially all of the net proceeds of the Offering in accordance with our business strategy, depending on the availability of appropriate business opportunities consistent with our business objectives and market conditions. We cannot assure you we will achieve our targeted timeline. We have not quantified plans for use of the Offering proceeds for each of the foregoing purposes.

Expenses

Presently, we are financing corporate operations from existing working capital. We will be responsible for all costs associated with its operations, including auditing and brokerage fees, travel expenses, and salaries.

Management will have broad discretion over the use of the net proceeds from this offering. Pending these uses, we intend to use the proceeds to finance the growth of our various subsidiaries (the Regional Center and GX-Life), for business expansion, and for related working capital needs.

DETERMINATION OF OFFERING PRICE

The Offering price of the securities offered by this prospectus is $3.50 per share as determined by our board of directors. Among the factors considered in determining the public offering price of the shares were: (i) our history and our prospects; (ii) the industry in which we operate; (iii) our past and present operating results; (iv) recent prices at which we have attracted capital, and (v) the general condition of the securities markets at the time of this offering.

The Offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

The Company reserves the right, and may from time to time, issue a nominal amount of registered securities in exchange for noncash consideration such as discharge of debts, liabilities, or services performed for the Company. There are no additional costs or expenses associated with such distribution.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary includes a description of material provisions of our capital stock, however, the description does not purport to be complete and is subject to, and is qualified by, our Articles of Incorporation and Bylaws, which are filed as exhibits to this Registration Statement of which this Prospectus is a part.

Authorized and Outstanding Securities

We have the authority to issue up to 150,000,000 shares of Common Stock, $0.001 par value. As of July 22, 2016, there were 48,440,459 shares of Common Stock issued and outstanding. We also have the authority to issue up to 20,000,000 shares of preferred stock, $0.001 par value. As of July 22, 2016, no shares of preferred stock are issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. There is a limited public market for our Common Stock.

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Warrants and Stock Options

As of December 31, 2015 and 2014, there were no warrants or stock options outstanding and there was no expense related to warrants or stock options. On December 30, 2015, the Company elected to formally withdraw and terminate its stock option plan. No options were outstanding at the time of cancellation. The Company will re-evaluate the implementation of an option plan in the future at the discretion of the Board.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board. We intend to retain earnings, if any, for use in our business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Horwitz + Armstrong, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

The consolidated financial statements of Global Future City Holding Inc. and subsidiaries as of December 31, 2015 and 2014, and for the years then ended included in this prospectus and the registration statement have been audited by dbbmckennon, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report and given upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Horwitz + Armstrong, A Professional Law Corporation, counsel to the Company, is a holder of 274,761 shares of Common Stock of the Company as of the date of this filing. Except with respect to Horwitz + Armstrong, A Professional Law Corporation, no expert named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries.

DESCRIPTION OF BUSINESS

Corporate History

Our Company was incorporated in the State of Nevada on October 12, 2000 under the name Cogen Systems, Inc. We changed our name to Snocone Systems, Inc. on December 6, 2001. On April 1, 2005, Snocone Systems, Inc. and its wholly-owned subsidiary, WYD Acquisition Corp., a California corporation (the “Merger Sub”), completed and closed an Agreement and Plan of Merger with Who’s Your Daddy, Inc. (“WYD”), an unrelated, privately held California corporation, whereby the Merger Sub merged with and into WYD. After the merger, the separate existence of the Merger Sub ceased and, as such, WYD continued its corporate existence as a direct, wholly-owned subsidiary of Snocone Systems, Inc. under the laws of the State of California. On April 13, 2005, the shareholders of Snocone Systems, Inc. voted to change its name to Who’s Your Daddy, Inc., and effective June 1, 2010, the shareholders of Who’s Your Daddy, Inc. voted to change the Company’s name to FITT Highway Products, Inc. As discussed more fully under the section, “Merger with FITT” below, effective October 29, 2013, the Company merged with F.I.T.T. Energy Products, Inc. (“FITT”) whereby FITT merged into the Company, with the Company being the surviving entity. As stated under the section, “Name Change” below, effective October 29, 2014, the name of our Company was changed to Global Future City Holding Inc. and our trading symbol changed from FHWY to FTCY.

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Merger with FITT

In 2012, F.I.T.T Energy Products, Inc. (“FITT”) proposed negotiating a business combination with us and, on November 5, 2012, our Board of Directors approved commencing formal negotiations with FITT in this regard. On June 12, 2013, the Board, by unanimous written consent, recommended that our stockholders approve the Company entering into a Merger and Reorganization Agreement (the “Merger Agreement”) with FITT, and on June 12, 2013, holders of a majority of the voting power of all shares of our common and preferred stock entitled to vote, by written consent in lieu of a special meeting of our stockholders, approved the following action: entry into the Merger Agreement with FITT whereby FITT would be merged into the Company, with the Company being the surviving entity (the “Merger”). The Merger Agreement, which was entered into on June 18, 2013, required that FITT obtain an independent valuation which would serve as the basis for a share exchange once all necessary approvals were obtained. A Definitive Information Statement on Schedule 14C (“DEF 14C”) was mailed to our shareholders on October 8, 2013, and the Merger became effective on October 29, 2013. On October 29, 2013, we issued 33,000,000 shares of common stock to the shareholders of FITT in the manner set out in the Merger Agreement. As such, the FITT shareholders owned approximately 89% of the post merged company as of the transaction date.

Name Change

On October 16, 2014, our Board approved an agreement and plan to merge with our newly formed and wholly-owned subsidiary, Global Future City Holding Inc., a Nevada corporation, to effectuate a name change from FITT Highway Products, Inc. to Global Future City Holding Inc. This subsidiary was formed solely for the purpose of this name change where our Company would be the surviving entity following the merger. The Articles of Merger effectuating the merger and name change were filed with the Nevada Secretary of State on October 16, 2014, and became effective on October 29, 2014. In connection with the name change, our ticker symbol was changed from FHWY to FTCY.

Acquisition of Global Future Regional Center, LLC (f/k/a Powerdyne Regional Center, LLC)

On March 26, 2015, the Company entered into a Membership Interest Purchase and Sale Agreement (the “Membership PSA”) with Powerdyne, Inc. (the “Selling Entity”), an entity which owned 100% of the membership interests in Powerdyne Regional Center, LLC (“Powerdyne” or “Regional Center”). Powerdyne is an EB-5 Regional Center (USCIS ID Number 1215250671) that was approved by the USCIS on March 28, 2013. The closing (“Closing”) of the Membership PSA occurred on March 27, 2015.

Under the terms of the Membership PSA, the Company purchased 100% of the membership interest of Powerdyne (the “Purchased Membership Interest”) from the Selling Entity for the total purchase price of $250,000 (the “Purchase Price”) of which $125,000 (the “Deposit”) was paid by the Company at the Closing with the balance to be paid in five (5) quarterly installments of $25,000 (the “Installment Payments”) due on April 1, 2015, July 1, 2015, October 1, 2015, January 1, 2016, and April 1, 2016. Notwithstanding anything to the contrary, such Installment Payments shall be accelerated by the amount of administrative fees paid by any EB-5 investor(s) until the remaining balance is paid in full. As collateral for the timely payment of the Installment Payments, the Company pledged and granted a security interest in the Purchased Membership Interest of Powerdyne to the Selling Entity, until the Purchase Price was paid in full. As of the date of this filing, all remaining payments have been made for total payments of $250,000.

Shortly after the Closing, the Company submitted an Amendment to Articles of Organization (the “Amended Articles”) of Powerdyne to change its name to “Global Future City Regional Center, LLC” to better align its identity and brand with the public company. Such Amended Articles was filed and approved by the California Secretary of State on April 9, 2015.

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Sky Rover Stock Purchase Transaction

On September 19, 2014, the Company entered into a Stock Purchase Agreement (the “Original SPA”) with Sky Rover Holdings, Ltd., a corporation formed under the laws of the Republic of Seychelles (“Sky Rover”). Per the terms of the Original SPA, at closing, the Company was to sell and Sky Rover was to acquire 30,400,000 shares (the “Shares”) of the Company’s common stock which was to be equal to approximately 80% of the outstanding shares of common stock of the Company. In consideration of the Shares, Sky Rover was to pay to the Company a total of $400,000. The Shares were not to be newly-issued shares, but rather were to be acquired from existing shareholders to close the agreement.

On February 17, 2015, the Company amended the terms of the Original SPA (the “Amended SPA”) it entered into with Sky Rover. According to the terms of the Amended SPA, the parties amended the Original SPA as follows:

(i)	The Company was to create 4 wholly-owned subsidiaries. The first subsidiary was to market a mobile application (“IP Technology”) that calculates Rewarded EGD as defined below. The second subsidiary was to operate an online store and various merchants that sell goods and services to consumers. When a consumer purchases goods or services from these vendors or completes certain promotional/consumption based tasks, the consumer would have been eligible to receive a percentage for completing the task or for the purchased goods back in the form of EGD, a form of digital crypto-asset given to consumers as part of a loyalty program to incentivize customer loyalty (“Rewarded EGD”). The third subsidiary was planned to be a foreign company that would have sold 4,000,000 EGD to foreign individuals and entities. The fourth subsidiary was to continue to sell the Company’s current energy drinks while participating in giving away Rewarded EGD to vendors and/or individuals. As for the Company itself, the Company agreed to provide marketing services to merchants that wanted to establish loyalty program(s) with its customer base.

(ii)	Sky Rover agreed to transfer the IP Technology used to calculate Rewarded EGD to one of the Company’s wholly-owned subsidiaries.

(iii)	Sky Rover agreed to deposit 4,000,000 EGD into the Company’s foreign wholly-owned subsidiary.

On April 17, 2015, the Company and Sky Rover further amended the terms and closing conditions to the Original SPA and Amended SPA (the “Second Amended SPA”). The Original SPA, Amended SPA, and Second Amended SPA may collectively be referred to as the “Sky Rover SPA”.

On April 17, 2015, the Company and Sky Rover completed their respective closing condition obligations to the Sky Rover SPA (the “SPA Closing”). The Company and Sky Rover agreed, among other things as described below, that Sky Rover shall acquire 33,000,000 shares of the Company’s common stock which was approximately 87.3% of our outstanding shares of common stock. However, prior to the SPA Closing, the Company was only obligated to deliver 30,400,000 shares to Sky Rover at the SPA Closing because it had already issued 2,600,000 shares to certain unaffiliated individuals that provided consideration to the parties such as EGD, cash, or services in order to complete this transaction (the “UIs”).

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The Sky Rover SPA further provided that the following consideration was the final consideration to be exchanged by and between the parties:

(1) Sky Rover receiving shares:

(i)	Sky Rover acquired 33,000,000 of the 44,663,283 total outstanding shares of the Company’s common stock. As discussed above, the Company was only obligated to deliver 30,400,000 shares to Sky Rover at the Sky Rover Closing, and distributed shares to the respective parties below that have contributed cash, EGD, or other consideration to complete the Sky Rover SPA between the parties:

a.	Future Continental Limited

Future Continental Limited, a Republic of Seychelles company (“Future Continental”), received 7,000,000 of the 30,400,000 shares of the Company’s common stock.

b.	Discover Future Limited

Discover Future Limited, a Hong Kong company (“Discover Future”), received 7,000,000 of the 30,400,000 shares of the Company’s common stock.

c.	Global Future Development Limited

Global Future Development Limited, a United Kingdom company (“GFD”), received 7,280,000 of the 30,400,000 shares of the Company’s common stock.

d.	Master Power Holdings Group

Master Power Holdings Group, a British Virgin Island company (“Master Power”), received 9,120,000 of the 30,400,000 shares of the Company’s common stock.

(2) In exchange, the Company received:

(i)	$400,000 in USD;

(ii)	4,000,000 EGD, which was deposited into Global Modern Enterprise Limited, the Company’s then foreign wholly-owned subsidiary located in Hong Kong (the “EGD Subsidiary”), which was proposed to be sold to foreign citizens and entities outside the United States; and

(iii)	The initial down payment for purchasing 100% of the membership interests of Global Future City Regional Center, LLC (f/k/a Powerdyne Regional Center, LLC), a designated EB-5 regional center approved by the USCIS, for $250,000, of which $150,000 was funded by our former CEO, Mr. Lei Pei.

In connection with the Sky Rover Closing, the Company entered into a subscription agreement with Mr. Pei on March 30, 2015, whereby Mr. Pei obtained 6,000,000 shares of the Company’s common stock at a price of $0.50 per share for a total capital investment of $3,000,000 (the “Pei Shares”). The Pei Shares were issued in order to provide the Company with enough cash reserves to execute its new business plan, and to mitigate the Company’s substantial existing debt.

In connection with the Sky Rover SPA, the parties appointed certain individuals to replace the Company’s current Board of Directors and Officers. These individuals have subsequently resigned. See the “Directors and Executive Officers” section below for a description of these management changes.

As further explained below, we entered into subsequent transactions where as a result, much of the Sky Rover SPA was effectively unwound, as the Company (i) did not create three (3) of the four (4) subsidiaries it had intended to create under the Amended SPA, (ii) did not receive the IP Technology that was intended to calculate Rewarded EGD, and (iii) no longer owns or controls the EGD Subsidiary or the 4,000,000 EGD crypto-assets it received under the Sky Rover SPA. Furthermore, of the four (4) entities that received shares in the Company (Future Continental Limited, Discover Future Limited, Global Future Development Limited, and Master Power Holdings Group), only Master Power Holdings Group retained the 9,120,000 shares it received under the Sky Rover SPA.

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Historical Operations – FITT Energy

Historically, FITT marketed and distributed three, two-ounce energy drink shots, which are F.I.T.T. Energy for Life, F.I.T.T. Energy Extreme and F.I.T.T. Energy Rx. All three energy shots were designed in collaboration with Dr. Rand Scott, a Board Certified Anesthesiologist and Pain Management Specialist who has experience with the use of herbal products. At the recommendation of Dr. Scott, the Company incorporated a number of ingredients into the FITT products to reduce the amount of caffeine in each product.

Although the Company has implemented new business operations, it has retained the FITT energy drink division by incorporating the sale of FITT energy drinks into the GX-Life Direct-Selling Program. None of FITT’s energy drink products are currently being or will be sold outside of the GX-Life Direct-Selling Program.

Emerging Business Operations

EB-5 Subsidiary – the Regional Center

Congress created the EB-5 program in 1990 to benefit the U.S. economy by attracting investments from qualified foreign investors. Under the program, each investor is required to demonstrate that at least 10 new jobs were created or saved as a result of the EB-5 investment, which must be a minimum of $500,000 if the funds are invested and are at “risk” in certain high-unemployment or rural areas. In 1992, Congress enhanced the economic impact of the EB-5 program by permitting the designation of regional centers to pool EB-5 capital from multiple foreign investors for investment in USCIS-approved economic development projects within a defined geographic region. Today, approximately 95% of all EB-5 capital is raised and invested by regional centers.

An EB-5 regional center is an organization, designated and regulated by the USCIS, which facilitates investments in job-creating economic development projects by pooling capital raised under the EB-5 immigrant investor program. regional centers can be publicly owned, (e.g. by a city, state, or regional economic development agency), privately owned, or be a public-private partnership. Regional centers use economic analysis models, including those developed by the U.S. Department of Commerce, to demonstrate that job creation targets required by law have been achieved. For investments made through regional centers, at least 10 direct, indirect, or induced jobs must be created.

The Company plans to continue to expand the Regional Center’s emerging EB-5 business. The Company intends to use the proceeds from this Offering to fund the Regional Center’s business ventures (such as purchasing real estate development property) and to support the development of the GX-Life Direct-Selling Program. The Regional Center feels it is well-positioned to take advantage of potential real estate developments and plans to support the real estate developments with investments from foreign investors through the EB-5 program.

Powerdyne’s existing status as a designated regional center prior to its acquisition by the Company allows the Company to avoid the costly regional center designation process and begin the Regional Center’s EB-5 investment process. First, the Regional Center plans to find qualified foreign investors looking to take advantage of the EB-5 process. The Regional Center will then conduct due diligence on the investor and the investor will select a qualified project to invest in as well as conduct its own related due diligence. Each regional center operates in a fixed geographic area covering certain approved businesses or “projects.” Each investor, along with other qualified investors, must invest at least $500,000 in this “new commercial enterprise” either directly or through a separate “job creating entity” to create at least 10 full time positions per investor in order to qualify under the EB-5 guidelines. There are specific, employment-related factors that must be met to qualify as an approved project. The Regional Center then plans to manage the development of the projects and related entities and submit a comprehensive business plan to the USCIS for approval. The Regional Center is currently approved in San Bernardino County and Riverside County, California and is capable of expanding into counties that border the aforementioned counties as well.

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Upon the Regional Center’s and investor’s completion of the due diligence process, the parties’ execute subscription documentation and related transactional documents and the investor contributes its initial investment funds. The EB-5 investor then will receive the assistance of an immigration attorney to complete the EB-5 process following the completion of the investment. The EB-5 investor will also have to show that the invested capital has been obtained through lawful means. The EB-5 petition must be accompanied by an extensive source of fund report, usually prepared by an attorney or auditor, including but not limited to supporting documentations such as foreign business registration records, corporate, partnership and personal tax returns filed within the last 5 years, evidence identifying the sources of capital, and investor’s level of income during the previous 5 years, etc.

Acquiring lawful permanent residence (“Green Card”) through EB-5 is a 3 step process. First, the successful applicant must obtain approval of his or her Form I-526 Petition for an Alien Entrepreneur. According to the information posted on the USCIS website, the average processing time for the immigrant investor program office as of February 28, 2015, to process the investor’s I-526 application is approximately 14.2 months. After the I-526 application is approved by USCIS, the investor must file an I-485 application to adjust status to lawful permanent resident, or apply for an immigrant visa at a U.S. Consulate or embassy outside of United States. The EB-5 applicants (and his or her derivative family members) are granted conditional permanent residence for a 2 year period upon approval of the I-485 application or upon entry into the United States with an EB-5 immigrant visa. Third, a Form I-829 Petition by an Entrepreneur to Remove Conditions must be filed 90 days prior to the 2 year anniversary of the granting of the EB-5 applicant’s conditional Green Card. If this petition is approved by the USCIS, the EB-5 applicant will be issued a new Green Card without any further conditions attached to it, and will be allowed to permanently live and work in the United States. According to the information posted on the USCIS website, the average processing time for the immigrant investor program office as of February 28, 2015, to process the investor’s I-829 application is approximately 12.3 months.

The Company intends that the Regional Center will operate by acquiring qualified investment projects (i.e.: real estate development projects) only if the projects meet the Regional Center’s then-existing internal requirements and other requirements related to the Regional Center’s business operations including but not limited to, requirements regarding the location of the project, the length of time to complete the project, and the attractiveness of the project to foreign investors. The Regional Center does not state or guarantee a specific amount of return that a foreign EB-5 investor may receive on his or her investment, or guarantee that the principal amount invested will be returned at a specific time. Furthermore, the Regional Center discloses to the EB-5 investor that his or her entire investment is “at risk” where it may be possible that all or part of the capital investment made may be lost.

The Regional Center intends to derive revenue by collecting management fees for overseeing the development of a qualified investment project. However, there are no assurances that the Company will be able to successfully deploy the Regional Center’s EB-5 business plan or that the execution of said plan will be profitable. As of the filing date of this prospectus, the Regional Center has initiated the review of projects which may meet its EB-5 requirements, but has not yet selected an EB-5 investment project that meets its internal criteria. The Regional Center may never be able to select an EB-5 investment project that meets its internal criteria, which is subject to change at any time. There are currently zero (0) foreign investors in the Regional Center’s EB-5 program, and there may never be any foreign investors in the Regional Center’s EB-5 program.

The statements contained in this Description of Business section are Forward-Looking Statements. Please refer to the “Risk Factors” and “Forward- Looking Statements” sections above for more information.

GX-Life and “GX Coin”

GX-Life History

On October 2, 2015, we completed a Share Exchange Agreement with GX-Life, whereby we spun-off 100% of our ownership interest in the EGD Subsidiary (including the 4,000,000 EGD received under the Sky Rover SPA) in exchange for 100% of the outstanding common stock of GX-Life, a private company owned primarily by our CEO, Ning Liu, and COO/CFO, Michael Dunn. GX-Life has developed a platform to support direct-selling opportunities throughout the world (the “GX-Life Direct Selling Program”).

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In a related transaction, on October 2, 2015, the former shareholders of GX-Life sold all of their interests in the EGD Subsidiary to the Acquiring Shareholders in the Sky Rover SPA in exchange for 21,280,000 shares of our Company’s common stock previously acquired in the Sky Rover SPA. Collectively, these two transactions are referred to as the “GX-Life Transactions”. As a result of the GX-Life Transactions, much of the Sky Rover SPA has been effectively unwound, as the Company (i) did not create three (3) of the four (4) subsidiaries it had intended to create under the Amended SPA, (ii) did not receive the IP Technology that was intended to calculate Rewarded EGD, and (iii) no longer owns or controls the EGD Subsidiary or the 4,000,000 EGD crypto-assets it received under the Sky Rover SPA. Furthermore, of the four (4) entities that received shares in the Company (Future Continental Limited, Discover Future Limited, Global Future Development Limited, and Master Power Holdings Group), only Master Power Holdings Group retained the 9,120,000 shares it received under the Sky Rover SPA.

The GX-Life Transactions effected a change in control of our Company, as the former shareholders of GX-Life acquired 21,280,000 shares of our common stock representing an aggregate voting power of 44.7%. Individually, following the GX-Life Transactions, (i) Michael Dunn holds a total of 24.1% of the voting power of our common stock, (ii) Ning Liu holds a total of 2.6% of the voting power of our common stock, and (iii) Tomoe Masuya holds a total of 32.9% of the voting power of our common stock. The former shareholders of GX-Life are all unaffiliated from one another and disclaim status as a "group" as defined by SEC Rules under Section 13(d) of the Exchange Act.

As described above, we had previously intended to market EGD in connection with a reward program. GX-Life believes that incorporating a crypto-asset other than EGD into a reward program would be important to GX-Life’s success. As a result, on October 21, 2015, GX-Life entered into the Subscription Agreement with Great Coin, a company co-owned by our CEO, Ning Liu, and COO/CFO, Michael Dunn. Great Coin is a technology development company that focuses on the development of GX Coins, a cryptocurrency that functions as a store of value and medium of exchange, and the associated GX Coin Platform. Great Coin intends for GX Coins, as a cryptocurrency, to be tradable on the GX Coin Platform that is open to the public, and the ownership and transfer of GX Coins is intended to be recorded on an encrypted, distributed ledger system that is based on blockchain technology developed and made available by Ethereum. The software utilized by Ethereum to record GX Coin transactions on the GX Coin Platform is developed by third parties that are beyond the control of the Company, its subsidiaries, or Great Coin, and may contain material defects and vulnerabilities. In the event that Ethereum or its software changes, becomes obsolete, gets regulated adversely in one more jurisdictions, does not meet the expectations of its users, or suffers a breach in security, such event may have an adverse effect on the value of GX Coin and thereby our business (See Risk Factors).

Great Coin has created seventy-five million (75,000,000) GX Coins using 256-bit encryption, and Great Coin has stated that seventy-five million (75,000,000) is the maximum number of GX Coins that will be created. To incorporate GX Coins into GX-Life's new business model, GX-Life originally agreed to purchase 5,000,000 GX Coins, at a price of $0.50 per GX Coin, for a total price of $2,500,000. In October 2015, GX-Life paid Great Coin $350,000 for 700,000 GX Coins under the Subscription Agreement. However, while Great Coin retained the $350,000 that was paid, the GX Coins were never delivered to GX-Life. Instead, the Subscription Agreement was superseded and replaced on February 17, 2016 by a Software License and Services Agreement between GX-Life and Great Coin, as amended on June 30, 2016 (the “Access and Services Agreement”). Under the Access and Services Agreement, GX-Life agreed to pay an upfront fee of $350,000 which was deemed paid by GX-Life's previous payment made to Great Coin in October 2015, and the remaining obligations under the Subscription Agreement were canceled. Under the Access and Services Agreement, Great Coin has agreed to make available and manage the GX Coin Platform, in connection with which GX-Life Members will be able to receive their commissions in the form of either a debit card, ACH deposit, or GX Coins. The GX Coin Platform will also allow GX-Life Members to sell GX Coins to other users of the GX Coin Platform, including the public and other GX-Life Members.

GX-Life Products

GX-Life sells high quality consumer products such as personal care, wellness, and quality-of-life products under the brand, “GX-Life” via direct sales to consumers and e-commerce channels on an international basis. We acquired GX-Life, a business which has developed a network marketing platform which utilizes iMatrix’s software to support direct-selling opportunities throughout the world. In January 2016, GX-Life began selling its products in certain areas of China, Taiwan and North America and selling directly to consumers through an e-commerce retail platform. GX-Life’s objective is to enrich the lives of those who use its products as well as enable GX-Life Members to benefit financially from selling them.

GX-Life markets the GX-Life Global Compensation Plan, through which a GX-Life Member may purchase consumer products concentrated in the areas of beauty, nutrition, energy, and tea. For beauty products, GX-Life entered into a purchase agreement with Advanced Medical Research Laboratories, Inc. to help develop and manufacture a line of high-end moisturizers, serums, and creams designed to protect the skin and combat the signs of aging. For nutrition products as well as vitamins and supplements products, GX-Life entered into purchase agreements with Universal Nutrients, LLC and VFR Import/Export and Well Nutrition, Inc. to provide a range of nutraceutical and diet products, including a multivitamin, probiotic, digestive enzyme, joint reliever, detoxifier, calcium supplement, and organic “superfood” powder. For tea products, GX-Life entered into a purchase agreement with Guangdong Authenmole Biotech, Inc., to provide single-serve sachets of six Authentea® organic tea extracts, and three Herbalsoul herbal tea extracts, in addition to various teawares.

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Below is a list of products currently being offered by GX-Life:

Category	Description
Beauty	Fruit Enzyme Foaming Cleanser 100mL (Tube)
Beauty	Moisture-Boosting Night Repair Cream 30mL (Jar)
Beauty	Line-Diffusing Diamond Eye Cream 15mL (Airless Pump)
Beauty	Regenerative Multi-Action Concentrate 30mL (Airless Pump)
Beauty	Skin-Brightening Diamond Illuminator 30mL (Airless Pump)
Nutrition/Supplements	GX-Life Slim Down 60 CT Caplets (Bottle)
Nutrition/Supplements	GX-Life Super Berry Shake 9.4oz Powder (Canister)
Nutrition/Supplements	GX-Life Multi-Vitamin 60 CT Softgels (Bottle)
Nutrition/Supplements	GX-Life Joint Support 60 CT Tablets (Bottle)
Nutrition/Supplements	GX-Life DetoxMax 60 CT Softgels (Bottle)
Nutrition/Supplements	GX-Life Enzymax 60 CT Capsules (Bottle)
Nutrition/Supplements	GX-Life Advanced Probiotics 60 CT Vegetarian Capsules (Bottle)
Energy Drink	GX-Life Sustain 1 oz. Gel Packet (30 CT) (Box)
Energy Drink	GX-Life F.I.T.T. Extreme 12 CT 30 mL Gel Packs (Box)
Energy Drink	GX-Life F.I.T.T. Rx Gel 30 CT 30 mL Gel Packs (Box)
Tea	Herbal Soul Super Clearance 30 Ct 1.0mL Sachets (Jar)
Tea	Herbal Soul Mag Health 30 CT 1.0mL Sachets (Jar)
Tea	Herbal Soul NuDibe 30 CT 1.0mL Sachets (Jar)
Tea	Authentea Assortment Pack 30 CT 0.6mL Sachets (Tin Box)
Tea	Authentea Jasmine 30 CT 0.6mL Sachets (Jar)
Tea	Authentea Apple Iced Green 30 CT 0.6mL Sachets (Jar)
Tea	Authentea Peach Iced Green 30 CT 0.6mL Sachets (Jar)
Tea	Authentea Blueberry Black 30 CT 0.6mL Sachets (Jar)
Tea	Authentea Organic Black 30 CT 0.6mL Sachets (Jar)
Tea	Authentea Organic Green 30 CT 0.6mL Sachets (Jar)
Teaware	10 Piece Tea Set
Teaware	8 Piece Tea Set
Teaware	7 Piece Tea Set

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More information about GX-Life and the products that it offers can be found on our website at: www.gx-life.com

GX-Life Global Compensation Plan

GX-Life Members have the ability to earn sales commissions so long as the individual meets certain requirements pertaining to his or her membership status. All new GX-Life Members initially enroll in the GX-Life Global Compensation Plan at an Associate level after submitting a signed application to GX-Life and paying a US$59 annual membership fee to GX-Life (the “Annual Fee”). After being enrolled at an Associate level, GX-Life Members may advance to any of the following status levels at any time by meeting the corresponding requirements and earn the status level’s respective commission rates shown in the table below. All GX-Life Members may continue to participate in the GX-Life Global Compensation Plan by paying the Annual Fee when such fee becomes due and payable for the GX-Life Member.

The information set forth below only represents a summary of the GX-Life Global Compensation Plan. Commission rates, payouts, and other bonuses are subject to additional qualifications and requirements. You are encouraged to review GX-Life's Global Compensation Plan in its entirety. The GX-Life Global Compensation Plan may be found at www.gx-life.com:

Title	Qualifications	Commission Rate	GX Coin Purchase Reward
Associate	• Submit signed application to the Company • Payment of $59 Annual Fee	• Mentor Bonus	N/A
Bronze Advisor	• $100 Personal Volume • 1 Active Leg	• Mentor Bonus • 4% on GX-Life Member’s first downline level	10 GX Coins per month at 20% discount
Bronze Star	• $100 Personal Volume • 2 Active Legs • $500 in Downline Volume	• Mentor Bonus • 6 % on GX-Life Member’s first downline level • 2% of GX-Life Member’s second Downline Member	25 GX Coins per month at 20% discount
Bronze Elite	• $100 Personal Volume • 3 Active Legs • $800 in Downline Volume	• Mentor Bonus • 7 % on GX-Life Member’s first Downline Member • 3% of GX-Life Member’s second Downline Member • 2% of GX-Life Member’s third Downline Member	50 GX Coins per month at 20% discount
Silver Advisor	• $100 Personal Volume • 3 Active Legs • $1,500 in Downline Volume

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    5% of GX-Life Member’s second Downline Member

•    3% of GX-Life Member’s third Downline Member

•    2% of GX-Life Member’s fourth Downline Member

100 GX Coins per month at 20% discount
Silver Star	• $100 Personal Volume • 3 Active Legs • $3,000 in Downline Volume

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    6% of GX-Life Member’s second Downline Member

•    5% of GX-Life Member’s third Downline Member

•    3% of GX-Life Member’s fourth Downline Member

•    2% on GX-Life Member’s fifth Downline Member

150 GX Coins per month at 20% discount
Silver Elite	• $100 Personal Volume • 3 Active Legs • $6,000 in Downline Volume

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

200 GX Coins per month at 20% discount

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Gold Pro	• $100 Personal Volume • 3 Active Legs • $12,000 in Downline Volume • 1 additional leg at Silver Elite or higher

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

500 GX Coins per month at 20% discount
Gold Leader	• $100 Personal Volume • 3 Active Legs • $30,000 in Downline Volume • 2 additional legs at Silver Elite or higher

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

1,000 GX Coins per month at 20% discount
Gold Manager	• $100 Personal Volume • 3 Active Legs • $75,000 in Downline Volume • 3 additional legs at Silver Elite or higher

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

2,000 GX Coins per month at 20% discount
Platinum Director	• $100 Personal Volume • 3 Active Legs • $200,000 in Downline Volume • 3 additional legs at Silver Elite or higher, plus one new generation (new Silver Elite) per year

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

3,000 GX Coins per month at 20% discount
Platinum Executive	• $100 Personal Volume • 3 Active Legs • $600,000 in Downline Volume • 3 additional legs at Silver Elite or higher, plus one additional leg at Gold Manager or higher, plus one new generation per year

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

4,000 GX Coins per month at 20% discount
Platinum President

•    $100 Personal Volume

•    3 Active Legs

•    $1,800,000 in Downline Volume

•    3 additional legs at Silver Elite or higher, plus two additional legs at Gold Manager or higher, plus one new generation per year

•    Mentor Bonus

•    8% on GX-Life Member’s first Downline Member

•    7% of GX-Life Member’s second Downline Member

•    6% of GX-Life Member’s third Downline Member

•    5% of GX-Life Member’s fourth Downline Member

•    3% on GX-Life Member’s fifth Downline Member

•    2% on GX-Life Member’s sixth Downline Member

5,000 GX Coins per month at 20% discount

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GX-Life Members enrolling within the GX-Life Global Compensation Plan may purchase GX-Life products solely for their own personal consumption, for resale to customers, or both. Newly enrolled GX-Life Members are assigned into network positions that can be “under” other GX-Life Members, which is referred to as “downline” (such members, "Downline Members"). Downline Members can also enroll new GX-Life Members creating additional levels within the structure. GX-Life does not pay any commissions for GX-Life Members enrolling new GX-Life Members. GX-Life may seek new GX-Life Members by conducting introductory seminars about its business and products. Although GX-Life has not held any such seminars at this time, people are often attracted to become GX-Life Members after using GX-Life products. People seeking new opportunities for income can build a network of GX-Life Members and sell GX-Life products to customers. Financial incentives are provided by GX-Life to those who succeed in building their member network. However, GX-Life Members are not required to enroll other GX-Life Members as their Downline Member. GX-Life Members receive product samples, brochures, and other sales materials from GX-Life, but GX-Life Members are primarily responsible for enrolling and educating their new Downline Members with respect to GX-Life's products and the compensation that members receive under the GX-Life Global Compensation Plan, and how to build a successful membership network. GX-Life Members are also able to purchase products directly from GX-Life at wholesale prices via the internet.

Under the GX-Life Global Compensation Plan, Associates may earn sales commissions if they qualify for a Mentor Bonus. GX-Life Members who are above the Associate status level may earn sales commissions on their Downline Member’s product sales, subject to certain conditions, up to six levels below them on their trees. GX-Life Members may earn commissions based on a product’s “Qualifying Volume” and “Commissionable Volume”. Qualifying Volume is equal to a product retail price. Commissionable Volume is the volume on which commissions are paid. In addition to these commissions, GX-Life Members who have achieved Gold Pro status or above have the opportunity to earn a “Turbo Infinity Bonus”, whereby a percentage is paid on all commissionable volume on level seven and below, and a “Check-Match” bonus that provides members an additional cash bonus, subject to certain restrictions. Commissions for higher status levels range from 2% - 8% of sales volume depending on the GX-Life Member’s status level and position in his/her tree. GX-Life Members are paid monthly commissions for product sales purchased by a GX-Life Member’s Downline Member network across all geographic markets, except in China (see discussion entitled Selling Activities in China below), where such commissions, if any, are paid pursuant to the local laws and regulations within that country. GX-Life's Global Compensation Plan enables a GX-Life Member located in one country to sponsor other GX-Life Members located in other countries. As the GX-Life Member’s business expands or his/her status level increases, the GX-Life Member receives higher commissions payouts when his/her Downline Members sell GX-Life products to consumers. Commission increases occur when the number of levels of Downline Members included within the GX-Life Member’s commissionable group increases, and the number of memberships directly below the GX-Life Member increases.

From time to time, GX-Life may make modifications and enhancements to the GX-Life Global Compensation Plan to help motivate GX-Life Members. GX-Life may also enter into agreements for business or market development, which may result in additional compensation to specific GX-Life Members. GX-Life intends to continue to examine and adjust the GX-Life Global Compensation Plan to reflect marketplace competition, demand, and U.S. regulations and foreign jurisdictions. Because of this, GX-Life recognizes that the compensation and rewards available under the GX-Life Global Compensation Plan may be different across different jurisdictions.

GX Coin and GX Coin Rewards

GX-Life entered into an Access and Services Agreement (see discussion above) with Great Coin that would allow GX-Life to distribute rewards to GX-Life Members in the form of GX Coins. GX Coin is a cryptocurrency that functions as a store of value and medium of exchange that was created by Great Coin and is intended to be traded on the GX Coin Platform, where the price of GX Coin may fluctuate depending on traditional market forces. GX-Life intends to use GX Coins as part of the GX-Life Global Compensation Plan for GX-Life Members. In order to qualify for GX Coin related benefits, GX-Life Members must apply and qualify for and enroll in the GX Coin Platform.

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When GX-Life Members are eligible to receive commissions, GX-Life Members have the option of receiving commissions in the form of either a debit card, ACH deposit or GX Coins. As an additional benefit to GX-Life Members, commissions paid via GX Coin shall be eligible for the GX Coin Commission Discount (defined below). GX-Life Members have the opportunity to receive their commissions in GX Coins at a twenty percent (20%) discount (such program, the "GX Coin Commission Discount") from the "GX Coin Market Price" (i.e., the three day volume weighted average price (“VWAP”) for GX Coin on the GX Coin Platform); the GX Coin Commission Discount is capped at 1,000,000 (one million) GX Coins to GX-Life Members, on an aggregate basis, after which time GX-Life Members receiving commissions in the form of GX Coins will be subject to a valuation of such GX Coins at the GX Coin Market Price. Pursuant to this program, GX-Life Members are allowed to earn up to 100% of their total accrued commissions in the form of GX Coins. This benefit is independent of the GX Coin Purchase Reward discussed below. If a GX-Life Member no longer meets the requirements applicable to his/her status level, such GX-Life Member shall nonetheless retain access to the GX Coin Platform (including, without limitation, such former GX-Life Member's Platform Account and digital wallet) as a user that is not a GX-Life Member.

Additionally, GX-Life Members may purchase a limited number of GX Coins (such program, the "GX Coin Purchase Reward"), at a twenty percent (20%) discount from the GX Coin Market Price. Under the GX Coin Purchase Reward, GX-Life Members may be able to purchase 10-5,000 GX Coins per month, depending on the GX-Life Member’s status level. The GX Coin Purchase Reward is capped at 1,000,000 (one million) GX Coins to GX-Life Members, on an aggregate basis, after which time GX-Life Members would purchase GX Coins at the GX Coin Market Price.

Under GX-Life’s prior compensation plan, certain members were designated as “VIP Members” and accumulated membership points. Under the current GX-Life Global Compensation Plan, the historical VIP Member status designation no longer exists, and GX-Life Members are no longer able to earn membership points. To accommodate the former VIP Members who had already accumulated membership points, GX-Life allowed former VIP Members to exchange their membership points for value in either fiat currency or GX Coin. From January 2016 through June 2016, the majority of former VIP Members exchanged their respective membership points for GX Coins and membership points with an aggregate value of US$5,337,348 were exchanged for 4,896,487 GX Coins as a result. Some former VIP Members have not exchanged their historical membership points for value in either fiat currency or GX Coin and still have the ability to do so. These former VIP Members currently hold membership points with an aggregate value of US$181,019, which may be exchanged for either fiat currency or GX Coins going forward at the GX Coin Market Price.

GX-Life Members who acquire GX Coins may (i) keep the GX Coin in their respective digital wallets, or (ii) sell the GX Coin in exchange for fiat currency by utilizing the GX Coin Platform.

The GX Coin Platform

GX-Life Members and other users that are not GX-Life Members may utilize Great Coin’s GX Coin Platform by applying for access to the GX Coin Platform, agreeing to additional terms and conditions as necessary, and opening an account on the GX Coin Platform (a "Platform Account"), all of which may be completed online. Once a user's Platform Account is established, a unique and encrypted digital wallet that stores GX Coins will be issued by Great Coin to such user. Upon the completion of Great Coin’s administrative review and registration approval process, each user (including GX-Life Members) may begin to use its Platform Account to sell (or purchase) GX Coins in exchange for fiat currency. As discussed above, neither the Company nor GX-Life administers or controls the GX Coin Platform, and GX-Life’s ability to access the GX Coin Platform for use by GX-Life Members is based on the Access and Services Agreement between GX-Life and Great Coin.

The Access and Services Agreement takes the form of a service contract under applicable accounting guidance, and when a GX-Life Member elects to receive his or her commissions in the form of GX Coins, GX-Life will record revenue based on its revenue recognition policies. The amount payable to Great Coin by GX-Life for the delivery of GX Coins to the GX-Life Member is an amount equal to: (i) 20% of the GX Coin Market Price of GX Coins delivered to such GX-Life Member for the first US$4,000,000 worth of GX Coins delivered, and (ii) 50% of the GX Coin Market Price of GX Coins delivered thereafter, in each case without reference to the GX Coin Commission Discount, the GX Coin Purchase Reward or any other discounts or incentives that may apply at the time such GX Coins are delivered.

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For example, if a GX-Life Member has earned US$100 in commissions and elects to receive those commissions in the form of GX Coins (and assuming that the 20% discount is available under the GX Coin Commission Discount because the GX-Life Members have not yet received commissions in the form of GX Coins in an aggregate amount of 1,000,000 GX Coins), GX-Life will deliver a notice to Great Coin that instructs Great Coin to deliver US$125 worth of GX Coins into such GX-Life Member’s wallet. If GX Coins are valued at US$1 at the time such notice is delivered, Great Coin will be obligated to deliver 125 GX Coins into such GX-Life Member’s wallet. Assuming that less than US$4,000,000 in aggregate value of GX Coins have been delivered to that point, GX-Life will be obligated to pay US$25 to Great Coin, and GX-Life would recognize US$75 of revenue. Assuming that more than US$4,000,000 in aggregate value of GX Coins have been delivered to that point, GX-Life will be obligated to pay US$62.50 to Great Coin, and GX-Life would recognize US$37.50 of revenue.

As of March 15, 2016, Great Coin began accepting applications for digital wallets and commenced operations on the GX Coin Platform as of May 6, 2016. As of March 22, 2016, Great Coin was registered with the US Department of the Treasury’s Financial Crimes Enforcement Network ("FinCEN") as a money services business, as such term is defined under applicable FinCEN regulations.

More information about Great Coin and the GX Coin Platform can be found at: www.gx-coin.com.

Member Support

GX-Life is committed to providing a high level of support services tailored to the needs of GX-Life Members in each marketplace GX-Life is serving. GX-Life attempts to meet the needs and build the loyalty of GX-Life Members by providing personalized member services and a member service call center. GX-Life also maintains a prompt and easy-to-use product return policy (see “Product Warranties and Returns”). GX-Life believes that maximizing a GX-Life Member’s efforts by providing effective member support is the hallmark of GX-Life’s network marketing system that helps GX-Life Members build a profitable business supports GX-Life’s success.

GX-Life seeks to understand and satisfy the needs of GX-Life Members through product training meetings, regular conventions, web-based messages, member focus groups, regular telephone conference calls and other personal contacts with GX-Life Members. GX-Life's user-friendly websites provide product fulfillment and tracking services that result in timely product distribution that builds GX-Life Members’ reputation and highly rated customer satisfaction.

To help maintain communication with GX-Life Members, GX-Life expects to offer the following support programs:

•	Teleconferences – teleconferences with associate field leadership on various subjects such as technical product discussions, member organization building and management techniques.

•	Internet – GX-Life maintains a website at www.gx-life.com. On this website, the user can read company news, learn more about various products, sign up to be a GX-Life Member, place orders, and track the fulfillment and delivery of their orders.

•	Product Literature – a variety of literature available to GX-Life Members, including product catalogs, informational brochures, pamphlets and posters for individual products, which are both printed and available online.

•	Broadcast E-mail and Text Messages – announcements will be sent via e-mail and/or text messages to GX-Life Members who opt in to receive this form of communication.

•	Social Media Tools – in some countries, GX-Life will maintain country-specific social media sites to foster a community environment around GX-Life's product offering and business opportunity.

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Technology and Internet Initiatives

GX-Life believes that the internet is important to its business as more consumers communicate online and purchase products over the internet as opposed to traditional retail and direct sales channels. As a result, GX-Life has committed significant resources to its e-commerce capabilities, and the abilities of GX-Life Members to take advantage of the internet as most of GX-Life's sales take place via the internet. GX-Life offers a global web page that allows a GX-Life Member to have a personalized replicating website through which he or she can sell products in all of the countries in which GX-Life does business. Links to these websites can be found at GX-Life's main website for GX-Life Members at www.gx-life.com.

Member Ethics Policy

GX-Life's member policies and procedures establish the standards by which GX-Life Members conduct GX-Life business in each market. GX-Life communicates with GX-Life Members regarding business activities in an attempt to provide GX-Life Members with a “level playing field” so that one GX-Life Member may not be disadvantaged by the activities of another. GX-Life expects the highest level of professional conduct by GX-Life Members to present products and business opportunities in an ethical and professional manner. GX-Life Members are expected to become fully educated about GX-Life products they sell so that any presentations to customers are consistent with, and limited to, the product claims and representations made in GX-Life's literature.

GX-Life Members are independent contractors, not employees, and may act independently of GX-Life. Further, GX-Life Members may resign or terminate their membership at any time without notice. See “Risk Factors.”

Government Regulations – Consumer Products

Direct Selling Activities

Direct selling activities are regulated by various federal, state and local governmental agencies in the United States and other countries. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes. The laws and regulations in GX-Life's current markets often:

•	impose cancellation/product return, inventory buy-backs and cooling-off rights for consumers and GX-Life Members;

•	require GX-Life or GX-Life Members to obtain a license from, or register with, governmental agencies;

•	impose reporting requirements; and

•	impose requirements upon GX-Life, such as requiring GX-Life Members to maintain levels of retail sales to qualify to receive commissions, to ensure that GX-Life Members are being compensated for sales of products and not for recruiting new GX-Life Members.

The laws and regulations governing direct selling are modified from time to time, and, like other direct-selling companies, GX-Life may be subject from time to time to government reviews, examinations or investigations in GX-Life's various markets related to the GX-Life Direct-Selling Program. This can require GX-Life to make changes to its business model and aspects of the GX-Life Global Compensation Plan in the markets impacted by such changes and examinations.

Based on advice of GX-Life's engaged outside professionals in existing markets, the nature and scope of inquiries from government regulatory authorities and GX-Life's history of operations in those markets to date, GX-Life believes its method of distribution complies in all material respects with the laws and regulations related to direct selling of the countries in which GX-Life currently operates.

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Selling Activities in China

GX-Life's expansion of operations into China is subject to risks and uncertainties related to general economic, political and legal developments in China, among other things. The Chinese government exercises significant control over the Chinese economy, including but not limited to controlling capital investments, allocating resources, setting monetary policy, controlling foreign exchange and monitoring foreign exchange rates, implementing and overseeing tax regulations, providing preferential treatment to certain industry segments or companies and issuing necessary licenses to conduct business. Accordingly, any adverse change in the Chinese economy, the Chinese legal system or Chinese governmental, economic or other policies could have a material adverse effect on GX-Life’s business in China and its prospects generally.

At the end of 2005, China adopted new direct selling and anti-pyramiding regulations that are restrictive and contain various limitations, including a restriction on the ability to pay multi-level compensation to independent members. The Chinese government continues to scrutinize the activities of direct-selling companies. Because the regulatory environment in China is complex, GX-Life may be required to utilize a different business model from that which it offers in other markets in order for GX-Life’s operations in China to comply with applicable rules and regulations.

To allow GX-Life to operate under these regulations, GX-Life has created and introduced a model specifically for China to avoid conducting direct-selling activities in China. Consumers and GX-Life Members purchase GX-Life products via GX-Life's Hong Kong-based website or GX-Life's e-commerce retail platform in China. GX-Life believes that neither its Hong Kong-based website nor its e-commerce platform in China require a direct-selling license in China, which GX-Life currently does not hold. These features are not common to the business model that GX-Life employs elsewhere in the world and, until GX-Life receives a direct-selling license to conduct business in China, GX-Life's business model in China will continue to incorporate some or all of these features.

In order to obtain a direct selling license in China, the regulations require GX-Life to apply for various approvals to conduct a direct selling enterprise in China. The process for obtaining the necessary licenses to conduct a direct selling business is protracted and cumbersome and involves multiple layers of Chinese governmental authorities and numerous governmental employees at each layer. While direct selling licenses are centrally issued, such licenses are generally valid only in the jurisdictions within which related approvals have been obtained. Such approvals are generally awarded on local and provincial bases, and the approval process requires involvement with multiple ministries at each level. If GX-Life is able to obtain a direct selling license in China, GX-Life believes that the incentives inherent in the direct-selling model in China would incrementally benefit its existing business. Increased sales in China that could be derived from obtaining a direct selling license may be partially offset by the higher fixed costs associated with the establishment and maintenance of required service centers and branch offices. For these reasons, GX-Life is unable to predict whether and when it will be successful in obtaining a direct selling license to operate in China, and if GX-Life is successful, when it will be permitted to conduct direct-selling operations and whether such operations would be profitable.

Additionally, although certain regulations have been published with respect to obtaining and operating under such approvals and otherwise conducting business in China, other regulations are pending and there continues to be uncertainty regarding the interpretation and enforcement of Chinese regulations. The regulatory environment in China is evolving, and officials in the Chinese government exercise broad discretion in deciding how to interpret and apply regulations. GX-Life cannot be certain that its business model will continue to be deemed by national or local Chinese regulatory authorities to be compliant with any such regulations. The Chinese government rigorously monitors the direct selling market in China, and in the past has taken serious action against companies that the government believed were engaging in activities they regarded to be in violation of applicable law, including shutting down their businesses and imposing substantial fines. As a result, there can be no guarantee that the Chinese government’s current or future interpretation and application of the existing and new regulations will not negatively impact GX-Life’s business in China, result in regulatory investigations or lead to fines or penalties against GX-Life or the Company.

Despite China’s complex rules and regulations governing direct selling activities in China, no material changes to GX-Life’s business model have been required so far. However, GX-Life expects to receive continued guidance and direction as it works with foreign counsel to address its business model and any changes that need to be made to comply with China’s direct-selling regulations.

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Regulation of GX-Life’s Products – United States and Overseas

Although GX-Life is not required to obtain governmental approval, including the U.S. Food and Drug Administration’s (“FDA”) approval, prior to selling its products to consumers, GX-Life’s products and related promotional and marketing activities are subject to extensive governmental regulation by numerous governmental agencies and authorities in the United States, including the FDA, the Federal Trade Commission (the “FTC”), the Consumer Product Safety Commission, the United States Department of Agriculture, State Attorneys General, and other state regulatory agencies. In GX-Life’s foreign markets, the products are generally regulated by similar government agencies.

GX-Life’s personal care products are subject to various laws and regulations that regulate cosmetic products and set forth regulations for determining whether a product can be marketed as a “cosmetic” or requires further approval as an over-the-counter (“OTC”) drug. In the United States, regulation of cosmetics is under the jurisdiction of the FDA. The Food, Drug and Cosmetic Act defines cosmetics by their intended use, as “articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body . . . for cleansing, beautifying, promoting attractiveness, or altering the appearance.” Among the products included in this definition are skin moisturizers, eye and facial makeup preparations, perfumes, lipsticks, fingernail polishes, shampoos, permanent waves, hair colors, toothpastes and deodorants, as well as any material intended for use as a component of a cosmetic product. Conversely, a product will not be considered a cosmetic, but may be considered a drug if it is intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease, or is intended to affect the structure or any function of the body. A product’s intended use can be inferred from marketing or product claims. The other markets in which GX-Life operates have similar regulations.  In China, personal care products are placed into one of two categories, “general” and “drug.” Products in both categories require submission of formulas and other information with the health authorities, and drug products require human clinical studies. The product registration process in China for these products can take from nine to more than 18 months or longer.  Such regulations in any given market can limit GX-Life’s ability to import products and can delay product launches as GX-Life goes through the registration and approval process for those products.

The markets in which GX-Life operate all have varied regulations that distinguish foods and nutritional health supplements from “drugs” or “pharmaceutical products.”  Because of the varied regulations, some products or ingredients that are recognized as a “food” in certain markets may be treated as a “pharmaceutical” in other markets.  These regulations may require GX-Life to either modify a product or refrain from selling the product in a given market. As a result, GX-Life must regularly modify the ingredients and/or the levels of ingredients in its products for certain markets.  In some circumstances, the regulations in foreign markets may require GX-Life to obtain regulatory approval prior to the introduction of a new product or limit GX-Life’s use of certain ingredients altogether. There has been an increased movement in the United States and other markets to expand the regulation of dietary supplements. This could impose additional restrictions or requirements in the future. Because of this increased regulatory focus, GX-Life’s internal review efforts have been enhanced in order to comply with its understanding of current regulations.

FDA regulations require current good manufacturing practices (“cGMP”) for dietary supplements. The regulations ensure that dietary supplements are produced in a quality manner, do not contain contaminants or impurities, and are accurately labeled. The regulations include requirements for establishing quality control procedures for GX-Life and its vendors and suppliers, designing and constructing manufacturing plants, and testing ingredients and finished products. The regulations also include requirements for record keeping and handling consumer product complaints. If dietary supplements contain contaminants or do not contain the type or quantity of dietary ingredient they are represented to contain, the FDA would consider those products to be adulterated or misbranded.

GX-Life’s business and products is subject to additional FDA regulations, such as those implementing an adverse event reporting system (“AER’s”), which requires GX-Life to document and track adverse events and report serious adverse events, which are events involving hospitalization or death, associated with consumers’ use of GX-Life’s products.

Most of GX-Life’s major markets also regulate advertising and product claims regarding the efficacy of products. This is particularly true with respect to GX-Life’s dietary supplements because GX-Life typically markets them as foods or health foods. For example, in the United States, GX-Life is unable to claim that any of its nutritional supplements will diagnose, cure, mitigate, treat or prevent disease. In the United States, the Dietary Supplement Health and Education Act, however, permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or a function of the body. Most of the other markets in which GX-Life operates have not adopted similar legislation, although GX-Life may be subject to more restrictive limitations on the claims it can make about its products in these markets.

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U.S. Federal Commodities Regulation.

As a result of our strategic partnership with Great Coin and GX-Life's use of GX Coin as a component of the GX-Life Global Compensation Plan, it is possible that our Company and/or any one or more of our affiliates could be subject to regulation by the U.S. Commodity Futures Trading Commission (the “CFTC”), depending on the CFTC’s views of the regulation of cryptocurrencies. In such event, the GX Coin Platform, which will be managed by Great Coin, may be required to be registered as a “swap execution facility”, as such term is defined by the Commodity Exchange Act, and we and/or one or more of our affiliates may be required to register with the CFTC.

Moreover, the CFTC retains enforcement authority over any contract or sale of any commodity in interstate commerce. Because the definition of "commodity" under the Commodity Exchange Act includes cryptocurrencies, the CFTC retains broad antifraud and anti-manipulation enforcement authority with respect to GX Coin transactions.

Except with respect to the CFTC's broad antifraud and anti-manipulation enforcement authority (discussed above), "spot" or "cash" contracts for commodities (including cryptocurrencies) are generally beyond the regulatory scope of the CFTC, so long as such contracts result in the immediate sale and delivery of the commodity. How the CFTC views what constitutes "actual delivery" in the context of cryptocurrencies is still a developing area of law and regulation. As a result, the CFTC's regulatory and enforcement authority and scope with respect to cryptocurrencies is still a moving target and subject to change as the market and the regulatory oversight landscape develops.

Money Transmitter Laws.

As a result of GX-Life’s use of GX Coin in connection with the GX-Life Global Compensation Plan, our Company and/or any one or more of our affiliates may have to register with FinCEN as a money services business, as such term is defined under applicable FinCEN regulations, and obtain state money transmitter (or its equivalent) licenses, as required by the relevant state laws.

Other Regulatory Issues

As a United States entity selling in foreign jurisdictions, GX-Life and/or the Company is subject to foreign exchange control, transfer pricing, and custom laws that regulate the flow of funds between our subsidiaries and use for product purchases, management services and contractual obligations, such as the payment of member commissions. As is the case with most companies that operate in GX-Life’s product categories, GX-Life might receive inquiries from time to time from government regulatory authorities regarding the nature of its business and other issues, such as compliance with local direct selling, transfer pricing, customs, taxation, foreign exchange control, securities and other laws.

Effect of Governmental Regulations

GX-Life is subject to general business and governmental regulations and laws relating to its business and products. Existing and future laws and regulations may impede the products that GX-Life sells to its consumers. These regulations and laws may cover items such as: e-commerce, product labeling, product ingredients, pricing, distribution, reporting, consumer protections, and other similar regulations. Unfavorable outcomes of these issues may negatively impact the Company’s business and results of operations.

Product Warranties and Returns – Consumer Products

GX-Life's refund policies and procedures closely follow industry and country-specific standards, which vary greatly by country. For example, in the United States, the Direct Selling Association recommends that direct sellers permit returns during the twelve-month period following the sale, while in Hong Kong the standard return policy is 14 days following the sale. GX-Life's return policies typically conform to local laws or the recommendation of the local direct selling association. In most cases, GX-Life Members who timely return unopened product that is in resalable condition may receive a refund. The amount of the refund may be dependent on the country in which the sale occurred, the timeliness of the return, and any applicable re-stocking fee. However, GX-Life Members must notify GX-Life about any product returns in writing, and such returns may lead to the GX-Life Member’s termination or a reduction in the GX-Life Member’s commissions with GX-Life. Furthermore, GX-Life may alter its return policy in response to special circumstances from time to time.

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GX-Life’s Industry

GX-Life is engaged in the direct-selling industry, selling wellness, herbal, beauty, lifestyle and home products to consumers. More specifically, GX-Life is engaged in what is called network marketing. This type of organizational structure and approach to marketing and sales include companies selling lifestyle enhancement products, skin-care products, nutrition supplements, and energy and tea products to consumers. Generally, direct selling is based upon an organizational structure in which independent members purchasing a company’s products are compensated for sales made directly to consumers.

Competition

The direct-selling and/or network marketing industry include very diverse companies, with giant multinational corporations as well as smaller, local operators competing amongst each other. Bigger companies include Nu Skin Enterprises, Inc., USANA Health Sciences, Inc., and Herbalife, Ltd, which have much greater name recognition and financial resources than GX-Life does and also have many more members. These companies are publicly traded. GX-Life faces significant competition from a wide variety of medium and small-sized privately held companies, many of whom compete directly with GX-Life. GX-Life believes that its distribution of MADE IN USA products gives it a competitive advantage over its peers that do not distribute such products, as GX-Life believes these products are in great demand in the Chinese, Taiwanese and Hong Kong markets. GX-Life believes that incorporating GX Coins into the GX-Life Global Compensation Plan gives GX-Life a competitive advantage because it differentiates and distinguishes GX-Life from other competing businesses that do not offer GX Coins or similar types of programs.

GX-Life's ability to compete with other companies depends, in significant part, on GX-Life's success in attracting and retaining GX-Life Members. There can be no assurance that GX-Life's programs for attracting and retaining GX-Life Members will be successful. The pool of individuals interested in GX-Life's business model is limited in each market, and it is further reduced to the extent that other companies successfully attract these individuals into their businesses. Although GX-Life believes that it offers an attractive opportunity for GX-Life Members, there can be no assurance that other companies will not be able to recruit existing GX-Life Members or deplete the pool of potential members in a given market.

Furthermore, the network and direct-selling channel tends to sell products at a higher price compared to traditional retailers, which poses a degree of competitive risk. There is no assurance that GX-Life would continue to compete effectively against retail stores, internet-based retailers, or other direct sellers.

Current Membership Status of GX-Life

As of July 7, 2016, GX-Life currently has 125 GX-Life Members, of which 10 are Associate members, and 115 are GX-Life Members in higher status levels. On average, GX-Life enrolls approximately 8 new GX-Life Members per month. As of July 7, 2016, GX-Life has received approximately US$5.5 million where the majority of the funds received were based on deposits from previously enrolled GX-Life Members under the prior compensation plan in the GX-Life Direct-Selling Program.

Intellectual Property

We currently own the following trademarks: (i) “F.I.T.T. Energy” (U.S. Registration No. 4240806), (ii) “F.I.T.T. Energy” (U.S. Registration No. 4115809), and (iii) “Throw A F.I.T.T” (U.S. Registration No. 4462991) which were used in connection with the sale of FITT energy drinks.

We currently have the following pending trademark applications for: (i) “GX-Life Radiance” (U.S. Serial No. 86812558), and (ii) a lotus design (U.S. Serial No. 86848731) which are used in connection with GX-Life’s beauty products.

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DESCRIPTION OF PROPERTIES

Our principal executive offices are located at 2 Park Plaza, Suite 400, Irvine, CA 92614 where we are leasing approximately 5,824 square feet. On October 16, 2015, we entered into a lease agreement with a minimum term of 60 months and requires the following minimum annual payments, excluding property taxes and other common area costs: months 1 through 12 - $176,112; months 13 through 24 - $183,804; months 25 through 36 - $192,192; months 37 through 48 - $200,580; and months 49 through 60 - $209,664. The lessor is making tenant improvements to the office space and, once the improvements are completed to our satisfaction, the lease will commence. Until such time as the tenant improvements are completed, we are renting temporary space on a month-to-month basis at the same facility commencing November 1, 2015 at cost of $5,355 per month.

On March 26, 2015, the Company entered into a Membership Interest Purchase and Sale Agreement (the “Membership PSA”) with Powerdyne, Inc. (the “Selling Entity”) which owned 100% of the membership interests in Powerdyne Regional Center, LLC (“Powerdyne”). The closing (“Closing”) of the Membership PSA occurred on March 27, 2015. Under the terms of the Membership PSA, the Company purchased 100% of the membership interest of Powerdyne (the “Purchased Membership Interest”) from the Selling Entity for the total purchase price of $250,000 (“Purchase Price”) of which $125,000 (“Deposit”) was paid by the Company at the Closing with the balance to be paid in five (5) quarterly installments of $25,000 (“Installment Payments”) due on April 1, 2015, July 1, 2015, October 1, 2015, January 1, 2016 and April 1, 2016. Notwithstanding anything to the contrary, such Installment Payments shall be accelerated by the amount of administrative fees paid by any EB-5 investor(s) until the remaining balance is paid in full. As collateral for the timely payment of the Installment Payments, the Company pledged and granted a security interest in the Purchased Membership Interest of Powerdyne to the Selling Entity, until the Purchase Price was paid in full. As of the date of this filing, all required payments have been made for total of $250,000. Shortly after the Closing, the Company submitted an Amendment to Articles of Organization (“Amended Articles”) of Powerdyne to change its name to “Global Future City Regional Center LLC” to better align its identity and brand with the public company. Such Amended Articles was filed and approved by the California Secretary of State on April 9, 2015.

LEGAL PROCEEDINGS

On June 3, 2016 (the “Filing Date”), Kevin McAllister (“Claimant”) filed a claim (the “Action”) against the Company and its CFO and director, Michael Dunn, as an individual (collectively, the “Defendants”), for (i) breach of contract and (ii) fraud with the Superior Court of California, County of Orange, in Santa Ana, California. Claimant alleges that he entered into a written contract, a convertible promissory note (the “McAllister Note”), with the Company on or around December 4, 2014, but that the Company breached the McAllister Note by failing to make certain payments owed to Claimant under the terms of the note. Claimant is also alleging that Defendants agreed to perform its duties under the McAllister Note, but because Defendants have not performed or paid Claimant yet, Claimant alleges that Defendants never intended to pay the amounts owed under the McAllister Note. Furthermore, Claimant alleges that the Company has misrepresented information in its financial statements that the McAllister Note (and other debt), has or will be paid, when the Company allegedly refuses to pay such note (and other debt). Claimant is seeking approximately $182,583.26 in damages as well as costs of collection, attorney’s fees, punitive damages, and expenses.

On June 30, 2016, the Claimant and Defendants entered into a settlement agreement (the “Settlement Agreement”) whereby the Company agreed to pay Claimant $160,000 (the “Settlement Amount”) in full satisfaction of any and all claims related to the Action. The Settlement Amount was paid to Claimant on July 1, 2016. On July 7, 2016, a Request for Dismissal to dismiss the entire Action against the Defendants from all causes of action was filed with prejudice in the Superior Court of California, County of Orange, in Santa Ana, California. Although the Company settled the Action with Claimant, the Company believes that Claimant’s lawsuit was without merit.

To our knowledge, no governmental authority is contemplating any legal proceeding against us.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted under the symbol “FTCY” on the OTCQB marketplace. The following table reflects on a per share basis the reported high and low bid prices of our Common Stock for each quarter for the period indicated as reported by the OTCQB. Such prices are inter-dealer prices without retail mark-up, mark-down, or commission and may not represent actual transactions.

YEAR ENDED DECEMBER 31, 2016

QUARTER ENDED	HIGH	LOW
March 31, 2016	$3.74	$2.01

YEAR ENDED DECEMBER 31, 2015

QUARTER ENDED	HIGH	LOW
March 31, 2015	$0.99	$0.20
June 30, 2015	$2.62	$0.69
September 30, 2015	$3.45	$2.48
December 31, 2015	$3.00	$0.90

YEAR ENDED DECEMBER 31, 2014

QUARTER ENDED	HIGH	LOW
March 31, 2014	$1.20	$0.15
June 30, 2014	$0.25	$0.06
September 30, 2014	$1.10	$0.15
December 31, 2014	$1.10	$0.20

YEAR ENDED DECEMBER 31, 2013

QUARTER ENDED	HIGH	LOW
March 31, 2013	$0.40	$0.18
June 30, 2013	$0.51	$0.06
September 30, 2013	$1.19	$0.07
December 31, 2013	$1.35	$0.85

On July 21, 2016, the closing per share price for our common stock was $1.70.

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Holders of Common Stock

On October 9, 2013, we mailed a notice to our shareholders notifying them of the finalization of the Merger. According to the records from that mailing, we had 1,224 shareholders, which number changes from day to day based on market activity.

Dividends

We have never paid dividends on our stock and have no plans to pay dividends in the near future. We intend to reinvest earnings, when and if obtained, in the continued development and operation of our business.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of July 22, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0.00	0
TOTAL	0	$0.00	0

On December 30, 2015, the Company elected to withdraw and terminate its stock option plan. No options were outstanding at the time of cancellation.

Sales of Unregistered Securities

On January 20, 2015, we entered into consulting agreements with four (4) consultants, whereby we issued each consultant 50,000 shares of our common stock, for a total of 200,000 shares, for services rendered.

On January 28, 2015, we entered into consulting agreements with a consultant, whereby we issued the consultant 100,000 shares of our common stock for services rendered.

On March 30, 2015, we entered into a subscription agreement with an accredited investor pursuant to which the investor purchased 6,000,000 shares of our common stock for a total purchase of $3,000,000 ($0.50 per share).

On April 17, 2015, the Board approved the issuance of 3,371,351 shares of our common stock in connection with the closing of the Sky Rover SPA, for which we received proceeds of $400,000.

On April 17, 2015, the Board approved the issuance of 10,000 shares of our common stock to a service provider in exchange for $18,470, representing the debt owed to the service provider.

On April 17, 2015, the Board approved the issuance of 123,268 shares of our common stock to a note holder that elected to convert a $55,000 convertible promissory note held in the note holder’s name.

On August 24, 2015, the Board approved the issuance of 15,000 shares of our common stock to a service provider in exchange for $29,995, representing the debt owed to the service provider.

In connection with the above stock issuances, we did not pay any underwriting discounts or commissions. None of the sales or issuances of securities described or referred to above was registered under the Securities Act. We had or one of our affiliates had a prior business relationship with each person or entity above, and no general solicitation or advertising was used in connection with the sales or issuances. In making the sales or issuances without registration under the Securities Act, we relied upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this registration statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this registration statement and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary of Business

We are a holding company focused in the areas of (i) consumer product sales through the GX-Life Direct-Selling Program that offers GX-Life products and (ii) EB-5 investments for foreign investors who are interested in acquiring lawful permanent residence in the United States.

For a more detailed description see “Description of Business.”

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which requires us to make estimates and assumptions in certain circumstances that affect amounts reported. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts, giving due consideration to materiality. We believe that of our significant accounting policies (more fully described in notes to the consolidated financial statements), the following are particularly important to the portrayal of our results of operations and financial position and may require the application of a higher level of judgment by our management, and as a result are subject to an inherent degree of uncertainty.

Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those related to long-lived assets, contingencies related to pending or threatened litigation, and the valuation of stock grants, options and warrants to purchase common stock. We base our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information.  Actual results may differ from these estimates, and material effects on our operating results and financial position may result. We believe the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our financial statements.

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Revenue Recognition

Revenue from product sales are recorded when the products are shipped and title passes to independent GX-Life Members. Net revenues are determined after deducting promotional and other allowances in accordance with ASC 605-50. Product sales to GX-Life Members are made pursuant to a member agreement that provides for transfer of both title and risk of loss upon our delivery to the carrier that completes delivery to the GX-Life Members. This is commonly referred to as “F.O.B. Shipping Point.” Amounts received for unshipped product are recorded as deferred revenue. Our sales arrangements do not contain right of inspection or customer acceptance provisions other than general rights of return. We estimate and accrue a reserve for product returns based on our return policies and historical experience, with the expense recorded as a reduction to revenue.

Historical cash receipts for enrollment packages include nonrefundable enrollment fees for all new GX-Life Members and an additional deposit for upgrading to higher status levels if a GX-Life Member so chooses. The nonrefundable enrollment fee is deferred and recognized over the term of the arrangement, generally twelve months.

The historical status upgrade is a deposit which is repayable to a GX-Life Member either in fiat currency or convertible into GX Coin. There is no revenue associated with the status upgrade deposit initially; however, related party revenue is recognized on the commission earned when higher status level GX-Life Members convert to GX Coin. The historical status upgrade earns commissions that are also subject to repayment in fiat currency or convertible into GX Coin. Pursuant to ASC 605-50 a cost and liability for amounts owed in cash or cash equivalents benefits under nondiscretionary loyalty programs should be accrued with a related contra-revenue, as by transferring the right to cash or cash equivalent benefits, the entity effectively reduces the revenue from conversions of higher status levels and related accrued benefits to GX Coin.

The Company is currently evaluating potential changes to the GX-Life Direct-Selling Program to ensure compliance with best practices. Accordingly, revenue recognition methodologies may change in future quarters based on the changes made to the program, if any.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718 – Compensation (“ASC 718”). ASC 718 requires that we account for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense, generally over the service period.  The fair value of stock grants is based upon the market price of our common stock at the grant date. We estimate the fair value of stock option awards, as of the grant date, using the Black-Scholes option-pricing model. The use of the Black-Scholes model requires that we make a number of estimates, including the expected option term, the expected volatility in the price of our common stock, the risk-free rate of interest and the dividend yield on our common stock. If our variable volatility assumptions were different, the resulting determination of the fair value of stock option awards could be materially different and our results of operations could be materially impacted.

Accounting for Equity Instruments Issued to Non-Employees

We account for any equity-based payments to non-employees under ASC 505 – Equity. The fair value of the equity instrument issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of our common stock on the date the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to the statement of operations and credited to common stock and/or additional paid-in capital as appropriate.

Debt Issued with Common Stock

Debt issued with common stock is accounted for under the guidelines established by ASC 470-20 – Accounting for Debt with Conversion or Other Options. We record the relative fair value of common stock related to the issuance of convertible debt as a debt discount or premium. The discount or premium is subsequently amortized over the expected term of the convertible debt to interest expense.

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Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for us beginning January 1, 2018. We are currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures. In April 2015, the FASB issued ASU No.  2015-05 “Intangibles-Goodwill and Other-Internal-Use Software.” The standard amended the existing accounting standards for intangible assets and provides explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The pronouncement is effective for reporting periods beginning after December 15, 2015. We early adopted ASU 2015-05 and applied service contract treatment to the Access and Services Agreement described in Note 6 to the accompanying consolidated financial statements as we do not have the right to take possession of the software, and thus the contract is deemed a service contract.

Results of Operations for the Years Ended December 31, 2015 and 2014

Net Revenues

Net sales were zero for 2015 versus $51,255 for 2014. In 2015, we created the framework for several new lines of business for which we began to see revenues in 2016. Our 2014 revenue represented the clearance sale of a significant part of our remaining inventory at reduced pricing since it was nearing expiration.

Cost of Net Revenues

Cost of net revenues for 2015 was zero while cost of net revenues for 2014 was $45,924 resulting in a gross profit of $5,331. Because of the limited amount of sales during 2014, margins were adversely impacted.

Selling and Marketing Expenses

Selling and marketing expenses were $102,915 and $31,620 in 2015 and 2014, respectively. The increase in these expenses was primarily attributable to $65,000 of stock-based expenses (250,000 common shares) for marketing consulting concerning loyalty points in China which represented the fair value of the services rendered. These shares were issued in anticipation of the Sky Rover SPA.

General and Administrative Expenses

General and administrative expenses for 2015 were $1,036,108 compared to $674,157 for the comparable period in 2014. The 2014 period includes $335,000 in employee compensation and benefits versus $65,000 in 2015. During 2015, our Company’s management was transitioning and no formal employment agreements had been put in place. Therefore minimal compensation and benefits were accrued in connection with services. Our former CEO agreed to forgo any compensation prior to the SPA Closing as any salary would be forgiven as part of his separation agreement. Our former controller was paid as a consultant for services rendered at a fraction of a cost compared to his previous full-time salary. Our professional fees (mainly legal) and filing fees were higher in 2015 than 2014 by a total of about $623,000 primarily as a result of costs related to the Sky Rover SPA, our change in management and the redirecting of our business plan away from EGD and toward GX-Life.

Interest Expense

Interest expense in 2015 was $104,799 compared to $159,868 for the same period in 2014. The decrease in interest expense during the 2015 period resulted from lower amortization expense for debt discounts compared to the 2014 period and a reduction in total debt due to various settlement agreements entered into with noteholders.

Gain on Extinguishment of Debt

See Note 15 to the accompanying consolidated financial statements for a detail of the components for this category.

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Liquidity and Capital Resources

As of December 31, 2015, our principal source of liquidity is from the receipt of $3,000,000 from our former CEO, Mr. Lei Pei for the sale of 6,000,000 shares of newly issued common stock. The receipt of the $3,000,000 was received on March 30, 2015 to fund our operating costs, operating and marketing of our newly acquired businesses, general corporate purposes, working capital requirements, and expansion plans through the end of 2015. Prior to this stock sale, we funded our operations with proceeds from (i) the Sky Rover SPA, (ii) the issuance of debt instruments and (iii) sales of our common stock. Our principal short-term and long-term liquidity needs have been, and are expected to be, funding operating losses until profitability is achieved and making expenditures for general corporate purposes.

Management continues to seek capital through various sources. On May 8, 2015, we filed a Form S-1 Registration Statement under the Securities Act of 1933 (“S-1”) with the SEC for the initial registration of 10 million shares of our common stock, and on July 6, 2015, the S-1 was declared effective by the SEC. On October 8, 2015, we submitted a Post-Effective Amendment to our S-1 incorporating the new information resulting from the GX-Life Transactions and resignation of our former CEO, Lei Pei. The Post-Effective Amendment was declared effective by the SEC on October 19, 2015. The offering is priced at $3.50 per share. Subsequent to December 31, 2015, we arranged for the sale of 1,000,000 shares under the S-1 for a total of $3,500,000. In that regard, we have received $999,975 to date and we are in the process of finalizing the remaining paperwork and funding with respect to the sale.

At December 31, 2015, our cash and cash equivalents were $655,405 and we had negative working capital of approximately $256,000.

In prior years, we issued a number of notes payable and used the proceeds to fund operations. These notes payable were, in most cases, issued along with our common shares or common shares of FITT.

During 2015, we reduced our notes payable by a total of $100,000. $45,000 of the reduction was through a debt write-off and note settlement and the other $55,000 was through the conversion of a convertible note.

We also received $539,885 in connection with the Sky Rover SPA and $150,000 from our former Chief Executive Officer for the acquisition of Powerdyne.

Cash Flows

The following table sets forth our cash flows for the year ended December 31:

	2015	2014
Operating activities
Net income (loss)	$(910,786)	$190,620
Change in non-cash items	(262,456)	(1,030,624)
Change in working capital	(1,147,835)	481,561
Total	(2,321,077)	(358,443)
Investing activities	(449,634)	–
Financing activities	3,270,845	513,129
Total	$500,134	$154,686

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Operating Activities

During the 2015 period, non-cash items include gain on extinguishment of debt, shares issued for compensation and services and depreciation. The change in working capital is primarily related to deposits made for inventory and the upfront cost of our service contract with Great Coin.

During the 2014 period, non-cash items include loss on extinguishment of debt, shares issued for compensation and services, depreciation, and amortization of debt discount and beneficial conversion feature. The change in working capital is primarily related to increases in accounts payable, accrued expenses and accrued compensation.

Investing Activities

During the 2015 period, we paid $200,000 toward our acquisition of Powerdyne. We also made capital expenditures of $249,634. There was no cash expended for investing purposes in the 2014 period.

Financing Activities

During the 2015 period, we received $3,000,000 from the sale of 6,000,000 shares of common stock, $150,000 from our former CEO for the acquisition of Powerdyne, $139,885 in connection with the Sky Rover SPA, and $48,293 in finalizing all issues with Lei Pei. We repaid $52,844 to a related party and a shareholder and paid $14,489 in deferred financing costs relating to our S-1 offering.

During the 2014 period, we received $40,000 from the issuance of a note payable, $525,000 in connection with the then proposed business combination with Greenome and paid $50,000 to a shareholder to facilitate the Greenome transaction. In addition, we repaid $1,871 to a related party and shareholder.

Results of Operations for the Three Months Ended March 31, 2016, and Three Months Ended March 31, 2015

	For the Three Months Ended March 31,
	2016	2015	$ Change	% Change
Revenue, net	$248,159	$–	$248,159	100%
Cost of product sales	1,250	–	1,250	100
Gross profit	246,909	–	246,909	100
Selling and marketing	364,919	84,689	280,230	331
General and administrative	1,113,467	56,053	1,057,414	1,886
Interest expense, net	24,543	28,386	(3,843)	(14)
Gain on extinguishment of debt	–	(277,734)	277,734	100
Other	–	600	(600)	(100)
Net (loss) income	$(1,256,020)	$108,006	$(1,364,026)	(1,263)%

Revenues

	For the Three Months Ended March 31,
	2016	2015
Related party commissions, net (80%) (1)	$237,909	$–
Product sales (2)	7,200	–
Membership fees (2) (3)	3,050	–
Total revenue, net	$248,159	$–

(1)

With respect to GX-Life Member conversions, the Company receives a related party conversion commission of 80% of the conversion price, up to $4,000,000 in conversion proceeds and 50% of the conversion price thereafter.

(2)	In certain circumstances, the Company has waived membership fees and starter kit fees for some VIP members.
(3)	Membership fees are amortized over a twelve-month period.

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Revenues, net

Revenues were $248,159 and zero for the three months ended March 31, 2016 and 2015, respectively. These increases are directly related to the influx of new GX-Life Members in the GX-Life Direct-Selling Program and related VIP deposits, membership and starter kit fees. The primary increase relates to $237,909 of related party commissions earned through the GX-Life Members’ conversion of $459,262 of their VIP deposits (including accrued rewards points) into GX Coin during the quarter. We also recorded $7,200 in starter kit revenue as GX-Life Members are required to purchase a starter kit as a part of the registration process, and $3,050 of membership fees which we amortize over the requisite membership period or twelve months.

Cost of Product Sales

Cost of product sales were $1,250 and zero for the three months ended March 31, 2016 and 2015, respectively. This amount relates to the cost of the starter kits that are required to be purchased as part of the initial membership registration process.

Selling and Marketing Expenses

Selling and marketing expenses were $364,919 for the three months ended March 31, 2016, an increase of $280,230 or 331 percent, from $84,689 for the three months ended March 31, 2015. These costs are a result of the commencement and growth of the GX-Life Direct-Selling Program and were primarily attributable to higher travel expenses of $236,988, promotional product costs of $89,690, and higher stock-based expenses for shares issued to marketing consultants of $85,695.

General and Administrative Expenses

General and administrative expenses were $1,113,467 for the three months ended March 31, 2016, an increase of $1,057,414 or 1,886 percent, from $56,053 for the three months ended March 31, 2015. These costs are a result of the commencement and growth of the GX-Life Direct-Selling Program and include legal, consulting and professional services of $469,121, employee compensation and benefits expenses of $301,227, investor relations expenses of $173,754, and occupancy costs of $60,526. Employee compensation and benefits were not present in the first quarter of 2015 as the Company was repositioning itself and no compensation was accrued in connection with services rendered.

Interest Expense, net

Interest expense, net was $24,543 for the three months ended March 31, 2016, a decrease of $3,843 or 14 percent, from $28,386 for the three months ended March 31, 2015. The decrease was primarily attributable to interest on our debt of $24,591.

Gain on Extinguishment of Debt

There was no gain on extinguishment of debt for the three months ended March 31, 2016. The gain on extinguishment of debt for the three months ended March 31, 2015 was attributable to settlements and write-offs of accounts payable of $191,951, accrued expenses of $25,783, notes payable of $45,000, and advances from related parties of $15,000. The accounts payable write-offs were a result of certain payables reaching or expected to reach their statute of limitations for the vendor to legally enforce the liability or are contested invoices where the Company believed they were erroneously or incorrectly billed, or the services were not performed in accordance with the agreement, and a favorable outcome is probable.

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Liquidity and Capital Resources

Liquidity

As of March 31, 2016, our principal source of liquidity is from cash proceeds from our sale of common stock.

In the quarter ended March 31, 2015, we received $3,000,000 from Mr. Lei Pei in accordance with the September 19, 2014 Stock Purchase Agreement and the sale of 6,000,000 shares of newly issued common stock resulting in cash proceeds of $3,000,000. The receipt of the $3,000,000 was received on March 30, 2015 and has been used to fund our operating costs, operating and marketing of our newly acquired businesses, general corporate purposes, working capital requirements, and expansion plans through the end of 2015. Prior to this stock sale, we funded our operations through the issuance of issuance of debt instruments and sales of our common stock.

As of March 31, 2016, our cash and cash equivalents were $1,916,675 and we had negative working capital of $1,544,636. We will continue to seek to raise capital through the issuance of stock and debt to fund the requirements of our businesses.

During the three months ended March 31, 2016, we reduced our notes payable by $50,000 through repayments. For the three months ended March 31, 2015 we reduced our notes payable by $45,000 through a debt write-off and note settlement.

Equity

During the three months ended March 31, 2015, we issued 6,000,000 shares of common stock resulting in $3,000,000 in cash proceeds to us.

In April 2016, pursuant to this registration statement, we sold an additional 759,453 shares of common stock resulting in approximately $2,658,085.5 in cash proceeds. In addition, we expect approximately $3,000,000 in GX-Life Members’ conversions for the three months ended June 30, 2016 in which we will recognize related party commissions of approximately $2,400,000 or 80 percent of the conversion amount before reductions of potential loyalty cost. The expected converted amounts are related to VIP membership deposits received during the first quarter of 2016.

Cash Flows

The following table sets forth our cash flow information as follows:

	For the Three Months Ended March 31,
	2016	2015	$ Change	% Change
Operating activities	$1,482,342	$(95,334)	1,577,676	1,655%
Investing activities	(365,069)	(150,000)	(215,069)	(143)%
Financing activities	143,997	3,196,878	(3,052,881)	(95)%

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current and former executive officers and directors as of July 22, 2016. All directors serve for a term set to expire at the next annual meeting of stockholders or until their successors are elected and qualified. All officers are appointed by our board of directors and their terms of officer are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position(s) and Office(s)
Ning Liu	53	Current Chief Executive Officer, Current President and Current Chairman of the Board of Directors; Former Chief Operating Officer.
Michael R. Dunn	64	Current Chief Financial Officer, Current Chief Operating Officer, Secretary, Current Treasurer, and Current Director; Former Chief Executive Officer.
Junfei Ren	24	Former Secretary and Former Director.
Xiang Ling Yun	38	Former Director.
Derek Jones	76	Former Director.
Lei Pei	37	Former Chief Executive Officer, Former Chief Financial Officer and Former Chairman of the Board of Directors.

Ning Liu, our current Chief Executive Officer, President, and Chairman of the Board of Directors and former Chief Operating Officer, was appointed as President, Chief Operating Officer and member of the Board of Directors on April 17, 2015 and was subsequently appointed Chief Executive Officer and Chairman on August 17, 2015. Mr. Liu also resigned as Chief Operating Officer (replaced by Mr. Dunn) on August 17, 2015 upon appointment as CEO. Mr. Liu, who is originally from Fuzhou, Fujian, China, is a businessman, investor and philanthropist. Mr. Liu is the founder and serves as the President of American International Cultural Exchange Foundation ("AICEF") in Los Angeles, California. AICEF is a non-profit organization that promotes cultural interaction between China and the United States. AICEF has successfully hosted more than 100 large-scale theatrical performance and events, including Spirit of Chang An, Yulan-Love of the World, and The Terracotta Nutcracker. Mr. Liu has also served as President of a health products manufacturer with annual sales of over $80 million and as a senior manager of a trading company with annual sales over $300 million, both doing business in the United States and China. In addition, from 2005 to present, Mr. Liu has assisted Chinese domestic enterprises in the development of their business in the United States. Mr. Liu, who has a Master’s degree from Beijing University, has been active in founding, organizing and managing a number of foreign investment projects to China. He has served as a senior executive in five different public companies in the U.S., and three in Hong Kong. He has extensive experience in international trade, finance, venture capital, private placement and cultural activities.

Michael R. Dunn, our current Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer and member of our Board of Directors, previously served as Chief Executive Officer and Chairman of our Board of Directors from May 28, 2008 until April 17, 2015. He joined the Company, which was considered a turn-around project, in order to work on the reduction of significant Company debt, obtain a major capital infusion, provide a rationalization of our product line, and establish a more effective product distribution.

From December 1995 through 2010, Mr. Dunn was the Chief Executive Officer of Bankers Integration Group, Inc., an e-commerce company serving the automotive finance and insurance industry. In mid-1995 through 2006, Mr. Dunn started a company that generated a $60 million auto portfolio which later sold the paper to a subsidiary of General Motors. Mr. Dunn interfaced with the top CEOs of automotive companies, including Harold Poling, the former CEO and Chairman of Ford Motor Company, and Bob Eaton, the former Chairman and CEO of Daimler Chrysler. Mr. Dunn secured $22.2 million in equity financing for the Company, plus an additional $20.8 million and $1.9 million in debt and lease financing, respectively. Bankers Integration Group, Inc. filed for Chapter 11 bankruptcy protection in October of 2007, and Mr. Dunn acted as the Trustee and coordinated the sale of the assets. The case was closed on November 17, 2010. Mr. Dunn also served as Chairman and Chief Executive Officer of Mountaineer Gaming, a gaming and entertainment company, where he coordinated the design and implementation of a $10 million renovation of the racetrack, and put into service over 700 new video lottery machines. The park had over 450 employees while Mr. Dunn was Chairman and CEO of the public company. He was instrumental in raising investor capital of approximately $17 million, plus an additional $17 million in construction loan and equipment lease financing. Mr. Dunn has vast experience as being the owner, manager, and director of various businesses, both large and small. Mr. Dunn attended La Crosse State University, Wisconsin, in business and has extensive training in business management and leadership.

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Pei Lei, our former Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, was appointed on April 17, 2015 and resigned from such positions on August 17, 2015. Mr. Pei has a Bachelor’s degree in International Economic Law from Nankai University, China and a Master’s degree in International Business Law from the University of Manchester, UK. Mr. Pei has been a consultant to global, top 10 law firms regarding Chinese law related matters. Mr. Pei served as Legal Counsel for Liberty & Co. Solicitors in London, UK, from 2002 to 2005. He was a lawyer with the Beijing Concord & Partners from 2005 to 2007, and then with the Beijing office of the international law firm, Hogan Lovells, from 2007 to 2008. He served as a Managing Partner with King & Bond Law Firm in Beijing from 2008 to 2010. From 2010 to 2013, Mr. Pei served as the Co-founder and General Manager of Lawspirit Education Group Limited in Beijing, China. Mr. Pei is currently the National Senior Financial Planner of Chinese National Human Resources and the Ministry of Labor and Social Security, and Chairman and General Manager of Guangdong Wu Jie Business Union Technology Co., Ltd. Mr. Pei also serves as the Chief Operating Officer of Sky Rover Holding, Ltd.

Junfei Ren, the Company’s former Secretary and member of the Board of Directors, was appointed on April 17, 2015 and resigned from such positions on August 17, 2015. Ms. Junfei Ren graduated in 2012 from Purdue University, Krannert School of Management in West Lafayette, Indiana, with a degree in Bachelor of Science. During college, Ms. Ren worked as a Financial Analyst with Blackmore Partners based in Chicago, Illinois, from May 2011 to July 2011. After graduation, she worked as an internal auditor for Elster SE (a public company once listed on the New York Stock Exchange) located in Essen, Germany in 2012, and Deutsche Borse (a public company listed on the German Stock Exchange) as Controller Assistant in 2013. Ms. Ren moved to Los Angeles, California, in 2013 to pursue a Master of Accounting degree, which she obtained from the University of Southern California, Leventhal School of Accounting, in May 2014. Ms. Ren is currently pursuing to be a Certified Public Accountant and registered for the exam in the State of California. Ms. Ren is fluent in Mandarin Chinese and English and has working proficiency in German.

Xiang Ling Yun was appointed to our Board of Directors on April 17, 2015 and resigned on August 17, 2015. Mr. Ling Yun Xiang has a Bachelor’s degree in Economics from Zhongnan University of Economics and Law, School of Trade and Economic, and received his International Quality System Certification (ISO9000-9004) as a Senior Auditor in 1988. In 2004, Mr. Xiang received his Master’s degree in Management from Guanghua School of Management, Beijing University. After obtaining his Master’s degree, Mr. Xiang worked as the General Manager of Guizhou Investment Asset Management Limited from 2004 to present. In 2014, Mr. Xiang received a Doctorate degree in Business Administration from American Purlinton University in Diamond Bar, California. From 2014 to present, Mr. Xiang also serves as the President of Investment Group Limited, and a Professor and Deputy Director of Institute of Global Cryptal Assets at American Purlinton University.

Derek Jones was appointed to our Board of Directors on April 26, 2005 and resigned on April 17, 2015. Mr. Jones is a consultant and telecommunications analyst. Since 2003, he has served as a Director of Native American Studies and Fund Raising Division of the Rio Grande Foundation, a New Mexico free market research and educational organization dedicated to the study of public policy. Along with his background in Business Administration, Mr. Jones brought to us his knowledge and 35 years’ experience in the area of corporate development and finance as well as his background in the areas of International Finance and business affairs.

Recent Resignations and Appointments

On August 17, 2015, (i) Lei Pei, our former CEO, CFO and Chairman, (ii) Junfei Ren, our former Secretary and Director, and (iii) Xiang Ling Yun, a former Director, resigned from their respective positions with our Company. Concurrent with the resignations, Ning Liu, who was President of the Company, was appointed to the positions of Chairman and CEO, and Michael R. Dunn, who was the Executive Vice President of Finance, was appointed to the positions of Chief Financial Officer, Chief Operating Officer, Secretary, and Treasurer.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

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We believe that the following filings were either made late or not filed pursuant to Section 16(a) of the Exchange Act in 2015:

•	Our current CEO, Mr. Liu, indirectly owns 1,235,906 shares of our common stock. Although he acquired these shares on April 17, 2015, a Form 3 was not filed until October 8, 2015.

•	A 10% shareholder owns 7,114,000 shares of our common stock. This shareholder originally acquired 9,120,000 shares of our common stock back on April 17, 2015, subsequently transferred 1,001,000 of the 9,120,000 shares on May 11, 2015, and transferred another 1,005,000 shares on July 30, 2015. A form 3 reflecting these transactions was filed on October 8, 2015.

•	Our current CFO, Mr. Dunn, acquired 9,347,047 shares of our common stock on October 2, 2015. However, a Form 4 reflecting this transaction was filed on October 8, 2015.

•	A 10% shareholder acquired 9,647,047 shares of our common stock on October 2, 2015. However, a Form 4 reflecting this transaction was filed on October 8, 2015.

•	On April 17, 2015, Junfei Ren was appointed as Secretary and a member of the Board, but no Form 3 was filed on her behalf. However, we believe that Ms. Ren did not own any shares at the time of her appointment, and she resigned from her positions on August 17, 2015.

•	On April 17, 2015, Xiang Ling Yun was appointed as a member of the Board, but no Form 3 was filed on her behalf. However, we believe that Ms. Yun did not own any shares at the time of her appointment, and she resigned from the Board on August 17, 2015.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Ethics was an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the SEC on April 16, 2007.

On November 11, 2015, the Board of Directors approved the Company’s Amended and Restated Code of Conduct and Ethics. A copy of the code was an exhibit to our Current Report on Form 8-K filed with the SEC on November 17, 2015.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is a summary of compensation for our principal executive officer(s) and our two most highly compensated officers other than our principal executive officer(s) (collectively, the “named executive officers”) for our last two fiscal years. There have been no annuity, pension or retirement benefits ever paid to our officers, directors or employees.

With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment and unless expressly stated otherwise in a footnote below, none of the named executive officers received other compensation, perquisites and/or personal benefits in excess of $10,000.

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Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ning Liu, CEO (1)	2015	$24,000	$-0-	$-0-	$-0-	$-0-	$-0-	$24,000
	2014	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Michael R. Dunn, COO, CFO (2)	2015	$20,000	$-0-	$-0-	$-0-	$-0-	$-0-	$20,000
	2014	$180,913	$-0-	$-0-	$-0-	$-0-	$-0-	$180,913

_______________________

(1)	Joined us April 17, 2015.

(2)	Joined us May 28, 2008. For 2014, all of Mr. Dunn’s salary was accrued and none was paid. During 2015, all accrued salary for Mr. Dunn was forgiven.

Employment Agreements

Michael R. Dunn

On August 24, 2009, we entered into an Employment Agreement with Michael R. Dunn (the “Dunn Agreement”) to serve as our Chief Executive Officer (“CEO”) and Chairman of the Board of Directors (“Chairman”). The Dunn Agreement was amended on November 25, 2009 to allow Mr. Dunn to have an interest in and participate in FITT.

Mr. Dunn served as our CEO and Chairman from May 28, 2008, to April 17, 2015. The Dunn Agreement superseded and replaced any prior employment agreement or arrangement between our company and Mr. Dunn. As discussed below, the Dunn Agreement was terminated on September 19, 2014.

The Dunn Agreement had an initial term of two years (the “Initial Term”). Unless sooner terminated pursuant to the terms thereof, Mr. Dunn’s employment will automatically renew for additional one-year terms (each a “Renewal Term”). Mr. Dunn received an initial annual salary of $189,000 per year, which was increased by 5 percent on January 1st of each year. He also received a monthly home office expense allowance of $2,000 and a monthly car allowance of $750.

The Dunn Agreement provided that Mr. Dunn had the option to elect to receive shares of our comment stock in lieu of any regularly scheduled payment of salary amounts owed to Mr. Dunn under the Dunn Agreement, to the extent that the Company failed to make any payments as scheduled (“Missed Salary Payments”). If this option were elected, Mr. Dunn would have been entitled to receive common stock of the Company in an aggregate value of 150% of the dollar amount of any Missed Salary Payment, valued at the price per share in the last reported trade of our common stock on the date of the Missed Salary Payment. Mr. Dunn did not exercise this option at any time, and instead accrued unpaid salary owed by the Company to Mr. Dunn in an aggregate amount of $1.053,187 as of September 19, 2014.

The Dunn Agreement also provided that Mr. Dunn was eligible to receive a bonus of $110,000, dependent on certain capital being raised. To date, no bonus has been approved for Mr. Dunn. Mr. Dunn was also granted 233,333 shares of our common stock, vesting immediately, with a minimum of 216,667 shares restricted and subject to a lock-up provision that prohibited Mr. Dunn from selling, transferring or otherwise encumbering the shares for a period of six (6) months from the date of the Dunn Agreement. In addition, the shares were subject to forfeiture under certain circumstances in the first 6 months of the Dunn Agreement. Mr. Dunn was is entitled to additional benefits commensurate with the position of Chief Executive Officer, including paid vacation, reimbursement of reasonable and necessary business expenses incurred in the performance of his duties, and eligibility to participate in our employee benefit plans.

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The Dunn Agreement also provided that if we terminated Mr. Dunn’s employment for any reason other than just cause, Mr. Dunn would be entitled to payment of his annual salary, as in effect on the date of his termination, for either twelve (12) months or through the Initial Term or any applicable Renewal Term, whichever period of time is longer. In addition, we continued to pay for coverage for Mr. Dunn and his dependents under our group insurance plans for a period of twelve (12) months from the effective date of termination. The Dunn Agreement also contained customary non-disclosure/non-solicitation and non- competition provisions.

In order to facilitate the investment by Sky Rover, on September 19, 2014, we entered into a Settlement Agreement with Mr. Dunn thereby terminating the Dunn Agreement which became effective at the closing of the Sky Rover SPA. Under the Settlement Agreement, Mr. Dunn agreed to forgive all accrued but unpaid salary which amounted to $1,053,187 as of the date of the Settlement Agreement, and also to waive any right to receive any additional salary though the closing date of the Sky Rover SPA. In addition, Mr. Dunn gave up his right to any severance payment which would be due him under the Dunn Agreement. For our part, we agreed to issue Mr. Dunn a promissory note on due to the fact that Mr. Dunn paid certain expenses in advance for the Company in the amount of $142,203. The note bears interest at 8% per annum and becomes due and payable one year from its effective date. Finally, Mr. Dunn was allowed to retain no less than 2,000,000 of his then-held common shares.

Robert E. Crowson, Jr.

On August 24, 2009, we entered into an Employment Agreement with Robert E. Crowson, Jr. (the “Crowson Agreement”) to serve as our Controller, a non-officer position. The Crowson Agreement has a term of two years (the “Initial Term”). Unless sooner terminated pursuant to the terms thereof, Mr. Crowson’s employment will automatically renew for additional one-year terms (each a “Renewal Term”). Mr. Crowson will receive an initial annual salary of $120,000 per year, which will be increased by 5 percent on January 1st of each year. If we fail to make any regularly scheduled payment of salary amounts owed to Mr. Crowson under the Crowson Agreement within fifteen (15) days of their due date, in lieu of such payment and subject to applicable securities laws, we shall issue, at Mr. Crowson’s option, shares of our common stock with a value of 150% of the payment owing to Mr. Crowson, such shares valued at the price per share in the last reported trade of our common stock on the date such payment should have been made. Mr. Crowson has not exercised this option to date. Mr. Crowson was also granted 50,000 shares of our common stock, vesting immediately, with a minimum of 40,000 shares restricted and subject to a lock-up provision that prohibits Mr. Crowson from selling, transferring or otherwise encumbering the shares for a period of six (6) months. In addition, the shares are subject to forfeiture under certain circumstances in the first 6 months of the Crowson Agreement. Mr. Crowson also is entitled to additional benefits commensurate with the position of Controller including paid vacation, reimbursement of reasonable and necessary business expenses incurred in the performance of his duties, and eligibility to participate in our employee benefit plans.

If we terminate Mr. Crowson’s employment for any reason other than just cause, Mr. Crowson will be entitled to payment of his annual salary, as in effect on the date of his termination, for either twelve (12) months or through the Initial Term or any applicable Renewal Term, whichever period of time is longer. In addition we will continue to pay for coverage for Mr. Crowson and his dependents under our group insurance plans for a period of twelve (12) months from the effective date of termination.

On November 25, 2009, we entered into Amendment #1 to the Crowson Agreement under which the sections of the Crowson Agreement relating to Prohibited Behavior and Business Opportunities were amended to allow Mr. Crowson to have an interest in and participate in FITT.

The 50,000 shares were fully vested on August 24, 2009, the date of issuance. Accordingly, during 2009, we recorded stock-based compensation expense of $75,000, based on the market price on the date of issuance.

On November 10, 2014, we entered into a Settlement Agreement with Mr. Crowson thereby terminating the Crowson Agreement. The Settlement Agreement became effective at closing of the Sky Rover SPA. Under the Settlement Agreement, Mr. Crowson agreed to forgive all accrued but unpaid salary which amounted to $441,462 and any additional accrued salary though the closing date of the Sky Rover SPA. In addition, Mr. Crowson gave up his right to any severance payment which might be due him under the Crowson Agreement. For our part, we agreed to repay Mr. Crowson $3,699 for advances he had made to our Company and repay a relative of Mr. Crowson $15,984 for employee health insurance premiums she had made on behalf of our Company. Finally, Mr. Crowson will be allowed to retain no less than 300,000 shares of our common stock issued to him in the Merger with FITT.

51

Ning Liu

Mr. Liu does not have an employment agreement with the Company.

Director Compensation

On October 15, 2009 the Board of Directors approved a program to compensate our outside directors at the rate of $3,000 per calendar quarter in cash or in equivalent value of shares of our common stock. All directors are entitled to reimbursement of expenses incurred in the performance of their duties as directors, including their attendance at Board of Directors meetings.

During 2015 and 2014, we accrued director’s fees for a former outside director in the amount of $0 and $12,000, respectively.

Grants of Plan Based Awards

There were no grants of plan-based awards during our last fiscal year.

52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information concerning our best estimate of the beneficial stock ownership of our common stock as of July 22, 2016. The information is presented with respect to: (i) each person who is known to us to beneficially own more than 5% of our common stock; (ii) each officer and director; and (iii) all directors and officers as a group; based upon 48,440,459 shares of outstanding common stock.

Common Stock Preferred Stock

Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent Ownership of Class(2)	Amount and Nature of Beneficial Ownership	Percent Ownership of Class
Michael R. Dunn, officer and director(5)	11,433,111	23.6%	-0-	0.0%
Ning Liu, officer and director(3)(5)	1,235,906	2.5%	-0-	0.0%
All executive officers and directors as a group	12,669,017	26.1%	-0-	0.0%
Masuya Tomoe(4)(5)	15,647,047	32.3%	-0-	0.0%
Master Power Holdings Group	7,114,000	14.6%	-0-	0.0%

*	Less than 1%.

(1)	c/o our address, 2 Park Plaza, Suite 400, Irvine, CA 92614, unless otherwise noted.

(2)	Except as otherwise indicated, we believe that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	Ning Liu owns his shares indirectly via Big Name Group Co., Ltd, a British Virgin Islands company. Mr. Liu has sole investment and voting power and control over this entity.

(4)	On August 17, 2015, Masuya Tomoe acquired 6,000,000 shares of restricted common stock in the Company in a private transaction with our former CEO Lei Pei for $0.50 per share.

(5)	On October 2, 2015, Michael Dunn, Masuya Tomoe and Ning Liu (via Big Name Group Co. Ltd.), along with a few minority shareholders, acquired an aggregate of 21,280,000 shares of the Company in connection with a Share Exchange Agreement and subsequent Private Stock Purchase Agreement representing a combined 45.9% voting power of the Company. By virtue of the manner in which these parties acquired the shares, they may be deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act and may be deemed to beneficially own 45.9% of the Company. However, each of the above parties disclaim beneficial ownership of the shares beneficially owned by each other party. Mr. Dunn, Ms. Tomoe and Mr. Liu have filed beneficial ownership filings with the Commission regardless of the above disclaimer due to their status as affiliates individually.

53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the previous two fiscal years preceding the Company’s last fiscal year to present, there have been no transactions with related persons, promoters or certain control persons as covered by Item 404 of Regulation S-K. However, in connection with that certain Stock Purchase Agreement with Sky Rover and subsequently in connection with a Share Exchange Agreement with GX-Life, certain parties may have formed a “group” under Section 13(d)(3) of the Exchange Act and certain current and former executive officers and directors have varying degrees of affiliation which may result in related party transactions. These affiliations are disclosed herein.

Sky Rover Transaction

In connection with the Sky Rover SPA, the following parties acquired a total of 30,400,000 shares of the Company’s common stock:

•	Future Continental Limited – 7,000,000 shares;

•	Discover Future Limited – 7,000,000 shares;

•	Global Future Development Limited – 7,280,000 shares; and

•	Master Power Holdings Group – 9,120,000 shares.

Future Continental Limited, Discover Future Limited, Global Future Development Limited and Master Power Holdings Group collectively acquired 30,400,000 shares in the Company in connection with the Sky Rover SPA (the “Acquiring Shareholders”) representing a combined 68.1% voting power. By virtue of the manner in which the Acquiring Shareholders acquired the shares, they may be deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act and may be deemed to beneficially own 68.1% of the Company. However, each of the Acquiring Shareholders disclaims beneficial ownership of the shares beneficially owned by each other party.

In addition, a few of our former executive officers and directors had affiliations with the Acquiring Shareholders which may be classified as related party transactions. Namely, 1) Junfei Ren, our former Secretary and director, is the sole officer of Global Future Development Limited, but has no voting control over the entity, and 2) our former officer and director Lei Pei is the COO and a director of Sky Rover as well as a minority shareholder.

GX-Life Transaction

On October 2, 2015, the Company entered into a Share Exchange Agreement with GX-Life whereby the Company spun-off 100% of its ownership interests in the EGD Subsidiary (including the 4,000,000 EGD received under the Sky Rover SPA) in exchange for 100% of the outstanding common stock of GX-Life. In a related transaction, on October 2, 2015, the former shareholders of GX-Life sold all of their interests in the EGD Subsidiary to the Acquiring Shareholders in the Sky Rover SPA in exchange for 21,280,000 shares of our Company’s common stock previously acquired in the Sky Rover SPA.

Michael Dunn and Ning Liu were shareholders in GX-Life and acquired shares in the Company as a result of the series of transactions discussed in the preceding paragraph. In addition, Masuya Tomoe, an affiliate shareholder was also a shareholder in GX-Life which acquired Company shares as a result of the foregoing transactions.

Great Coin, Inc.

On October 21, 2015, GX-Life entered into the Subscription Agreement with Great Coin, a company co-owned by our CEO, Ning Liu, and COO/CFO, Michael Dunn. Under the Subscription Agreement, GX-Life originally agreed to purchase 5,000,000 GX Coins, at a price of $0.50 per GX Coin, for a total price of $2,500,000. In October 2015, GX-Life paid Great Coin $350,000 for 700,000 GX Coins under the Subscription Agreement. However, while Great Coin retained the $350,000 that was paid, the GX Coins were never delivered to GX-Life. Instead, the Subscription Agreement was superseded and replaced on February 17, 2016 by the Access and Services Agreement. Under the Access and Services Agreement, GX-Life agreed to pay an upfront fee of $350,000 which was deemed paid by GX-Life's previous payment made to Great Coin in October 2015, and the remaining obligations under the Subscription Agreement were canceled. Under the Access and Services Agreement, Great Coin has agreed to make available and manage the GX Coin Platform, in connection with which GX-Life Members of the GX-Life Global Compensation Plan will be able to receive commissions in the form of either a debit card, ACH deposit, or GX Coins. The GX Coin Platform will also allow GX-Life Members to sell GX Coins to other users of the GX Coin Platform, including the public and other GX-Life Members.

54

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

FINANCIAL STATEMENTS

Our audited consolidated financial statements for the years ended December 31, 2015 and 2014, are included herewith, and our unaudited consolidated financial statements for the three months ended March 31, 2016, and 2015, are included herewith.

55

GLOBAL FUTURE CITY HOLDING INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Global Future City Holding Inc.

We have audited the accompanying consolidated balance sheets of Global Future City Holding Inc. and subsidiaries (collectively the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Future City Holding Inc. as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon
Newport Beach, California
April 13, 2016

F-2

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
Assets:	2015	2014
Current assets:
Cash and cash equivalents	$655,405	$155,271
Accounts receivable, net of allowance	–	51,256
Inventories on hand	–	3,426
Inventory deposits	879,504	–
Deferred financing costs	14,489	–
Prepaid expenses	21,411	10,277
Total current assets	1,570,809	220,230
Property and equipment, net	249,325	6,059
Investment in Powerdyne at cost	250,000	–
Service contract- related party	350,000	–
Other assets	19,359	–
Total assets	$2,439,493	$226,289

Liabilities and Shareholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$326,700	$505,602
Accrued expenses and deposits	138,677	526,238
Accrued compensation	211,905	1,996,559
Membership deposits and accrued benefits	10,020	–
Deferred revenue	600	–
Notes payable	1,050,000	1,100,000
Advances from related parties	89,359	157,203
Total current liabilities	1,827,261	4,285,602
Total liabilities	1,827,261	4,285,602

Commitments and contingent liabilities

Shareholders’ equity (deficit):
Preferred stock, $0.001 par value: 20,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.001 par value: 150,000,000 shares authorized, 47,533,029 and 37,763,410 shares issued and outstanding at December 31, 2015 and 2014, respectively.	47,533	37,763
Additional paid-in capital	6,007,601	435,040
Accumulated deficit	(5,442,902)	(4,532,116)
Total shareholders’ equity (deficit)	612,232	(4,059,313)
Total liabilities and shareholders’ equity (deficit)	$2,439,493	$226,289

See accompanying Notes to Consolidated Financial Statements.

F-3

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014

Net revenues	$–	$51,255
Cost of net revenues	–	45,924
Gross profit	–	5,331

Operating expenses:
Selling and marketing (includes stock-based expense of $65,000 and $0 in 2015 and 2014, respectively)	102,915	31,620
General and administrative (includes stock-based expense of $0 and $12,500 in 2015 and 2014, respectively)	1,036,108	674,157
Total operating expenses	1,139,023	705,777
Operating loss	(1,139,023)	(700,446)

Other income (expense):
Interest expense	(104,799)	(159,868)
Interest income	13	–
Gain on extinguishment of debt	333,823	1,051,734
Total other income (expense)	229,037	891,866
Income (loss) before income taxes	(909,986)	191,420
Provision for income taxes	800	800
Net income (loss)	$(910,786)	$190,620

Basic net income (loss) per common share	$(0.02)	$0.01
Diluted net income (loss) per common share	$(0.02)	$0.01

Weighted average number of common shares used in basic per share calculations	45,004,313	37,609,063
Weighted average number of common shares used in diluted per share calculations	45,004,313	38,955,254

See accompanying Notes to Consolidated Financial Statements.

F-4

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2013	–	$–	38,018,748	$38,019	$213,876	$(4,722,736)	$(4,470,841)
Stock issued to non-employees for services	–	–	50,000	50	12,450	–	12,500
Stock returned for repayment of advances	–	–	(695,736)	(696)	(26,855)	–	(27,551)
Stock issued for extinguishment of debt	–	–	390,398	390	235,569	–	235,959
Net income	–	–	–	–	–	190,620	190,620
Balance at December 31, 2014	–	–	37,763,410	37,763	435,040	(4,532,116)	(4,059,313)
Sale of common stock	–	–	6,000,000	6,000	2,994,000	–	3,000,000
Stock issued to non-employees for services	–	–	250,000	250	64,750	–	65,000
Stock issued for extinguishment of debt	–	–	25,000	25	47,075	–	47,100
Stock issued for conversion of debt	–	–	123,268	123	58,156	–	58,279
Stock issued in connection with Stock Purchase Agreement	–	–	3,371,351	3,372	396,628	–	400,000
Forgiven accrued compensation by officer and employee	–	–	–	–	1,673,774	–	1,673,774
Other capital contributions	–	–	–	–	355,425	–	355,425
Net liabilities assumed in acquisition	–	–	–	–	(17,247)	–	(17,247)
Net loss	–	–	–	–	–	(910,786)	(910,786)
Balance at December 31, 2015	–	$–	47,533,029	$47,533	$6,007,601	$(5,442,902)	$612,232

See accompanying Notes to Consolidated Financial Statements.

F-5

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(910,786)	$190,620
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Gain) on extinguishment of debt	(333,823)	(1,051,734)
Common stock issued for services and compensation	65,000	12,500
Depreciation	6,367	6,110
Amortization of debt discount/debt accretion	–	2,500
Changes in operating assets and liabilities:
Accounts receivable	51,256	(51,256)
Inventory and inventory deposits	(876,078)	49,070
Prepaid expenses	(11,133)	(6,045)
Service contract - related party	(350,000)	–
Other assets	(19,359)	–
Accounts payable	77,298	86,360
Accrued expenses	26,441	147,148
Accrued compensation	(56,880)	256,284
Membership deposits and accrued benefits	10,020	–
Deferred income	600	–
Net cash used in operating activities	(2,321,077)	(358,443)

Cash flows from investing activities:
Capital expenditures	(249,634)	–
Acquisition of Powerdyne EB-5 license	(200,000)	–
Net cash used in investing activities	(449,634)	–

Cash flows from financing activities:
Sale of common stock	3,000,000	–
Proceeds from capital contribution for acquisition of Powerdyne	150,000	–
Proceeds from capital contributions	188,178	–
Cash paid for deferred financing costs	(14,489)	–
Repayments to a related party	(52,844)	(1,871)
Proceeds from issuance of notes payable	–	40,000
Proceeds from deposit on proposed business combination	–	525,000
Payment to shareholder to facilitate proposed business combination	–	(50,000)
Net cash provided by financing activities	3,270,845	513,129

Net increase (decrease) in cash and cash equivalents	500,134	154,686

Cash and cash equivalents at beginning of year	155,271	585
Cash and cash equivalents at end of year	$655,405	$155,271

Supplemental disclosure of cash flow information:
Cash paid for interest	$437	$562
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Repayment of accounts payable and advances with common stock	$47,075	$27,551
Conversion of notes payable and accrued interest	$58,279	$70,479
Discount on convertible notes payable	$–	$2,500
Forgiven accrued compensation	$1,673,774	$–
Investment in Powerdyne with note payable	$250,000	$–
Net liabilities assumed in GX-Life acquisition	$17,247	$–

See accompanying Notes to Consolidated Financial Statements.

F-6

GLOBAL FUTURE CITY HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              Business and Nature of Operations

Corporate History

Our Company was incorporated in the State of Nevada on October 12, 2000 under the name Cogen Systems, Inc. We changed our name to Snocone Systems, Inc. on December 6, 2001. On April 1, 2005, Snocone Systems, Inc. and its wholly-owned subsidiary, WYD Acquisition Corp., a California corporation (the “Merger Sub”), merged with Who’s Your Daddy, Inc. (“WYD”), an unrelated, privately held California corporation, whereby the Merger Sub merged with and into WYD. After the merger, WYD continued its corporate existence as a direct, wholly-owned subsidiary of Snocone Systems, Inc. under the laws of the State of California. On April 13, 2005, we changed our name to Who’s Your Daddy, Inc. and, effective June 1, 2010, we changed our name to FITT Highway Products, Inc. Effective October 29, 2013, we merged with F.I.T.T. Energy Products, Inc. (“FITT”) whereby FITT merged into our Company, with our Company being the surviving entity. Effective October 29, 2014 the name of our Company was changed to Global Future City Holding Inc. and our trading symbol changed from “FHWY” to “FTCY.”

Description of Business and Nature of Operations

We are a holding company focused in the areas of consumer product sales (through a membership program) and EB-5 investments.

With respect to consumer product sales, we entered this market space through our October 2015 acquisition of GX-Life Global, Inc. (“GX-Life”). See Note 3. Through GX-Life, we sell high quality consumer products such as personal care, wellness, and quality-of-life products under the brand, “GX-Life”, via direct sales to consumers and e-commerce channels. GX-Life is a business which has developed a robust, scalable network marketing platform that utilizes iMatrix’s software to support direct selling opportunities throughout the world. During the three months ended March 31, 2016, we have received approximately $1,770,000 from new members enrolled in our GX-Life direct-selling membership program.

Our direct-selling program includes a reward program featuring a digital currency (the “GX Coin”) we access through an agreement with Great Coin, Inc. (“Great Coin”). See Note 6.

GX-Life, prior to our acquisition, was primarily owned by our CEO, Ning Liu, and our COO/CFO, Michael Dunn. Great Coin is currently owned by the same two individuals.

In 2015, we purchased 100% of the membership interests in Powerdyne, an EB-5 Regional Center approved by the USCIS. See Note 3. As an EB-5 Regional Center, we intend to attract and pool investments from qualified foreign investors for the purpose of job creation within a defined geographic region. To date, we have not yet been involved with any EB-5 investment projects, but we are actively pursuing several opportunities. Due to the size, scope and complexity of these projects, we expect that it will take significant time for their vetting, funding and completion.

We will continue to market and sell our previous product line, the F.I.T.T. brand of energy drinks, as part of our direct-selling business.

Changes in Ownership

Sky Rover Stock Purchase Agreement

On April 17, 2015, our Company and Sky Rover Holdings, Ltd., a corporation formed under the laws of the Republic of Seychelles (“Sky Rover”) completed the closing of a Stock Purchase Agreement (the “SPA”) whereby certain unaffiliated parties that contributed cash, E-Gold coin (“EGD”) crypto-assets, and other consideration to complete the SPA (including the shares issued to Mr. Lei Pei as described below) (collectively, the “Acquiring Shareholders”) cumulatively acquired approximately 87.3% of the outstanding shares of stock of our Company in exchange for our receipt of $400,000 in cash and the contribution of 4,000,000 EGD to our wholly-owned subsidiary, Global Modern Enterprise Limited, a Hong Kong entity (the “EGD Subsidiary”). Additionally, Sky Rover’s officer, Mr. Lei Pei, provided the initial down payment for the purchase of Powerdyne.

In connection with the closing of the SPA, Mr. Lei Pei purchased 6,000,000 newly-issued shares of our common stock for $3,000,000 in cash in a separate transaction that closed on March 30, 2015, which was meant to provide working capital for our anticipated expansion programs. On August 17, 2015, Mr. Pei, resigned from our Company as its Chief Executive Officer, Chief Financial Officer and Chairman.

In connection with the share purchase by Sky Rover, we intended to market and deploy the EGD through a reward program (“Rewarded EGD”). EGD is a crypto-asset rather than digital currency because unlike digital currency, users cannot purchase goods or services with EGD or use EGD as a medium of exchange. In order to ensure compliance with existing securities regulations, on February 10, 2015 we filed a Request for No-Action Relief (the “No-Action Letter”) with the Securities and Exchange Commission (“SEC”) to obtain clarification that the SEC will not recommend enforcement action against our Company and its related subsidiaries regarding our use of the EGD. Despite several inquiries made by our Company, we did not receive a substantive response from the SEC on the No-Action Letter. This led management to elect to rescind the previous contribution of EGD and to focus on the acquisition of GX-Life as described below. As a result, on October 9, 2015, we withdrew the No-Action Letter from consideration by the SEC.

F-7

GX-Life Acquisition

On October 2, 2015, we completed a Share Exchange Agreement with GX-Life, whereby we spun-off 100% of our ownership interest in the EGD Subsidiary (including 4,000,000 EGD) in exchange for 100% of the outstanding common stock of GX-Life. In a related transaction, on October 2, 2015, the former shareholders of GX-Life sold all of their interests in the EGD Subsidiary to the Acquiring Shareholders in the Sky Rover SPA in exchange for 21,280,000 shares of our Company’s common stock previously acquired in the Sky Rover SPA. Collectively these two transactions are referred to as the “GX-Life Transactions”. As a result of the GX-Life Transactions, much of the Sky Rover SPA has been effectively unwound and the 4,000,000 EGD crypto-assets are no longer owned or controlled by our Company or any of our subsidiaries.

The GX-Life Transactions effectuated a change in control of our Company, as the former shareholders of GX-Life, including Michael Dunn, Ning Liu and Tomoe Masuya, acquired 21,280,000 shares of our common stock representing an aggregate voting power of 45.9%.

Form S-1 Registration Statement

On May 8, 2015, we filed a Form S-1 Registration Statement under the Securities Act of 1933 (“S-1”) with the SEC for the initial registration of 10 million shares of our common stock, and the S-1 has been declared effective by the SEC. The offering is priced at $3.50 per share. Subsequent to December 31, 2015, we arranged for the sale of 1,000,000 shares under the S-1 for a total of $3,500,000. In that regard, we have received $999,975 to date and we are in the process of finalizing the remaining paperwork and funding with respect to the sale.

Management Plans

During 2015, our Company entered into various corporate transactions and started setting up our direct selling program.  As such, no revenues were derived in 2015 and the Company’s annual expenditures are greater than cash reserves at year end.  Such conditions raise substantial doubt about our ability to continue as a going concern.  In 2016 we have started generating revenues and have received substantial direct selling program membership deposits which help fund operations.  In addition, through the date of issuance, we have raised approximately $3.5M through the sale of our common shares, approximately $1.0 million of which has been received as described above.  Accordingly, based on anticipated future expenditures, cash on hand at year end, and receipts subsequent to year end, we believe any substantial doubt about our ability to continue as a going concern has been alleviated.

2.              Significant Accounting Policies

Accounting policies refer to specific accounting principles and the methods of applying those principles to fairly present our financial position and results of operations in accordance with generally accepted accounting principles. The policies discussed below include those that management has determined to be the most appropriate in preparing our consolidated financial statements

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Global Future City Holding Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes. Actual results could differ from those estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Our significant estimates relate to revenue recognition, inventory valuation, reserves for right of return on revenues, impairment of long-lived assets, and the valuation of stock compensation and awards.

Concentrations of Credit Risks

We will invest any cash balances we may have through high-credit quality financial institutions. From time to time, we may maintain bank account levels in excess of FDIC insurance limits.  If the financial institution in which we have our accounts has financial difficulties, any cash balances in excess of the FDIC limits could be at risk.

Accounts receivable at December 31, 2014 was from one customer. There was no accounts receivable at December 31, 2015.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Allowances for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness, past transaction history with the customer, and current economic industry trends. As of December 31, 2015 and 2014, there were no allowances for doubtful accounts.

F-8

Inventories

Inventories are valued at the lower of first-in, first-out, cost or market value (net realizable value). We regularly review our inventory quantities on hand and record a provision for excess and slow moving inventory based primarily on our estimated forecast of product demand and related product expiration dates.

Deferred Financing Costs

The costs incurred in connection with the Form S-1 Registration Statement will be netted against the proceeds we expect to receive in connection therewith.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of five years.  Significant renewals and betterments are capitalized while maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized on the straight-line basis over the lesser of their estimated useful lives or the term of the related lease.

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with ASC 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

Impairment of Long-Lived Assets

We review our long-lived assets in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. There were no impairments during the years ended December 31, 2015 and 2014.

Fair Value of Financial Instruments

We follow the guidance of ASC 820 – Fair Value Measurement and Disclosure. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our Company. Unobservable inputs are inputs that reflect our Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Our financial instruments consisted primarily of (level 1) accounts payable, accrued expenses and deposits, accrued compensation, membership deposits and accrued benefits, deferred revenue and notes payable. The carrying amounts of our financial instruments generally approximate their fair values due to the short term nature of these instruments.

As of December 31, 2015 and 2014, we did not have any level 2 or 3 assets or liabilities.

Debt Issued with Common Stock

Debt issued with common stock is accounted for under the guidelines established by ASC 470-20 – Accounting for Debt With Conversion or Other Options. We record the relative fair value of common stock related to the issuance of convertible debt as a debt discount or premium. The discount or premium is subsequently amortized to interest expense over the expected term of the convertible debt.

F-9

Convertible Debt

We account for free-standing derivative instruments and hybrid instruments that contain embedded derivative features in accordance with ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, as well as related interpretations of this topic. In accordance with this topic, derivative instruments and hybrid instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair values with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and are recognized at fair value with changes in fair value recognized as either a gain or loss in earnings. We determine the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, giving consideration to all of the rights and obligations of each instrument. We record all of these liabilities at their fair value at issuance and adjust the liabilities quarterly to reflect changes in their fair value.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to historical net losses, a valuation allowance has been established to offset the deferred tax assets.

Revenue Recognition

Revenue from product sales are recorded when the products are shipped and title passes to independent members. Net revenues are determined after deducting promotional and other allowances in accordance with ASC 605-50. Product sales to members are made pursuant to a member agreement that provides for transfer of both title and risk of loss upon our delivery to the carrier that completes delivery to the members. This is commonly referred to as “F.O.B. Shipping Point.” Amounts received for unshipped product are recorded as deferred revenue. Our sales arrangements do not contain right of inspection or customer acceptance provisions other than general rights of return. We estimate and accrue a reserve for product returns based on our return policies and historical experience, with the expense recorded as a reduction to revenue.

Cash receipts for enrollment packages include nonrefundable enrollment fees for all new members and an additional deposit for upgrading to VIP status if a member so chooses. The nonrefundable enrollment fee, is deferred and recognized over the term of the arrangement, generally twelve months. The VIP status upgrade is a deposit which is repayable to a member either in cash, product or convertible into GX Coins. There is no revenue associated with the VIP status upgrade deposit. Enrollment packages provide members access to both a personalized marketing website and a business management system. No upfront costs are deferred as the amount is nominal.

Shipping and Handling

Shipping and handling costs are recorded as a cost of net revenue and are expensed as incurred.

Commissions

Members of our direct-selling program primarily earn commissions based on total personal and group sales volume and also based on their VIP status. Members may also earn incentives, which may be both monetary and non-monetary in nature, based on meeting certain qualifications during a designated incentive period. We accrue commissions, including our estimate of costs associated with the incentives, when earned and pay commissions generally within the agree-to timeframe following the end of the applicable sales or incentive period.

In some markets, we pay certain bonuses on purchases by up to three generations of personally enrolled members, as well as bonuses on commissions earned by up to three generations of personally enrolled members.

From time to time, we make modifications and enhancements to our compensation plan to help motivate members, which can have an impact on member commissions. From time to time, we may also enter into agreements for business or market development, which may result in additional compensation to specific members.

Net Income (Loss) per Share

We present basic income (loss) per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. At December 31, 2015 and 2014, we had no outstanding options or warrants to purchase any of our common shares, respectively. As of December 31, 2014, we had certain debt with conversion features, which was convertible into approximately 1,346,191 shares of common stock. We added these dilutive shares to the denominator and added back approximately $18,000 of related interest in the numerator for weighted average diluted earnings per share. As of December 31, 2015, we had convertible debt; however, the effects of the convertible debt would have been anti-dilutive due to loss in the period.

F-10

Stock-Based Compensation

We account for our stock-based compensation in accordance with ASC 718 – Stock Compensation. We account for all stock-based compensation using a fair-value method on the grant date and recognize the fair value of each award as an expense over the requisite vesting period.

Accounting for Equity Instruments Issued to Non-Employees

We account for our equity-based payments to non-employees under ASC 505 – Equity. The fair value of the equity instrument issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of our common stock on the date the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to the statement of operations and credited to common stock and/or additional paid-in capital as appropriate.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”.Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for us beginning January 1, 2018. We are currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern", which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early application is permitted. Management is still in the process of assessing the impact of ASU 2014-15 on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05 “Intangibles-Goodwill and Other-Internal-Use Software.” The standard amended the existing accounting standards for intangible assets and provides explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The pronouncement is effective for reporting periods beginning after December 15, 2015. We early adopted ASU 2015-05 and applied service contract treatment to the Software License and Service Agreement (Note 6) as we do not have the right to take possession of the software, and thus the contract is deemed a service contract.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. ASU 2015-17 will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards. The new standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those annual years, and early application is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those annual years, and early application is permitted. We are currently assessing the impact that this standard will have on our consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

3.              Acquisitions

Sky Rover Stock Purchase

On September 19, 2014, we entered into the “Sky Rover SPA. At closing, Sky Rover was to acquire 30,400,000 shares (the “Shares”) of our common stock which was to equal approximately 80% of the then outstanding shares of common stock of our Company. In consideration of the Shares, Sky Rover was to pay to us a total $400,000.

F-11

On February 17, 2015, we amended the terms of the Sky Rover SPA (the “Amended SPA”). According to the terms of the Amended SPA, Sky Rover agreed to deposit 4,000,000 EGD into the EGD subsidiary.

On April 17, 2015, our Company and Sky Rover completed the closing of the Sky Rover SPA. As a result, Sky Rover’s designees received 33,240,000 shares of our common stock of which 3,371,351 were newly issued and 29,868,649 were conveyed by certain affiliated and unaffiliated existing shareholders to complete the transaction. Prior to the closing, Sky Rover advanced $539,885, consisting of the $400,000 purchase price and $139,885 towards reimbursement of certain corporate costs.

The acquisition of the EGD is considered an asset purchase for accounting purposes based on the guidance of ASC 805 - Business Combinations. We recorded the value of the EGD as of the date of acquisition at $0 as its value was highly uncertain due to various restrictions on its use and our ability to exploit any value.

GX-Life

On October 2, 2015, we completed a Share Exchange Agreement with GX-Life, whereby we spun-off 100% of our ownership interest in the EGD Subsidiary (including 4,000,000 EGD), which we had valued at $0, in exchange for 100% of the outstanding common stock of GX-Life. In accordance with ASC 805, we have included the financial results of GX-Life in our consolidated financial statements as of the date of acquisition. The assets and liabilities of GX-Life assumed on the acquisition date were recorded at fair value, which approximated the carrying value, and are included in the consolidated financial information post-merger. Following is a summary of the assets and liabilities assumed as of the acquisition date:

Assets:
Cash	$100
Deposits for inventory	491,988
Other deposits	5,700
Total assets	497,788

Liabilities:
Accounts payable	19,298
Due to related parties	495,737
Total liabilities	515,035
Net liabilities assumed	$17,247

Following is pro-forma revenue and earnings information for the year ended December 31, 2015 assuming both our Company and GX-Life had been combined as of September 1, 2015, the date of formation of GX-Life. Amounts are unaudited:

Net revenue	$0

Net loss	(928,033)

Acquisition of Powerdyne

In March 2015, we acquired 100% of the membership interests in Powerdyne, an EB-5 Regional Center. We plan to raise funding for real estate development projects through the EB-5 Regional Center, a vehicle designated by the USCIS as eligible to receive immigrant investor capital to promote economic growth, improve regional productivity, create jobs, and increase domestic capital investment.

The purchase price was $250,000, of which $150,000 was contributed by our former CEO Lei Pei. We paid an additional $50,000 and the remaining installments of $25,000 each are due on January 1, 2016 and April 1, 2016 (collectively “Installment Payments”).

As collateral for the timely payment of the Installment Payments, we pledged and granted a security interest in the acquired membership interest of Powerdyne to the seller, until such time all Installment Payments have been made.

F-12

The purchase of Powerdyne is considered an asset purchase for accounting purposes based on the guidance of ASC 805 - Business Combinations, as Powerdyne does not have features of a business nor does it have any operations. Through the Powerdyne acquisition, we acquired the right to issue licenses to projects such that the projects will benefit from its regional center approved status.

We have included the capitalized amount as a separate line item in the accompanying consolidated balance sheet as of December 31, 2015.

4.              Inventories

Inventories on hand at December 31, 2014 consist of finished goods from our previous F.I.T.T. brand energy shots. Deposits for inventories at December 31, 2015 are down payments for products of our new direct-selling business which were shipped to us in the first quarter of 2016.

5.              Property and Equipment, net

Property and equipment, net consist of the following at December 31:

	2015	2014
Furniture	$103,515	$6,536
Computers	10,001	11,091
Software	62,610	16,894
Leasehold improvements	80,638	—
	256,764	34,521
Less accumulated depreciation	(7,439)	(28,462)
	$249,325	$6,059

Property and equipment, net amounts shown above include $244,179 in items not placed into service until 2016, primarily as a result of our move into our current office facility. Depreciation expense was $6,367 and $6,110 for the years ended December 31, 2015 and 2014, respectively.

6.              Software License and Services Agreement

As described in Note 1 under the caption Sky Rover Stock Purchase Agreement, we had previously intended to market the EGD through a reward program. GX-Life has determined that incorporating a crypto-asset other than EGD into a reward program would be important to its success. As a result, on October 21, 2015, GX-Life entered into a $2.5 million Subscription Agreement with Great Coin under which it made an initial purchase of 700,000 GX Coins for $350,000. However, the purchase was never consummated because the Subscription Agreement was subsequently superseded and replaced by way of a February 17, 2016 Software License and Services Agreement with Great Coin (the “Software License Agreement”) under which Great Coin granted a license for the GX Coins for an upfront license fee of $350,000 which was deemed paid by the payment made in October 2015 and the remaining obligations under the Subscription Agreement were canceled. The agreement was accounted for under newly adopted ASU 2015-05 as documented in Note 2. The GX Coins are a digital currency, a form of crypto-asset, which we are incorporating into a reward program for our consumer products sales programs.

Under the Software License Agreement, which has a term of 10 years, members of our consumer product sales programs may elect to convert status or rewards points into GX Coins at agreed-to conversion rates. When a member converts status or reward points, we will record revenues, excluding the conversion fee payable to Great Coin, equal to 80% of the conversion amount, up to $4,000,000 in total conversion amounts, and 50% of the conversion amount thereafter.

We have classified the $350,000 as a separate line item in our consolidated balance sheet and it will be amortized on a straight-line basis over the expected period of benefit.

7.               Accrued Expenses

Accrued expenses consist of the following at December 31:

	2015	2014
Accrued interest	$126,512	$38,773
Accrued royalties and commissions	11,366	11,666
Deposit on proposed business combination	–	475,000
Other	799	799
	$138,677	$526,238

During the fourth quarter of 2014, we reached settlement agreements with most all of our noteholders and we restructured their notes. The settlements included an agreement by the noteholders to forgo payment of nearly all of the interest which had been accrued but unpaid as of the dates of each settlement agreement. See Note 11 for further information.

F-13

During 2014, we first entered into agreements with Greenome, then with Sky Rover under which we agreed to sell 80% of our outstanding common stock. As part of the agreements, we received deposits from Greenome and Sky Rover to be used to mitigate debt, to acquire common stock from a major shareholder on their behalf, and to continue our operations. See Notes 3 and 16 for further information with respect to these agreements.

8.               Accrued Compensation

Accrued compensation consists of the following at December 31:

	2015	2014
Accrued officer’s compensation – former CEO	$–	$1,053,187
Accrued other compensation – employee	–	441,462
Accrued payroll taxes – delinquent	211,905	316,044
Accrued payroll taxes on accrued payroll (not yet due)	–	185,866
	$211,905	$1,996,559

In prior years, we made minimal payments to our employees and accrued most of their compensation. In addition, we have delinquent Federal and State payroll taxes incurred mainly under previous management. In 2015 we made payments of $52,597 against the Federal obligation. Additionally, based on an accounting received from the Internal Revenue Service (“IRS”), we determined that our accrual for past-due Federal payroll taxes was overstated due to collections made, which were unknown to us, from other responsible parties along with lower than estimated interest and penalties. As a result, at December 31, 2015, we reduced our liability by $60,000, with $6,000 reducing interest expense accrued during 2015 and $54,000 recorded as a gain on extinguishment of debt. In January 2016, we received approval from the IRS for a 4-year payment plan to repay this obligation with the first payment scheduled for April 2016. While it is possible that the other responsible parties from whom the IRS made collections of approximately $20,000 could request reimbursement from our Company, we believe that possibility is unlikely and have recorded no liability for such an event.

In 2014, in order to facilitate the investment by Sky Rover discussed in Note 1, we entered into settlement agreements with our former CEO and Controller under which they agreed to forgive all accrued but unpaid salary once all closing conditions of the Sky Rover SPA had been met. During the three months ended March 31, 2015, when all closing conditions of the Sky Rover SPA became effective, our former Chief Executive Officer and former Controller forgave all accrued compensation owed to them in accordance with settlement agreements which, along with the related accrued payroll taxes, totaled $1,673,774. This amount has been recorded as contributed capital in the accompanying consolidated financial statements due to the related party nature of the transaction.

In 2013, we merged with a private company whose CEO was our former CEO. Prior to the merger, the private company had made advances to our former CEO, either personally or to a company he owns, of $691,805, including annual interest of 6%. During the fourth quarter of 2013, our CEO repaid the advances through an agreement to surrender 668,386 shares of common stock of our post-merged company which were beneficially owned by him as part of the Merger. The shares were valued at approximately $1.04, the volume weighted adjusted price of the common stock for the 20 trading days prior to his agreement to surrender the shares. While the advances were formally relieved in fiscal 2013, the shares were surrendered during the first quarter 2014.

Effective January 14, 2014 an employee repaid certain advances made to him in 2013 in the amount of $27,551 through an agreement to surrender 27,350 shares of common stock of our post-merged company which were beneficially owned by him. The shares were valued at the volume weighted adjusted price of the common stock for the 20 trading days prior to his agreement to surrender the shares.

9.               Membership Deposits and Accrued Benefits

Newly enrolled members in our direct-selling program may elect to increase their status to one of four VIP levels by providing us a cash deposit which is refundable at the end of one year. The deposit accrues reward points at the rate of 0.001 point per day per dollar of deposit, which is equivalent to an effective annual rate of 36.5%. A member’s deposited funds, plus any accrued reward points, are redeemable for cash, additional Company products, or GX Coins. At December 31, 2015, one member had made a $10,000 VIP deposit.

F-14

10.              Notes Payable

Notes payable consists of the following at December 31:

	2015	2014
Acquisition note - Powerdyne	$50,000	$–
Convertible promissory notes – debt acquisition	100,000	100,000
Notes payable – original bridge	120,000	120,000
Notes payable – bridge loan #1	355,000	355,000
Notes payable – bridge loan #2	175,000	200,000
Notes payable – bridge loan #3	250,000	250,000
Convertible promissory note – Asher/Goldenrise	–	55,000
Convertible promissory notes – service agreement	–	20,000
Subtotal	1,050,000	1,100,000
Less current portion	(1,050,000)	(1,100,000)
Long-term portion	$–	$–

Notes Payable Settlement Agreements

During the fourth quarter of 2014 and the first quarter of 2015, we reached settlements with most of our noteholders to restructure their notes (“Settlement Agreements”). In the restructuring of the notes payable, which was one of our Company’s conditions for closing of the Sky Rover SPA, our noteholders agreed to a) forgo payment of nearly all of the interest which had been accrued but unpaid as of the dates of each settlement agreement, b) a new interest rate of 10% per annum, c) a new maturity date of August 1, 2015, and d) a Company option to convert into free-trading shares of our common stock at any time the common stock has a closing bid price per share of $1.00 or more for 20 consecutive trading days after the closing of the Sky Rover SPA. Certain noteholders also agreed to relinquish to Sky Rover shares of their common stock they received with their original notes, contingent upon the Sky Rover SPA closing which occurred on April 17, 2015. In addition, holders of the restructured convertible promissory notes also agreed to forgo any additional principal (over and above the original principal) payable under their notes. As a result of these settlements, we recorded gains on extinguishment of debt totaling $952,400 in 2014 and $35,403 in 2015.

Acquisition Note – Powerdyne

In connection with our acquisition of Powerdyne (see Note 3), we are required to make the following remaining Installment Payments of $25,000 due January 1, 2016, and April 1, 2016. As collateral for the timely payment of the Installment Payments, we pledged and granted a security interest in the acquired membership interest of Powerdyne to the seller, until such time all Installment Payments have been made. Subsequent to December 31, 2015, the remaining Installment Payments were made.

Convertible Promissory Notes – Debt Acquisition

During the first quarter of 2013 we entered into Debt Acquisition Agreements (“Debt Agreements”) with two parties affiliated with each other (the “Debt Funders”). Under the Debt Agreements, we issued convertible promissory notes totaling $150,000, $50,000 of which was subsequently converted to equity. Prior to the Settlement Agreements discussed above, the notes bore interest at 10% per annum and were repayable at two times the principal amount of the notes. Repayment was to be made by conversion into shares of our common stock based on a 20-day volume weighted average price with the minimum conversion price based on a market valuation $10 million and the maximum is based on a market valuation of $20 million. The due date by which the Debt Funders were to convert the notes was December 31, 2013, but such conversion was never made. In December 2014, we entered into Settlement Agreements with the holders of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements. Accordingly, these notes are no longer convertible at the option of the holder.

Note Payable – Original Bridge

These notes had an original face value totaling $245,000. Prior to the Settlement Agreements discussed above, they bore interest from 10% to 12% per annum and were repayable from a pool of 10% of gross proceeds from the sales of certain F.I.T.T. energy drink products. In December 2013, a noteholder converted $75,000 of this debt to equity. In 2014, we facilitated a share purchase agreement between Greenome Development Group, Inc. (“Greenome”) and a significant shareholder. Per the terms of the agreement, we were relieved of $50,000 in debt from the shareholder. No payments have been made to date on these notes. In December 2014, we entered into Settlement Agreements with the holders of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements.

F-15

Note Payable – Bridge Loan #1

In 2010, we initiated an offering to issue up to $1.0 million of units of securities, each unit consisting of a 12% unsecured promissory note and 0.083 shares of our common stock for every dollar invested. In connection with this offering, we issued notes with face value totaling $580,000. During the three-month periods ended December 31, 2013 and March 31, 2014, respectively, the noteholders converted $175,000 and $50,000 into shares of common stock. The notes were repayable 12 months from the date of issue and repayment was to come from a pool of 10% of cash receipts from the sales of certain F.I.T.T. energy drink products. No payments have been made to date on these notes. In December 2014, we entered into Settlement Agreements with the holders of $345,000 face value of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements.

Note Payable – Bridge Loan #2

In November 2011, we initiated a Bridge Loan offering of up to $1.0 million of units of securities, each unit consisting of a 10% convertible promissory note (interest rate increasing to 18% upon an event of default) and 5.5 shares of our common stock for every dollar invested with repayment to be made at two times the principal amount of the notes. The notes matured at various dates, all of which were within twelve months of the respective date of issuance. In connection with this offering, we issued notes with principal amounts totaling $255,000 (repayment amounts totaling $510,000). The additional principal of $255,000 was accreted over the respective term of each of the notes. We also recorded an initial discount on the notes of $11,275 based on the estimated fair market value of our common shares on the date of issuance. As of December 31, 2014, there was no remaining unamortized discount. During the three-month period ended December 31, 2013, $80,000 in principal amounts ($160,000 in repayment amounts) were converted to equity. Prior to the Settlement Agreements discussed above, in the event we filed a registration statement with the SEC and it was declared effective, we had the option to repay the original principal plus accrued interest in shares of its common stock calculated at the offering price within the registration. No payments have been made to date on these notes payable. We entered into Settlement Agreements in the fourth quarter of 2014 with holders of $150,000 face value of these notes, and in the first quarter of 2015 with holders of $25,000 face value of these notes, all with the same terms as described under the above caption Notes Payable Settlement Agreements.

Note Payable – Bridge Loan #3

In December 2012, we initiated a Bridge Loan offering of up to $1.0 million of units of securities, each unit consisting of a 10% convertible promissory note (interest rate increasing to 18% upon an event of default). During the second quarter of 2013, we issued a note with face value totaling $250,000 in connection with the offering and received proceeds of $225,000. We recorded an initial discount of $25,000 on this note which was amortized through June 30, 2013, the effective maturity date of the note. The additional principal of $250,000 was accreted through the effective maturity date of June 30, 2013. Prior to the Settlement Agreements discussed above, the note was repayable at two times the principal amount of the note (repayment amount of $500,000) and matured June 30, 2013. Our Company had the option to repay the note in cash, shares of common stock of the merged entity, or a combination of cash and shares of common stock. Any portion of payment made in shares of our common stock was to be valued at the 20-day volume weighted adjusted market price of the stock of the merged entity. No payments have been made to date on these notes payable. In the fourth quarter of 2014, we entered into Settlement Agreements with the holder of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements, with the exception that the modified note does not contain a conversion option.

Convertible Promissory Note – Asher/Goldenrise

On January 6, 2014, we issued a convertible promissory note to Asher Enterprises, Inc. (“Asher”) in the amount of $42,500. The note bore interest at 8% per annum and matured on October 8, 2014. Any amount of principal or interest which was not paid by the maturity date would bear interest at 22% per annum from the maturity date. The note was convertible into shares of our common stock beginning 180 days from the date of the note at a conversion price of 58% of the market price of the common stock. The note included a ratchet provision, which adjusted the conversion price in the event of a capital raise at a lower amount per share than the conversion price. We recorded an initial discount of $2,500 which was through October 8, 2014, the maturity date, and accelerated the amortization as a result of the note assumption by Goldenrise Development, Inc. (“Goldenrise”) described below. During the years ended December 31, 2015 and 2014, $0 and $2,500, respectively was amortized to expense.

On July 15, 2014, we entered into an Assignment Agreement with Asher and Goldenrise under which Asher agreed to assign the note to Goldenrise for consideration of $55,000. Also effective on July 15, 2014 and subsequent to the assignment, we amended the note to revise the principal amount to $55,000 and to modify the conversion feature so that the conversion price cannot be lower than $0.15 per share. The amendment also eliminated the note’s ratchet provision. As such, derivative accounting does not apply under the new terms. In connection with this transaction, we recorded a loss on extinguishment of debt of $9,948.

Convertible Promissory Notes – Service Agreement

During the first quarter of 2013, we became obligated to issue convertible promissory notes totaling $20,000 to a company under a Service Agreement. The notes bear no interest and were to be repayable through a conversion into shares of our common stock. We have now determined that the service provider has not performed any services under the agreement and allowed for adequate time for the service provider to make good on their service obligation. Therefore, management believes the obligation is invalid. As a result, in 2015 we eliminated the note and recorded a gain on extinguishment of debt of $20,000.

F-16

Debt Conversions

In April 2015, Goldenrise converted its convertible promissory note into 123,268 shares of common stock in accordance with the terms of the note.

11.              Advances from Related Parties

Advances from related parties consist of the following at December 31:

	2015	2014
Advances from our CFO (former CEO)	$89,359	$142,203
Advances from Shareholder	–	15,000
	$89,359	$157,203

12.              Commitments and Contingencies

On October 16, 2015, we entered into a lease agreement for 5,824 square feet of office space in Irvine, California. The lease has a minimum term of 60 months with monthly rents escalating from $14,676 in year one to $17,472 in year five. Tenant improvements made by the landlord were completed at the end of January 2016, at which time we moved into the space and our lease commenced. Annual rent expense for the years ended December 31, 2015 and 2014 was $33,335 and $22,109, respectively.

Future minimum lease obligations as of December 31, 2015 are as follows:

2016	$161,436
2017	183,163
2018	191,493
2019	199,881
2020	208,907
Thereafter	17,472
Total minimum lease obligations	$962,352

13.              Capital Stock

Preferred Stock

We have authorized the issuance of a total of 20,000,000 shares of our preferred stock, each share having a par value of $0.001.

Common Stock

We have authorized the issuance of 150,000,000 shares of our common stock, each share having a par value of $0.001. Prior to the closing of the SPA with Sky Rover, Mr. Lei Pei purchased 6,000,000 newly-issued shares of our common stock for $3,000,000 in cash in a separate transaction that closed on March 30, 2015.

Effective April 17, 2015 in connection with the closing of the Sky Rover SPA, Sky Rover's designees received 33,240,000 shares of our common stock of which 3,371,351 were newly issued and 29,868,649 were conveyed by certain affiliated and unaffiliated existing shareholders to complete the transaction. All shares were considered to be part of the $400,000 acquisition price to acquire the stock per the terms described in Note 3.

Common Stock Issued for Services

During 2015, we issued 250,000 shares of our common stock for consulting services related to marketing. The shares were valued at $65,000 which was our determination of the fair market value of the shares. We recorded selling and marketing expense of $65,000 in connection with the share issuances.

During 2014, we issued 50,000 shares of common stock for services relating to investor relations and the development of shareholder awareness. The shares were valued at $12,500 which was our determination of the fair market value of the shares. We recorded general and administrative expense of $12,500 in connection with the share issuance.

Common Stock Issued to Extinguish Debt

During 2015, we entered into settlement agreements with two vendors under which we issued 25,000 shares of our common stock to settle $49,189 of outstanding amounts due. We recorded a gain of on extinguishment of debt of $2,089 on these settlements.

In 2014, a creditor holding notes payable with repayment amounts totaling $55,000 ($50,000 in Notes Payable- Bridge Loan #1 and $5,000 in Notes Payable – Other) agreed to settle the obligations by accepting 115,637 shares of our common stock. Prior to the settlement, these notes contained no stated conversion features. We valued the shares at their fair market value on the date of settlement and during the year ended December 31, 2014, we recorded a loss on extinguishment of debt totaling $33,594 in connection with this transaction.

Also in 2014, we issued 274,761 shares of our common stock to our legal counsel to settle the $274,761 accounts payable balance owed to them. We valued the shares at their fair market value on the date of settlement and recorded a gain on extinguishment of debt of $142,876 in connection with this transaction.

F-17

Contributed Capital

During 2015, our former Chief Executive Officer, Michael Dunn and our former Controller forgave accrued compensation due to each of them. In connection with these transactions, we recorded contributed capital of $1,673,774.

Also in 2015, we recorded the following transactions as contributed capital:

Payments made by a former CEO, Lei Pei, for Powerdyne acquisition	$175,000
Advances in connection with Sky Rover SPA for expenses incurred due to late closing of the Sky Rover SPA	139,885
Net receipts in connection with all outstanding issues with Mr. Lei Pei	40,540
$355,425

Warrants and Stock Options

During the years ended December 31, 2015 and 2014, there were no warrants or stock options outstanding and there was no expense related to warrants or stock options.

On December 30, 2015, we elected to withdraw and terminate our Option Plan for employees, officers, and consultants of our Company. At the time of cancellation, there were no options outstanding and 13,889 shares were remaining for future issuance. We will re-evaluate the implementation of an option plan in the future at the Board of Director’s discretion.

14.              Income Taxes

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the years ended December 31:

	2015	2014

Federal tax at statutory rate	34.0%	34.0%
Permanent differences:
State income taxes, net of federal benefit	5.8%	5.8%
Gain/loss on extinguishment of debt	4.6%	-191.2%
Amortization of debt discount and accretion of debt	–	0.5%
Non-deductible entertainment	-0.1%	0.3%
Temporary differences:
Accrued liabilities and other	-0.1%	0.4%
Change in valuation allowance	-44.3%	150.5%
Total provision	-0.1%	0.4%

The major components of the deferred taxes are as follows at December 31:

	Asset (Liability)
	2015	2014
Current:
Reserves and accruals	$51,290	$309,724
Noncurrent:
Net operating losses	1,166,436	504,644
Valuation allowance	(1,217,726)	(814,368)
Net deferred tax asset	$–	$–

Based on federal tax returns filed or to be filed through December 31, 2015, we had available approximately $28,410,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards expire in 20 years for federal income tax reporting purposes.  For Federal income tax purposes, the net operating losses begin to expire in 2026.  State net operating loss carryforwards through December 31, 2015 are approximately $26,062,000 and have begun to expire.

F-18

With the finalization of our merger with FITT, we experienced a change in ownership as defined in Section 382 of the Internal Revenue Code. As a result, our net operating loss carryforwards for federal income tax reporting will be significantly limited based on the fair value of our Company on the date of change in ownership.  Such change is expected to provide benefit to us only upon the attainment of profitability.

Due to the Sky Rover and GX-Life transactions (Note 1) there has been a significant change in ownership. A change in ownership requires management to compute the annual limitation under Section 382 of the Internal Revenue Code. The amount of benefits we may receive from the operating loss carry forwards for income tax purposes is further dependent, in part, upon the tax laws in effect, our future earnings, and other future events, the effects of which cannot be determined.

During the years ended December 31, 2015 and 2014, our valuation allowance increased by $403,358 and $288,075, respectively.

The United States Federal return years 2011 through 2014 are still subject to tax examination by the United States Internal Revenue Service, however, we do not currently have any ongoing tax examinations. We are subject to examination by the California Franchise Tax Board for the years 2010 through 2013 and currently do not have any ongoing tax examinations.

15.              Gain (Loss) on Extinguishment of Debt

Gain (loss) on extinguishment of debts for the years ended December 31:

	2015	2014
Notes payable:
Settlement agreements – with common stock (Note 13)	$–	$(33,594)
Settlement agreements – without common stock (Note 10)	35,403	952,400
Write-off notes payable (Note 10)	20,000	–
Accounts payable and accrued expenses:
Settlement agreements – with common stock (Note 13)	2,089	142,876
Settlement agreements – without common stock	105,012	–
Write-off accounts payable and accrued expenses	102,319	–
Past-due Federal payroll taxes (Note 8)	54,000	–
Forgiveness of advances from former related party	15,000	–
Assignment of Asher note payable (Note 10)	–	(9,948)
	$333,823	$1,051,734

In 2015, prior to the closing of the Sky Rover SPA, we reached settlement agreements with numerous creditors holding $134,762 in accounts payable. In connection with the settlement agreements, we recorded gains on the extinguishment of debt in the amount of $105,012. In addition, we eliminated $102,319 in accounts payable and accrued expenses for which the statute of limitations for legal claims to be made for collections has passed.

16.              Agreements

Greenome Share Exchange Agreement

On May 6, 2014, we entered into a Share Exchange Agreement (“SEA”) with Greenome and agreed to sell to Greenome 80% of our outstanding common stock for a purchase price of $400,000. The SEA required that both Greenome and our Company meet certain conditions in order for a closing to take place. The SEA also required Greenome to make certain advance payments to us prior to the closing which were refundable under certain circumstances. Both parties eventually became aware that the closing conditions would be difficult to meet, and on September 19, 2014, we entered into a Financing Agreement with Greenome which also terminated the SEA.

On May 30, 2014, on behalf of Greenome, we entered into a stock purchase transaction with a significant shareholder for the purchase of 9,669,575 shares of our common stock. Per the agreement, we were to receive funds as indicated above from Greenome, and remit $125,000 of those funds to the shareholder in several tranches. The SEA was terminated as described above; however, the terms of the agreement were effectively transferred from Greenome to Sky Rover per the Sky Rover SPA (Note 3). Final payment to the shareholder was made in February 2015 and the shares of common stock were transferred in accordance with the agreements.

Greenome Financing Agreement

On September 19, 2014, we entered into a financing agreement with Greenome, whereby we agreed to raise up to $3.0 million through a private placement memorandum then loan these funds to a subsidiary of Greenome under a promissory note bearing interest at the rate of 10% per annum. The note would mature twelve months from its inception and be secured by the assets of Greenome. No funds have been raised to date.

F-19

In connection with the closing of the Sky Rover SPA, Greenome received 2,000,000 of our common shares as directed by Sky Rover and all obligations between our Company and Greenome, outside any future financing with Greenome, were deemed satisfied.

Mo Feng Yi Consulting Agreement

On November 24, 2015, we entered into a Consulting Agreement with Mo Feng Yi (“Consultant”), an individual with extensive contacts and business relationships in Asia. Under the agreement, which has a term of six (6) months, Consultant agreed to provide various business and market development services for our direct-selling business. The agreement required us to pay Consultant $200,000 in 2015 in two equal installments for services provided.

On February 23, 2016, we amended the agreement to provide for an additional payment of $100,000 in February 2016 for continued service.

Alicia Xie Geiser Consulting Agreement

On December 1, 2015 we entered into a Consulting Agreement with Alicia Xie Geiser (“Consultant”), an individual with extensive contacts and business relationships in Asia. Under the agreement, which has a term of six (6) months, Consultant agreed to provide various business and market development services for our direct-selling business. The agreement requires us to pay Consultant $10,000 per month. During 2015, we recorded a general and administrative expense of $10,000 in connection with this agreement.

17.              Subsequent Events

Private Consulting Group Consulting Agreement

On February 26, 2016, we entered into a Consulting Agreement with Private Consulting Group (“Consultant”) under which Consultant agreed to provide business and financial consulting services including advice and assistance with our capital market positioning and identifying prospective institutional purchasers for our equity securities. The agreement has a term of seven (7) months and requires that we pay Consultant $10,000 per month and issue Consultant 50,000 restricted shares of our common stock. During 2016, we will value the shares based on their fair market value on the date of issue and record a general and administrative expense in the appropriate amount.

iMatrix Software, Inc. Consulting Agreement

On February 17, 2016, we entered into a Consulting Agreement with iMatrix Software, Inc. (“Consultant”) under which Consultant agreed to provide services to assist in developing and expanding our direct-selling business. The agreement has a term of 3 months and requires that we pay Consultant $18,000 per month and issue Consultant 3,000 registered and free-trading shares of our common stock.

Mitchell Morrison Consulting Agreement

On April 1, 2016, we entered into a Consulting Agreement with Mitchell Morrison (“Consultant”) under which Consultant agreed to provide business and financial consulting services including advice and assistance with our capital market positioning and identifying prospective institutional purchasers for our equity securities. The agreement has no stated term, is cancellable by either party on 30 days’ notice, and requires that we pay Consultant $15,000 on execution of the agreement and $10,000 per month.

Employee Shares

During the three months ended March 31, 2016, four of our employees earned a total of 31,000 of our free-trading common shares in accordance with employment arrangements they have with our Company. We will value the shares at the fair market values over the period of time they were earned and will charge our results of operations accordingly.

Other Information

Subsequent to December 31, 2015, we arranged for the sale of 1,000,000 shares under the S-1 for a total of $3,500,000. In that regard, we have received $999,975 to date and we are in the process of finalizing the remaining paperwork and funding with respect to the sale. In addition, during the three months ended March 31, 2016, we have received approximately $1,770,000 from new members enrolled in our GX-Life direct-selling membership program.

F-20

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2016	2015
Assets:
Current Assets
Cash and cash equivalents	$1,916,675	$655,405
Due from employee	8,000	–
Inventories	1,583,336	–
Deposits for inventory	140,420	879,504
Deferred financing costs	48,784	14,489
Prepaid expenses	50,658	21,411
Total current assets	3,747,873	1,570,809
Property and equipment, net	572,888	249,325
Investment in Powerdyne	250,000	250,000
Service contract- related party, net	332,500	350,000
Other asset	19,359	19,359
Total assets	$4,922,620	$2,439,493

Liabilities and Shareholders’ (Deficit) Equity:
Current liabilities:
Accounts payable	$287,888	$326,700
Accrued expenses and deposits	164,488	138,677
Accrued compensation	222,640	211,905
Membership deposits and accrued benefits	3,359,986	10,020
Notes payable	1,000,000	1,050,000
Deferred revenue	11,350	600
Due to related parties	246,157	89,359
Total current liabilities	5,292,509	1,827,261
Total liabilities	5,292,509	1,827,261

Commitments and contingent liabilities

Shareholders’ (deficit) equity:
Preferred stock, $0.001 par value: 20,000,000 shares authorized, no shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively.
Common stock, $0.001 par value: 150,000,000 shares authorized, 47,631,133 and 47,533,029 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively.	47,631	47,533
Additional paid-in capital	6,281,402	6,007,601
Accumulated deficit	(6,698,922)	(5,442,902)
Total shareholders’ (deficit) equity	(369,889)	612,232
Total liabilities and shareholders’ (deficit) equity	$4,922,620	$2,439,493

See accompanying Notes to Consolidated Financial Statements.

F-21

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Revenue – related party commissions	$237,909	$–
Revenue – direct selling	10,250	–
Total revenue, net	248,159
Cost of product sales	1,250	–
Gross profit	246,909	–

Operating expenses:
Selling and marketing (includes stock-based expense of $85,695 and $65,000)	364,919	84,689
General and administrative (includes stock-based expense of $138,570 and zero)	1,113,467	56,053
Total operating expenses	1,478,386	140,742
Operating loss	(1,231,477)	(140,742)

Other (income) expense:
Interest expense, net	24,543	28,386
(Gain) on extinguishment of debt	–	(277,734)
Other expense, net	–	600
(Loss) income before income taxes	(1,256,020)	108,006
Provision for income taxes	–	–
Net (loss) income	$(1,256,020)	$108,006

Basic net (loss) income per common share	$(0.03)	$0.00
Diluted net (loss) income per common share	$(0.03)	$0.00
Weighted average number of common shares used in basic per share calculations	47,542,575	37,809,163
Weighted average number of common shares used in diluted per share calculations	47,542,575	39,498,560

See accompanying Notes to Consolidated Financial Statements.

F-22

GLOBAL FUTURE CITY HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(1,256,020)	$108,006
Adjustments to reconcile net (loss) income to net cash used in operating activities:
(Gain) on extinguishment of debt	–	(277,734)
Common stock issued for services rendered	85,965	65,000
Common stock issued for employee compensation	138,570	–
Depreciation and amortization	34,007	6,059
Changes in operating assets and liabilities:
Accounts receivable	–	51,256
Inventories	(844,252)	3,426
Prepaid and other	(37,248)	(12,581)
Accounts payable	(38,792)	(75,645)
Membership deposits and accrued benefits	3,349,966	–
Deferred revenue	10,750	–
Accrued expenses	39,396	36,879
Net cash provided by (used in) operating activities	1,482,342	(95,334)

Cash flows from investing activities:
Cash paid for property and equipment	(340,069)	–
Acquisition of Powerdyne EB-5 License	(25,000)	(150,000)
Net cash used in investing activities	(365,069)	(150,000)

Cash flows from financing activities:
Proceeds from the sale of common stock	–	3,000,000
Proceeds from capital contribution	–	150,000
Deposit received for proposed business combination	–	139,885
Shareholder payment for proposed business combination	–	(75,000)
Cash paid for deferred financing cost	(34,295)	–
Net advances from related party	206,162	(18,007)
Repayments of notes payable	(27,870)	–
Net cash provided by financing activities	143,997	3,196,878
Net increase in cash and cash equivalents	1,261,270	2,951,544
Cash and cash equivalents at beginning of period	655,405	155,271
Cash and cash equivalents at end of period	$1,916,675	$3,106,815
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,870	$437
Cash paid for income taxes	$–	$–
Supplemental disclosure of non-cash investing and financing activities:
Issuance of note payable to seller of Powerdyne	$–	$100,000
Issuance of stock for related party advances settlement	$49,364	$–

See accompanying Notes to Consolidated Financial Statements.

F-23

GLOBAL FUTURE CITY HOLDING INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

(UNAUDITED)

1.	Business Summary

We are a holding company focused in the areas of (i) consumer product sales (through a membership program) and the potential marketing and deployment of GX Coins in connection with our membership program, and (ii) EB-5 investments for foreign investors who are interested in acquiring lawful permanent residence in the United States.

For a more detailed description see “Description of Business”, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements of Global Future City Holding Inc. and its wholly owned subsidiaries have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP) for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. These interim period condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, certain amounts in the prior periods’ consolidated financial statements may have been reclassified to conform to the current period presentation.

Management may make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

We follow the guidance of ASC 820 – Fair Value Measurement and Disclosure. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our Company. Unobservable inputs are inputs that reflect our Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Our financial instruments consisted primarily of (level 1) accounts payable, accrued expenses and deposits, accrued compensation, membership deposits and accrued benefits, deferred revenue and notes payable. The carrying amounts of our financial instruments generally approximate their fair values due to the short term nature of these instruments.

Revenue Recognition

Revenue from product sales are recorded when the products are shipped and title passes to independent members. Net revenues are determined after deducting promotional and other allowances in accordance with ASC 605-50. Product sales to members are made pursuant to a member agreement that provides for transfer of both title and risk of loss upon our delivery to the carrier that completes delivery to the members. This is commonly referred to as “F.O.B. Shipping Point.” Amounts received for unshipped product are recorded as deferred revenue. Our sales arrangements do not contain right of inspection or customer acceptance provisions other than general rights of return. We estimate and accrue a reserve for product returns based on our return policies and historical experience, with the expense recorded as a reduction to revenue.

Cash receipts for enrollment packages include nonrefundable enrollment fees for all new members and an additional deposit for upgrading to VIP status if a member so chooses. The nonrefundable enrollment fee, is deferred and recognized over the term of the arrangement, generally twelve months.

F-24

The VIP status upgrade is a deposit which is repayable to a member either in cash, product or convertible into GX Coin. There is no revenue associated with the VIP status upgrade deposit initially; however, related party revenue is recognized on the commission earned when VIP members convert to GX-Coin. The VIP status upgrade earns reward status points that are also subject to repayment in cash or convertible into GX Coin. Pursuant to ASC 605-50 a cost and liability for amounts owed in cash or cash equivalents benefits under nondiscretionary loyalty programs should be accrued with a related contra-revenue, as by transferring the right to cash or cash equivalent benefits, the entity effectively reduces the revenue from conversions of VIP status and related accrued benefits to GX Coin.

The Company is currently evaluating potential changes to its direct selling program to ensure compliance with best practices. Accordingly, revenue recognition methodologies may change in future quarters based on the changes made to the program, if any.

Net Income (Loss) per Share

We present basic income (loss) per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. At March 31, 2016, we had no outstanding options or warrants to purchase any of our common shares, respectively. As of March 31, 2015, we had certain debt with conversion features, which was convertible into approximately 1,196,091 shares of common stock. We added these dilutive shares to the denominator and added back approximately $18,000 of related interest in the numerator for weighted average diluted earnings per share. As of March 31, 2016, we had convertible debt; however, the effects of the convertible debt would have been anti-dilutive due to a loss in the three months ended March 31, 2016.

Recently Issued Accounting Pronouncements Not Yet Adopted

In April 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-10, “Revenue from Contracts with Customers” (Topic 606): Identifying Performance Obligations and Licensing. The amendments add further guidance on identifying performance obligations and also to improve the operability and understandability of the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The updated standard will be effective for us beginning January 1, 2018. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, "Compensation—Stock Compensation” (Topic 718): Improvements to Employee Share-Based Payment Accounting. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The updated standard will be effective for us beginning January 1, 2018 and interim periods thereafter. Early application is permitted. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers” (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations by amending certain existing illustrative examples and adding additional illustrative examples to assist in the application of the guidance. The updated standard will be effective for us beginning January 1, 2018. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. We believe those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to our Company, or (iv) are not expected to have a significant impact on us.

3.	Inventories

Inventories consist of the following at:

	March 31, 2016	December 31, 2015
Finished Goods	$1,583,336	$–
Deposits on Inventory	140,420	879,504
	$1,723.756	$879,504

F-25

4.	Accrued Expenses

Accrued expenses consist of the following at:

	March 31, 2016	December 31, 2015
Accrued interest	$148,254	$126,512
Accrued royalties and commissions	11,346	11,366
Other	4,888	799
	$164,488	$138,677

5.	Accrued Compensation

Accrued compensation consist of the following at:

	March 31, 2016	December 31, 2015
Accrued salaries	$10,735	$–
Accrued payroll taxes – delinquent	211,905	211,905
	$222,640	$211,905

6.	Membership Deposits

Membership deposits and accrued benefits consist of the following at:

	March 31, 2016	December 31, 2015
Beginning balance	$10,020	$–
VIP membership deposits	3,679,727	10,000
Accrued member benefits	129,501	20
Less: member conversions to GX-Coin	(459,262)	–
Ending balance	$3,359,986	$10,020

7.	Notes Payable

Notes payable consists of the following at:

	March 31, 2016	December 31, 2015
Acquisition note – Powerdyne	$25,000	$50,000
Convertible promissory notes – debt acquisition	100,000	100,000
Notes payable – original bridge	120,000	120,000
Notes payable – bridge loan #1	330,000	355,000
Notes payable – bridge loan #2	175,000	175,000
Notes payable – bridge loan #3	250,000	250,000
	1,000,000	1,050,000
Less current portion	(1,000,000)	(1,050,000)
Long-term portion	$–	$–

Notes Payable Settlement Agreements

During the fourth quarter of 2014, we reached Settlement Agreements with most of our noteholders to restructure their notes. In the restructuring of our notes payable, which was one of our Company’s conditions for closing of the Sky Rover SPA, our noteholders agreed to a) forgo payment of nearly all of the interest which had been accrued but unpaid as of the dates of the each settlement agreement, b) a new interest rate of 10% per annum, c) a new maturity date of August 1, 2015, and d) a Company option to convert into free-trading shares of our common stock at any time our common stock has a closing bid price per share of $1.00 or more for 20 consecutive trading days after the closing of the SPA. Certain noteholders also agreed to relinquish shares of our common stock they received with their original notes, contingent upon the Sky Rover SPA closing which occurred subsequent to March 31, 2015. Because the shares were contingent upon the closing, and until then remain in the name and possession of the note holders, the shares were considered contingent consideration and will be accounted for upon transfer. In addition, holders of the convertible promissory notes – debt acquisition, notes payable – bridge loan #2 and notes payable – bridge loan #3 also agreed to forgo any additional principal payable under their notes. As a result of these settlements, we recorded gains on extinguishment of debt totaling $952,400 in 2014. After modification of the notes described above, all notes are now considered convertible.

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7.	Notes Payable (continued)

Convertible Promissory Notes – Debt Acquisition

During the first quarter of 2013 we entered into Debt Acquisition Agreements (“Debt Agreements”) with two parties affiliated with each other (the “Debt Funders”). Under the Debt Agreements, we issued convertible promissory notes totaling $150,000, $50,000 of which was subsequently converted to equity. The notes bear interest at 10% per annum and are repayable at two times the principal amount of the notes. Repayment is to be made by conversion into shares of our common stock based on a 20-day volume weighted average price with the minimum conversion price based on a market valuation for our company of $10 million the maximum based on a market valuation of $20 million. The due date by which the Debt Funders were to convert the notes is December 31, 2013, but such conversion has not yet been made. In December 2014 we entered into Settlement Agreements with the holders of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements. Accordingly, these notes are no longer convertible at the option of the holder.

Note Payable – Original Bridge

These notes payable were transferred to us from FTCY in November 2010 with all noteholders consenting to the transfer. The notes, which had an original face value totaling $245,000, bear interest from 10% to 12% per annum and are repayable from a pool of 10% of gross proceeds from the sales of the FITT Original product. In December 2013, a noteholder converted $75,000 of this debt to equity. Although we have received sales proceeds from FITT Original, no payments have been made to date on these notes payable. As such, the notes payable are in default and have been recorded as current liabilities in the accompanying Consolidated Balance Sheets for all periods presented. In 2014, we facilitated a share purchase agreement between Greenome and a significant shareholder. Per the terms of the agreement the Company was relieved of $50,000 in debt from the shareholder.

Note Payable – Bridge Loan #1

This debt arose from an offering we initiated in 2010 of up to $1.0 million of units of securities, each unit consisting of a 12% unsecured promissory note and 0.083 shares of the Company’s common stock for every dollar invested. In connection with this offering, we issued notes with face value totaling $580,000. During the three-month periods ended December 31, 2013 and March 31, 2014, respectively, noteholders converted $175,000 and $50,000 into equity, respectively. The notes were repayable 12 months from the date of issue and repayment was to come from a pool of 10% of cash receipts from the sales of the FITT Original product. Although we have received sales proceeds from FITT Original, no payments have been made to date on these notes payable. In the fourth quarter of 2014, we entered into Settlement Agreements with the holders of $345,000 face value of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements.

Note Payable – Bridge Loan #2

In November 2011, we initiated a Bridge Loan offering of up to $1.0 million of units of securities, each unit consisting of a 10% convertible promissory note (interest rate increasing to 18% upon an event of default) and 5.5 shares of our common stock for every dollar invested with repayment to be made at two times the principal amount of the notes. The notes mature at various dates, all of which are within twelve months of the date of issuance. In connection with this offering, we issued notes with principal amounts totaling $255,000 (repayment amounts totaling $510,000). During the three-month period ended December 31, 2013, $160,000 in repayment amounts were converted to equity. In the event we file a registration statement with the SEC and it is declared effective, we have the option to repay the original principal plus accrued interest in shares of our common stock calculated at the offering price within the registration. No payments have been made to date on these notes payable.

The additional principal of $255,000 was accreted over the respective term of each of the notes. We also recorded an initial discount on the notes of $11,275 based on the estimated fair market value of our common shares on the date of issuance. As of March 31, 2015 and December 31, 2014, there was no remaining unamortized discount. In the fourth quarter of 2014 we entered into Settlement Agreements with the holders of $150,000 face value of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements.

Note Payable – Bridge Loan #3

In December 2012, we initiated a Bridge Loan offering of up to $1.0 million of units of securities, each unit consisting of a 10% convertible promissory note (interest rate increasing to 18% upon an event of default). During the second quarter of 2013, we issued a note with face value totaling $250,000 in connection with the offering and received proceeds of $225,000. The note is repayable at two times the principal amount of the note (repayment amount of $500,000) and matured June 30, 2013. We have the option to repay the note in cash, shares of common stock of the merged entity, or a combination of cash and shares of common stock. Any portion of payment made in shares of our common stock are to be valued at the 20-day volume weighted adjusted market price of the stock of the merged entity. No payments have been made to date on these notes payable.

We recorded an initial discount of $25,000 on this note which we amortized through June 30, 2013, the effective maturity date of the note. The additional principal of $250,000 was accreted through the effective maturity date of June 30, 2013. In the fourth quarter of 2014, we entered into Settlement Agreements with the holder of these notes, with the same terms as described under the above caption Notes Payable Settlement Agreements, with the exception that the modified note does not contain a conversion option.

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8.	Related Parties

Amounts due to related parties consist of the following at:

	March 31, 2016	December 31, 2015
Advances from CFO	$37,988	$89,359
Conversion payable to Great Coin	91,852	–
Advances from Great Coin	116,318	–
	$246,157	$89,359

9.	Capital Stock

Common Stock

In connection with the closing of the SPA with Sky Rover, the Company’s newly-appointed CEO Mr. Lei Pei purchased 6,000,000 newly-issued shares of common stock of the Company for $3,000,000 in cash in a separate transaction that closed on March 30, 2015.

During the three months ended March 31, 2016 and 2015, the Company issued 53,000 and 250,000 shares of common stock for consulting services rendered and recorded stock-based expense of $138,570 and $65,000, respectively.

During the three months ended March 31, 2016 and 2015, the Company issued 31,000 free-trading shares and no shares of common stock for employee services rendered and recorded stock-based compensation of $85,965 and zero, respectively.

During the three months ended March 31, 2016, the Company issued 14,104 free-trading shares of common stock for a debt settlement.

Contributed Capital

During the three months ended March 31, 2015, the Company’s former Chief Executive Officer, Michael Dunn and its former Controller forgave accrued compensation due to each of them. As a result, the Company recorded contributed capital of $1,673,774 during this period.

On March 31, 2015, Mr. Lei Pei paid $25,000 to sellers of Powerdyne in connection with the required payment due April 1, 2015. Mr. Pei was not issued a note or shares of common stock and as a result, the Company recorded this amount as contributed capital in the accompanying consolidated financial statements as of March 31, 2015.

The Sky Rover stock purchase transaction closed April 17, 2015. Accordingly, we have recorded all previous advances from Sky Rover as additional paid-in capital as of March 31, 2015.

10. Subsequent Events

On May 8, 2015, we filed a Form S-1 Registration Statement under the Securities Act of 1933 (“S-1”) with the SEC for the initial registration of 10 million shares of our common stock, and on July 6, 2015, the S-1 was declared effective by the SEC. On October 8, 2015, we submitted a Post-Effective Amendment No. 1 to our S-1 incorporating the new information resulting from the GX-Life Transactions and resignation of our former CEO, Lei Pei. The Post-Effective Amendment No. 1 was declared effective by the SEC on October 19, 2015. On December 2, 2015, we submitted a Post-Effective Amendment No. 2 to our S-1 incorporating certain information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, that was filed with the SEC on November 17, 2015. The Post-Effective Amendment No. 2 was declared effective by the SEC on December 22, 2015. On May 4, 2016, we submitted a Post-Effective Amendment No. 3 to our S-1 incorporating certain information contained in our Annual Report on Form 10-K for the year ended December 31, 2015, including changes in circumstances involving the deployment of GX Coin. The offering is priced at $3.50 per share. Subsequent to March 31, 2015, the Company received written and verbal commitments to purchase 1,000,000 shares under the S-1 for a total of US$3,500,000. However, prior to the S-1 becoming ineffective, the Company sold 759,453 shares under the S-1 for US$2,658,085.50. The remaining commitment is considered unsold until the S-1 is declared effective again by the SEC and the Company receives the appropriate documents and funds are received.

On June 3, 2016 (the “Filing Date”), Kevin McAllister (“Claimant”) filed a claim (the “Action”) against the Company and its CFO and director, Michael Dunn, as an individual (collectively, the “Defendants”), for (i) breach of contract and (ii) fraud with the Superior Court of California, County of Orange, in Santa Ana, California. Claimant alleges that he entered into a written contract, a convertible promissory note (the “McAllister Note”), with the Company on or around December 4, 2014, but that the Company breached the McAllister Note by failing to make certain payments owed to Claimant under the terms of the note. Claimant is also alleging that Defendants agreed to perform its duties under the McAllister Note, but because Defendants have not performed or paid Claimant yet, Claimant alleges that Defendants never intended to pay the amounts owed under the McAllister Note. Furthermore, Claimant alleges that the Company has misrepresented information in its financial statements that the McAllister Note (and other debt), has or will be paid, when the Company allegedly refuses to pay such note (and other debt). Claimant is seeking approximately $182,583.26 in damages as well as costs of collection, attorney’s fees, punitive damages, and expenses.

On June 30, 2016, the Claimant and Defendants entered into a settlement agreement (the “Settlement Agreement”) whereby the Company agreed to pay Claimant $160,000 (the “Settlement Amount”) in full satisfaction of any and all claims related to the Action. The Settlement Amount was paid to Claimant on July 1, 2016. On July 7, 2016, a Request for Dismissal to dismiss the entire Action against the Defendants from all causes of action was filed with prejudice in the Superior Court of California, County of Orange, in Santa Ana, California. Although the Company settled the Action with Claimant, the Company believes that Claimant’s lawsuit was without merit.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$4,067
Accounting fees and expenses	$7,500
Legal fees and expenses	$75,000
Printing expenses	$0
Miscellaneous fees and expenses	$10,000
Total	$96,567

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)          is not liable pursuant to Nevada Revised Statute 78.138, or

(b)          acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)          is not liability pursuant to Nevada Revised Statute 78.138; or

(b)          acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)          the creation of a trust fund;

(b)          the establishment of a program of self-insurance;

(c)          the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)          the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)          by the stockholders;

(b)          by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)          if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)          if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

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Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

Officers and directors shall have no personal liability to the corporation of its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

On January 20, 2015, we entered into consulting agreements with four (4) consultants, whereby we issued each consultant 50,000 shares of our common stock, for a total of 200,000 shares, for services rendered.

On January 28, 2015, we entered into consulting agreements with a consultant, whereby we issued the consultant 100,000 shares of our common stock for services rendered.

On March 30, 2015, we entered into a subscription agreement with an accredited investor pursuant to which the investor purchased 6,000,000 shares of our common stock for a total purchase of $3,000,000 ($0.50 per share).

On April 17, 2015, the Board approved the issuance of 3,371,351 shares of our common stock in connection with the closing of the Sky Rover SPA, for which we received proceeds of $400,000.

On April 17, 2015, the Board approved the issuance of 10,000 shares of our common stock to a service provider in exchange for $18,470, representing the debt owed to the service provider.

On April 17, 2015, the Board approved the issuance of 123,268 shares of our common stock to a note holder that elected to convert a $55,000 convertible promissory note held in the note holder’s name.

On August 24, 2015, the Board approved the issuance of 15,000 shares of our common stock to a service provider in exchange for $29,995, representing the debt owed to the service provider.

During the three months ended March 31, 2016 and 2015, the Company issued 53,000 and 250,000 shares of common stock for consulting services rendered and recorded stock-based expense of $138,570 and $65,000, respectively.

In connection with the above stock issuances, we did not pay any underwriting discounts or commissions. None of the sales or issuances of securities described or referred to above was registered under the Securities Act. We had or one of our affiliates had a prior business relationship with each person or entity above, and no general solicitation or advertising was used in connection with the sales or issuances. In making the sales or issuances without registration under the Securities Act, we relied upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

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ITEM 16. Exhibit Index

2.1	Agreement and Plan of Merger by and among Snocone Systems Inc., WYD Acquisition Corp. and Who’s Your Daddy, Inc., dated April 1, 2005 (1)
2.2	Merger and Reorganization Agreement, dated June 18, 2013, by and between FITT Highway Products, Inc. and F.I.T.T. Energy Products, Inc. (2)
2.3	Merger Agreement and Articles of Merger, with an effective date of October 29, 2014, by and between FITT Highway Products, Inc. and Global Future City Holding Inc. (3)
3.1	Amended and Restated Articles of Incorporation, dated December 4, 2001 (4)
3.2	Amended and Restated Bylaws, dated December 4, 2001 (4)
3.3	Amended and Restated Articles of Incorporation, dated April 27, 2005 (5)
3.4	Amended and Restated Articles of Incorporation, dated June 1, 2010 (6) (7)
5.1	Opinion of Horwitz + Armstrong, A Professional Law Corporation, regarding the legality of the securities being registered *
10.1	Employment Agreement with Michael R. Dunn dated August 24, 2009 (8)
10.2	Employment Agreement with Robert E. Crowson, Jr. dated August 24, 2009 (8)
10.3	Share Exchange Agreement, dated May 6, 2014, by and between FITT Highway Products, Inc. and Greenome Development Group, Inc. (9)
10.4	Stock Purchase Agreement, dated September 19, 2014, by and between FITT Highway Products, Inc. and Sky Rover Holdings, Ltd. (10)
10.5	Financing Agreement, dated September 19, 2014, by and between FITT Highway Products, Inc. and Greenome Development Group, Inc. (10)
10.6	First Amendment to Stock Purchase Agreement between Global Future City Holding Inc. and Sky Rover Holdings, Ltd., dated February 17, 2015 (11)
10.7	Membership Interest Purchase and Sale Agreement by and between Global Future City Holding Inc. and Powerdyne, Inc., dated March 26, 2015 (12)
10.8	Second Amendment to Stock Purchase Agreement executed by and between Global Future City Holding Inc. and Sky Rover Holdings, Ltd., dated April 17, 2015 (13)
10.9	Resignation Agreement by and between Global Future City Holding Inc. and Lei Pei, dated August 17, 2015 (14)
10.10	Resignation Agreement by and between Global Future City Holding Inc. and Xiang Ling Yun, dated August 17, 2015 (14)
10.11	Resignation Agreement by and between Global Future City Holding Inc. and Junfei Ren, dated August 17, 2015 (14)
10.12	Share Exchange Agreement by and between GX-Life Global, Inc., GX-Life Global Shareholders, Global Modern Enterprise Limited and Global Future City Holding Inc., dated October 2, 2015 (15)
10.13	Private Stock Purchase Agreement between Exchange Agreement between Future Continental Limited, Discover Future Limited, Global Future Development Limited and the shareholders of Global Modern Enterprise Limited, dated October 2, 2015 (15)
10.14	Software License and Services Agreement by and between GX-Life Global, Inc. and Great Coin, Inc., dted February 17, 2016 (16)
10.15	Amendment and Restatement to Software License and Services Agreement (Access and Services Agreement) by and between GX-Life Global, Inc. and Great Coin, Inc., dated June 30, 2016*

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14.1	Amended and Restated Code of Conduct and Ethics, dated November 11, 2015 (17)
21.1	List of Subsidiaries *
23.1	Consent of dbbmckennon *
23.2	Consent of Horwitz + Armstrong, A Professional Law Corporation (included in Exhibit 5.1) *
24.1	Power of Attorney (18)
99.1	Audit Committee Charter, dated November 11, 2015 (17)
99.2	Nominations and Governance Committee Charter, dated November 11, 2015 (17)
99.3	Compensation Committee Charter, dated November 11, 2015 (17)
99.4	Insider Trading Policy, dated November 11, 2015 (17)
99.5	Principles of Corporate Governance, dated November 11, 2015 (17)
101.INS	XBRL Instance Document *
101.SCH	XBRL Schema Document *
101.CAL	XBRL Calculation Linkbase Document *
101.DEF	XBRL Definition Linkbase Document *
101.LAB	XBRL Label Linkbase Document *
101.PRE	XBRL Presentation Linkbase Document *
*	Filed concurrently herewith
(1)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 7, 2005.
(2)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on June 19, 2013.
(3)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on October 29, 2014.
(4)	Incorporated by reference from our Registration Statement on Form 10SB filed with the Commission on January 18, 2002.
(5)	Incorporated by reference from our Schedule 14C Definitive Information Statement file with the Commission on June 28, 2005.
(6)	Incorporated by reference from our Schedule 14C Definitive Information Statement file with the Commission on June 21, 2010.
(7)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on July 21, 2010.
(8)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on August 26, 2009.
(9)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on May 9, 2014.
(10)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on September 23, 2014.
(11)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on February 20, 2015.
(12)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on March 30, 2015.
(13)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 20, 2015.
(14)	Incorporated by reference form our Quarterly Report on Form 10-Q filed with the Commission on September 9, 2015.
(15)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on October 8, 2015.
(16)	Incorporated by reference from our Annual Report on Form 10-K filed with the Commission on April 13, 2016
(17)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on November 17, 2015
(18)	Incorporated by reference from our Registration Statement on Form S-1 filed with the Commission on May 8, 2015

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California on July 22, 2016.

Global Future City Holding Inc.

/s/ Ning Liu
By: Ning Liu
Chief Executive Officer, President and Chairman of the Board of Directors

/s/ Michael R Dunn
By: Michael R. Dunn
Chief Financial Officer, Chief Operating Officer, Treasurer, Secretary, and Director

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